Exhibit 4.3

SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 22, 2021 (this “Amendment”), is entered into among SunCoke Energy, Inc., a Delaware corporation (the “Parent”), the Subsidiary Guarantors party hereto, the Lenders party hereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement (as defined below).

RECITALS

A.    The Borrowers from time to time party thereto, the Lenders from time to time party thereto and the Administrative Agent are party to that certain Second Amended and Restated Credit Agreement, dated as of August 5, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B.    The Borrowers have requested the Lenders amend the Credit Agreement as set forth below.

C.    In consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows.

AGREEMENT

1.    Amendments to Credit Agreement. Upon the Second Amendment Effective Date:

(a)    The Credit Agreement (but not the Schedules and Exhibits thereto) is hereby amended and restated in its entirety to read as set forth on Annex A attached hereto, with deleted text indicated with stricken text and added text indicated with double-underlined text.

(b)    Each of Schedules 1.1A, 7.2(d), 7.3 and 7.8 to the Credit Agreement is hereby amended and restated in its entirety to read as Schedule 1.1A, 7.2(d), 7.3 or 7.8, respectively, attached hereto.

(c)    A new Schedule 7.11 is hereby added to the Credit Agreement to read as Schedule 7.11 attached hereto.

2.    Effectiveness; Conditions Precedent. This Amendment shall be effective on the first date on which each of the conditions set forth in this Section 2 has been satisfied or waived (such date, the “Second Amendment Effective Date”):

(a)    Receipt by the Administrative Agent of copies of this Amendment duly executed by each Loan Party and each Lender.

(b)    Receipt by the Administrative Agent of the following, in form and substance reasonably satisfactory to the Administrative Agent:

(i)    a certification from a Responsible Officer of each Loan Party either (x) stating that there have been no changes to the organization documents delivered to the Administrative Agent as of the Closing Date (or the First Amendment Effective Date, if applicable) or (y) attaching copies of then current organizational documents and, in each case, stating that such organization documents are in full force and effect as of the Second Amendment Effective Date;

(ii)    any such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and approving and adopting this Amendment, approving the transactions contemplated herein and authorizing the execution and delivery of this Amendment; and

(iii)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(c)    Receipt by the Administrative Agent of opinions of legal counsel to the Loan Parties relating to this Amendment, in form and substance reasonably satisfactory to the Administrative Agent.

(d)    Receipt by the Administrative Agent of reasonably satisfactory evidence that, substantially concurrently with the occurrence of the Second Amendment Effective Date, the 2017 Senior Note Indenture (as defined in the Credit Agreement prior to giving effect to this Amendment) shall have been discharged.

(e)    Substantially concurrently with the occurrence of the Second Amendment Effective Date, the Parent shall have issued the 2021 Senior Notes in an aggregate principal amount of at least $500,000,000.

(f)    Receipt by the Administrative Agent of a true, correct and complete copy of the 2021 Senior Note Indenture.

(g)    Receipt by the Administrative Agent of the Intercreditor Agreement duly executed by the Loan Parties, the Administrative Agent and the 2021 Senior Note Trustee, in form and substance reasonably satisfactory to the Administrative Agent.

(h)    (i) Receipt by the Administrative Agent, for the account of each Lender, of all agreed upfront fees and (ii) payment to the Administrative Agent (or a designated affiliate thereof) of all other agreed upon fees in connection with this Amendment.

(i)    Payment by the Loan Parties of all reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent in connection with this Amendment (directly to such counsel if requested by the Administrative Agent) provided for in Section 10.5 of the Credit Agreement, to the extent invoiced at least one (1) Business Day prior to the Second Amendment Effective Date.

(j)    If any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver a Beneficial Ownership Certification in relation to that Borrower, to the extent requested by any Lender.

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3.    Redesignation of SXCP and FinCo.

(a)    The parties hereto hereby agree and acknowledge that SunCoke Energy Partners, L.P., a Delaware limited partnership (“SXCP”), no longer exists as of the date hereof.

(b)    Pursuant to Section 2.25(b) of the Credit Agreement, the Parent hereby terminates the status of each of SXCP and SunCoke Energy Partners Finance Corp., a Delaware corporation (“FinCo”), as a “Borrower” under the Credit Agreement to be effective as of the Second Amendment Effective Date. Effective as of the Second Amendment Effective Date, each of SXCP and FinCo is hereby released from all of its liabilities and obligations as a Borrower under the Credit Agreement. This Section 3 constitutes notice from the Administrative Agent to the Lenders of such termination of SXCP’s and FinCo’s respective status as a “Borrower”.    For the avoidance of doubt, FinCo shall remain a Guarantor, Subsidiary Guarantor and Grantor under the Credit Agreement and the other Loan Documents.

4.    Exiting Lenders. Each entity executing this Amendment under the heading “Exiting Lenders”, in its capacity as an existing Lender under the Credit Agreement (an “Exiting Lender”), is signing this Amendment for the sole purpose of amending the Credit Agreement and assigning its Commitments and outstanding Loans to the other Lenders party hereto. On the Second Amendment Effective Date, the outstanding Loans and Commitments of such Exiting Lender under the Credit Agreement shall be fully assigned at par to the other Lenders party hereto to the extent necessary such that after giving effect thereto, the Commitments (and related Loans) shall be held by the Lenders that are not Exiting Lenders according to Schedule 1.1A hereto, provided that interest and fees that have accrued for the account of such Exiting Lender prior to the Second Amendment Effective Date will be paid to such Exiting Lender, and such Exiting Lender shall cease to be a Lender under the Credit Agreement as of the Second Amendment Effective Date. The assignment effected by this Section shall be an assignment for all purposes of the Credit Agreement and be deemed to have been consummated in accordance with Section 10.6 of the Credit Agreement.

5.    New Lender.

(a)    The Lender executing this Amendment as a “New Lender” (the “New Lender”) (i) represents and warrants that (A) it has full power and authority, and has taken all action necessary, to execute and deliver this Amendment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (B) it meets the requirements to be an Assignee under Section 10.6 of the Credit Agreement, (C) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Amendment, (D) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Amendment, and (E) it is not and will not be (1) an employee benefit plan subject to Title I of ERISA, (2) a plan or account subject to Section 4975 of the Code, (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code, or (4) a “governmental plan” within the meaning of ERISA; and (ii) agrees that (A) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (B) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

(b)    Each Borrower agrees that, as of the Second Amendment Effective Date, the New Lender shall (i) be a party to the Credit Agreement and the other Loan Documents, (ii) be a “Lender” for all purposes of the Credit Agreement and the other Loan Documents, and (iii) have the rights and obligations of a Lender under the Credit Agreement and the other Loan Documents.

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(c)    The applicable address, facsimile number and electronic mail address of the New Lender for purposes of Section 10.2 of the Credit Agreement are as set forth in the New Lender’s Administrative Questionnaire delivered by the New Lender to the Administrative Agent on or before the Second Amendment Effective Date or such other address, facsimile number and electronic mail address as shall be designated by the New Lender in a notice to the Administrative Agent.

6.    Re-Allocation. On the Second Amendment Effective Date, the Loans and Commitments made by the Lenders under the Credit Agreement shall be assigned, re-allocated and restated, as the Administrative Agent may deem necessary, among the Lenders so that, and Loans and Commitments shall be made by the Lenders so that, as of the Second Amendment Effective Date, the respective Revolving Commitments of the Lenders shall be as set forth on Schedule 1.1A attached hereto. The Administrative Agent and the Lenders hereby waive any notice period requirements set forth in Section 2.2 or Section 2.10 of the Credit Agreement or otherwise set forth in the Credit Agreement with respect to any borrowings, prepayments or re-allocations of Loans and Commitments to occur on the Second Amendment Effective Date in connection with the transactions contemplated by this Amendment. Each Lender party hereto waives any “breakage” costs that it would otherwise be entitled to pursuant to Section 3.5 of the Credit Agreement solely as a result of the foregoing.

7.    Authority/Enforceability. Each Loan Party represents and warrants as follows:

(a)    It has taken all necessary corporate or organizational action to authorize the execution, delivery and performance of this Amendment.

(b)    This Amendment has been duly executed and delivered by such Loan Party and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights or remedies generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(c)    No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by such Loan Party of this Amendment.

(d)    The execution and delivery of this Amendment does not (i) contravene the terms of its organization documents or (ii) violate any Requirement of Law applicable to such Loan Party.

8.    Miscellaneous.

(a)    The Credit Agreement (as amended hereby) and the obligations of the Loan Parties thereunder and under the other Loan Documents are hereby ratified and confirmed and shall remain in full force and effect according to their terms. In furtherance of the foregoing, as security for the payment or performance, as the case may be, in full of the Obligations, each Loan Party hereby collaterally assigns and pledges to the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest in all of such Loan Party’s right, title or interest in, to and under all Pledged Collateral and all Article 9 Collateral (each as defined in the Guarantee and Collateral Agreement). This Amendment shall not be deemed or

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construed to be a satisfaction, reinstatement, novation or release of any Loan Document or a waiver by the Administrative Agent or any Lender of any rights and remedies under the Loan Documents, at law or in equity.

(b)    The Loan Parties represent and warrant to the Administrative Agent and the Lenders that (i) after giving effect to this Amendment, the representation and warranties of any Loan Party in or pursuant to the Loan Documents are true and correct in all material respects on and as of the date hereof (except to the extent (A) any such representations and warranties relate, by their terms, to a specific date, in which case such representations and warranties are true and correct in all material respects on and as of such specific date and (B) any such representations and warranties are qualified by materiality, in which case such representations and warranties are true and correct in all respects), and (ii) after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

(c)    This Amendment shall constitute a Loan Document.

9.    Termination Provision. To the extent that the Second Amendment Effective Date has not occurred by the fifteenth Business Day following the date of this Amendment, this Amendment shall terminate and be of no further force and effect.

10.    Counterparts/Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts of this Amendment by telecopy or other secure electronic format (.pdf) shall be effective as an original.

11.    GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

PARENT AND BORROWER:	SUNCOKE ENERGY, INC.,
a Delaware corporation

	By:	/s/ Allison S. Lausas
Name: Allison S. Lausas
Title: Interim Senior Vice President, Chief Financial Officer and Controller

SUNCOKE ENERGY, INC.

SECOND AMENDMENT TO CREDIT AGREEMENT

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

	By:	/s/ Lisa Berishaj
Name: Lisa Berishaj
Title: Assistant Vice President

SUNCOKE ENERGY, INC.

SECOND AMENDMENT TO CREDIT AGREEMENT

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender

	By:	/s/ Jonathan M. Phillips
Name: Jonathan M. Phillips
Title: Senior Vice President

SUNCOKE ENERGY, INC.

SECOND AMENDMENT TO CREDIT AGREEMENT

BMO HARRIS BANK N.A., as a Lender

By:	/s/ Jason Deegan
Name: Jason Deegan
Title: Director

SUNCOKE ENERGY, INC.

SECOND AMENDMENT TO CREDIT AGREEMENT

CITIBANK, N.A., as a Lender

By:	/s/ Sumeet Singal
Name: Sumeet Singal
Title: Vice President

SUNCOKE ENERGY, INC.

SECOND AMENDMENT TO CREDIT AGREEMENT

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Jacob Elder
Name: Jacob Elder
Title: Authorized Signatory

SUNCOKE ENERGY, INC.

SECOND AMENDMENT TO CREDIT AGREEMENT

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Mikhail Faybusovich
Name: Mikhail Faybusovich
Title: Authorized Signatory

By:	/s/ Christopher Zybrick
Name: Christopher Zybrick
Title: Authorized Signatory

SUNCOKE ENERGY, INC.

SECOND AMENDMENT TO CREDIT AGREEMENT

NEW LENDER:	MORGAN STANLEY BANK, N.A.,
as a New Lender

	By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

SUNCOKE ENERGY, INC.

SECOND AMENDMENT TO CREDIT AGREEMENT

EXITING LENDERS:	ABN AMRO CAPITAL USA LLC,
as an Exiting Lender

	By:	/s/ Amit Wynalda
Name: Amit Wynalda
Title: Executive Director

	By:	/s/ Jaime Matos
Name: Jamie Matos
Title: Director

SUNCOKE ENERGY, INC.

SECOND AMENDMENT TO CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A., as an Exiting Lender

By:	/s/ James Shender
Name: James Shender
Title: Executive Director

SUNCOKE ENERGY, INC.

SECOND AMENDMENT TO CREDIT AGREEMENT

Each of the undersigned (a) affirms all of its obligations under that certain Second Amended and Restated Guarantee and Collateral Agreement, dated as of August 5, 2019, among each of the undersigned and the Administrative Agent in connection with the Credit Agreement as amended by this Amendment and (b) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge the Guarantors’ obligations under the Second Amended and Restated Guarantee and Collateral Agreement. In furtherance of the foregoing, as security for the payment or performance, as the case may be, in full of the Obligations, each of the undersigned Loan Parties hereby collaterally assigns and pledges to the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest in all of such Loan Party’s right, title or interest in, to and under all Pledged Collateral and all Article 9 Collateral (each as defined in the Guarantee and Collateral Agreement).

GUARANTORS:

CEREDO LIQUID TERMINAL, LLC, a Delaware limited liability company

CMT LIQUIDS TERMINAL, LLC, a Delaware limited liability company

ELK RIVER MINERALS CORPORATION, a Delaware corporation

FF FARM HOLDINGS LLC, a Delaware limited liability company

GATEWAY ENERGY & COKE COMPANY, LLC, a Delaware limited liability company

HAVERHILL COKE COMPANY LLC, a Delaware limited liability company

INDIANA HARBOR COKE COMPANY, a Delaware corporation

INDIANA HARBOR COKE CORPORATION, an Indiana corporation

JEWELL COAL AND COKE COMPANY, INC., a Virginia corporation

JEWELL COKE ACQUISITION COMPANY, a Virginia corporation

By:	/s/ Allison S. Lausas
Name: Allison S. Lausas
Title: Vice President and Controller

SUNCOKE ENERGY, INC.

SECOND AMENDMENT TO CREDIT AGREEMENT

JEWELL COKE COMPANY, L.P.,

a Delaware limited partnership

By: Jewell Coke Acquisition Company, its general partner

By:	/s/ Allison S. Lausas
Name: Allison S. Lausas
Title: Vice President and Controller

JEWELL RESOURCES CORPORATION,

a Virginia corporation

KANAWHA RIVER TERMINALS, LLC,

a Delaware limited liability company

MARIGOLD DOCK, INC.,

a Delaware corporation

MIDDLETOWN COKE COMPANY, LLC,

a Delaware limited liability company

RAVEN ENERGY LLC,

a Delaware limited liability company

SUN COAL & COKE LLC,

a Delaware limited liability company

SUNCOKE LAKE TERMINAL LLC,

a Delaware limited liability company

SUNCOKE LOGISTICS LLC,

a Delaware limited liability company

SUNCOKE TECHNOLOGY AND DEVELOPMENT LLC,

a Delaware limited liability company

DISMAL RIVER TERMINAL, LLC,

a Delaware limited liability company

By:	/s/ Allison S. Lausas
Name: Allison S. Lausas
Title: Vice President and Controller

SUNCOKE ENERGY, INC.

SECOND AMENDMENT TO CREDIT AGREEMENT

SUNCOKE ENERGY SOUTH SHORE LLC,

a Delaware limited liability company

By: Sun Coal & Coke LLC, its sole member

By:	/s/ Allison S. Lausas
Name: Allison S. Lausas
Title: Vice President and Controller

SUNCOKE ENERGY PARTNERS FINANCE CORP.,

a Delaware corporation

By:	/s/ Allison S. Lausas
Name: Allison S. Lausas
Title: President

SUNCOKE ENERGY, INC.

SECOND AMENDMENT TO CREDIT AGREEMENT

Annex A

Amended Credit Agreement

See attached.

Deal CUSIP :	86722CAH2
Revolver CUSIP:	86722CAJ8

Annex A

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

among

SUNCOKE ENERGY, INC.~~, SUNCOKE ENERGY PARTNERS, L.P.,~~

and

CERTAIN OTHER SUBSIDIARIES OF SUNCOKE ENERGY, INC.,

as joint and several Borrowers,

The Several Lenders from Time to Time Parties Hereto,

~~ABN AMRO CAPITAL USA LLC,~~

~~as Syndication Agent,~~

BMO HARRIS BANK N.A.,

as ~~Documentation~~Syndication Agent,

and

BANK OF AMERICA, N.A.,

as Administrative Agent

Dated as of August 5, 2019

BOFA SECURITIES, INC.~~,~~

~~ABN AMRO SECURITIES (USA) LLC, and~~

and

BMO ~~CAPITAL MARKETS~~HARRIS BANK N.A.,

as Joint Lead Arrangers and Joint Bookrunners

4.3	Existence; Compliance with Law	76
4.4	Power; Authorization; Enforceable Obligations	77
4.5	No Legal Bar	77
4.6	Litigation	77
4.7	No Default	77
4.8	Ownership of Property	78
4.9	Intellectual Property	78
4.10	Taxes	78
4.11	Federal Regulations	78
4.12	Labor Matters	78
4.13	ERISA	79
4.14	Investment Company Act; Other Regulations	79
4.15	Subsidiaries	79
4.16	Use of Proceeds	79
4.17	Environmental Matters	79
4.18	Accuracy of Information, etc	80
4.19	Security Documents	80
4.20	Solvency	81
4.21	OFAC	81
4.22	Anti-Corruption Laws	81
4.23	EEA Financial Institution	81
4.24	Flood Insurance	81

Section 5 CONDITIONS PRECEDENT		82

5.1	Conditions to Initial Extension of Credit	82
5.2	Conditions to Each Extension of Credit	84

Section 6 AFFIRMATIVE COVENANTS		85

6.1	Financial Statements	85
6.2	Certificates; Other Information	85
6.3	[Reserved]	87
6.4	Maintenance of Existence; Compliance	87
6.5	Maintenance of Property; Insurance	87
6.6	Inspection of Property; Books and Records	88
6.7	Notices	88
6.8	Environmental Laws	89
6.9	Additional Collateral, etc	89
6.10	Payment of Taxes	91
6.11	Designation of Subsidiaries	91
6.12	Anti-Corruption Laws	92
6.13	Deposit Accounts	92

Section 7 NEGATIVE COVENANTS		92

7.1	Financial Condition Covenants	92
7.2	Indebtedness	92
7.3	Liens	95
7.4	Fundamental Changes	97
7.5	Disposition of Property	97
7.6	Restricted Payments	99
7.7	[Reserved]	100
7.8	Investments	100

7.9	Modifications of Certain Debt Instruments	102
7.10	Transactions with Affiliates	102
7.11	Sales and Leasebacks	103
7.12	Changes in Fiscal Periods	103
7.13	Restrictive Agreements	104
7.14	Lines of Business	105
7.15	Amendments to Transaction Documents	105
7.16	Sanctions	105
7.17	Anti-Corruption Laws	105

Section 8 EVENTS OF DEFAULT AND REMEDIES		106

8.1	Events of Default	106
8.2	Remedies Upon Event of Default	108
8.3	Application of Funds	108

Section 9 THE AGENTS		109

9.1	Appointment	109
9.2	Delegation of Duties	110
9.3	Exculpatory Provisions	110
9.4	Reliance by Administrative Agent	111
9.5	Notice of Default	111
9.6	Non-Reliance on Agents and Other Lenders	111
9.7	Indemnification	112
9.8	Agent in Its Individual Capacity	112
9.9	Successor Administrative Agent	112
9.10	No Other Duties, Etc	113
9.11	Administrative Agent May File Proofs of Claim; Credit Bidding	113
9.12	ERISA Matters	114
9.13	Specified Swap Agreements, Specified Cash Management Agreements and Specified Bilateral Letters of Credit	115

Section 10 MISCELLANEOUS		115

10.1	Amendments and Waivers	115
10.2	Notices	120
10.3	No Waiver; Cumulative Remedies	121
10.4	Survival of Representations and Warranties	122
10.5	Payment of Expenses and Taxes	122
10.6	Successors and Assigns; Participations and Assignments	123
10.7	Adjustments; Set-off	128
10.8	Counterparts	129
10.9	Severability	129
10.10	Integration	129
10.11	GOVERNING LAW	129
10.12	Submission To Jurisdiction; Waivers	129
10.13	Acknowledgements	130
10.14	Releases of Guarantees and Liens	130
10.15	Confidentiality	131
10.16	WAIVERS OF JURY TRIAL	132
10.17	USA Patriot Act	132
10.18	Joint and Several Liability of the Borrowers	132
10.19	No Advisory or Fiduciary Responsibility	133

10.20	Electronic Execution of Assignments and Certain Other Documents	133
10.21	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	134
10.22	Acknowledgement Regarding any Supported QFCs	135
10.23	Amendment and Restatement	135
10.24	Exiting Lenders	136
10.25	New Lenders	136
10.26	Assignments; Prepayments; Reallocations; Reconciliation	136
10.27	No Novation	137

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SCHEDULES:

1.1A	Commitments
1.1B	Mortgaged Properties
1.1C	Existing Letters of Credit
3.1	L/C Commitments and Swingline Commitments
4.15	Subsidiaries
7.2(d)	Existing Indebtedness
7.3	Existing Liens
7.8	Existing Investments
7.11	Existing Sale and Leasebacks
10.2	Notice Information
10.6	Disqualified Institutions

EXHIBITS:

A	Form of Compliance Certificate
B	Form of Closing Certificate
C	Form of Secured Party Designation Notice
D	Form of Assignment and Assumption
E-(1-2)	Forms of U.S. Tax Certificates
F	Form of Increased Facility Activation Notice
G	Form of New Lender Supplement
H	Form of Note
I	Form of Loan Notice
J	Form of Swingline Loan Notice
K	Form of Purchasing Borrower Party Assignment and Assumption

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of August 5, 2019, among, SUNCOKE ENERGY, INC., a Delaware corporation (the “Parent”), ~~SUNCOKE ENERGY PARTNERS, L.P., a Delaware limited partnership (“SXCP”),~~ each direct or indirect subsidiary of the Parent which may from time to time become a party hereto as a “Borrower” (together with the Parent ~~and SXCP~~, each a “Borrower” and collectively, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BOFA SECURITIES, INC.~~, ABN AMRO SECURITIES (USA) LLC~~ and BMO ~~CAPITAL MARKETS~~HARRIS BANK N.A., as joint lead arrangers and joint bookrunners, and BANK OF AMERICA, N.A., as administrative agent.

WHEREAS, SXCP, certain Subsidiaries of SXCP, the lenders from time to time party thereto and Bank of America, N.A., as the administrative agent, are parties to that certain Amended and Restated Credit Agreement, dated as of May 24, 2017 (as amended prior to the date hereof, the “Existing Credit Agreement”).

WHEREAS, the parties hereto wish to amend and restate the Existing Credit Agreement to, among other things, (a) add the Parent as a Borrower, (b) remove certain Subsidiaries of SXCP as Borrowers and provide that such Subsidiaries shall be Subsidiary Guarantors, (c) release certain real estate collateral, (d) increase the aggregate amount of the credit facilities provided therein and (e) extend the maturity date thereof, all as more fully set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1

DEFINITIONS

1.1    Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“~~2017~~2021 Senior Note Indenture”: the Indenture ~~dated as of May 24, 2017~~to be entered into by ~~SXCP, FinCo~~the Parent on or around June 2021 or July 2021, certain Subsidiaries of ~~SXCP and The Bank of New York Mellon Trust Company, N.A., as trustee, in connection with the issuance of the 2017~~the Parent and the 2021 Senior ~~Notes~~Note Trustee, as amended, restated, supplemented or otherwise modified from time to time~~, together with all instruments and other agreements entered into by SXCP or such Subsidiaries in connection therewith~~.

“2021 Senior Note Trustee”: the trustee and collateral agent in respect of the 2021 Senior Notes, together with its successors and assigns in such capacity.

“~~2017~~2021 Senior Notes”: any senior ~~unsecured~~secured notes of ~~SXCP and FinCo~~the Parent issued pursuant to the ~~2017~~2021 Senior Note Indenture and any exchange notes with respect thereto.

“ABR”: for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Effective Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Base Rate plus 1.0%; provided that if the ABR shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the ABR is being used as an alternate rate of interest pursuant to Section 2.16 hereof, then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Accounting Changes”: as defined in the definition of GAAP.

“Acquired Debt”: Indebtedness of a Person existing at the time the Person is acquired by, or merges with or into the Parent or any Restricted Subsidiary or becomes a Restricted Subsidiary, whether or not such Indebtedness is incurred in connection with, or in contemplation of, the Person being acquired by or merging with or into or becoming a Restricted Subsidiary.

“Additional Assets”: all or substantially all of the assets of a Permitted Business, or Capital Stock of another Person engaged in a Permitted Business that will, on the date of acquisition, be a Restricted Subsidiary, or other non-current assets (other than cash and Cash Equivalents or securities (including Capital Stock)) that are to be used in a Permitted Business.

“Adjustment Date”: as defined in the definition of Applicable Pricing Grid.

“Administrative Agent”: Bank of America, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Administrative Questionnaire”: an Administrative Questionnaire in the form from time to time supplied by the Administrative Agent.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the exercise of voting power, by contract or otherwise. “Control”, “controlled” and “controlling” have meanings correlative thereto.

“Agent Indemnitee”: as defined in Section 9.7.

“Agents”: the collective reference to the Syndication Agent~~, the Documentation Agent~~ and the Administrative Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage carried out to the ninth decimal place) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Applicable Margin”: (a) for each Type of Loan other than Incremental Term Loans, the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurodollar Loans and Daily Floating Rate Loans
Revolving Loans and Swingline Loans	1.00%	2.00%

, provided, that on and after the Adjustment Date occurring with respect to the Fiscal Quarter ending September 30, 2019 and each Fiscal Quarter thereafter, the Applicable Margin with respect to Revolving Loans and Swingline Loans will be determined pursuant to the Applicable Pricing Grid; and

(b)    for Incremental Term Loans, such per annum rates as shall be agreed to by the Parent and the applicable Incremental Term Lenders as shown in the applicable Increased Facility Activation Notice.

“Applicable Pricing Grid”: the table set forth below:

Consolidated Net Leverage Ratio	Applicable Margin for Eurodollar Loans; Daily Floating Rate Loans	Applicable Margin for ABR Loans	Commitment Fee Rate
≥ 4.00:1	2.50%	1.50%	0.350%
< 4.00:1 but ≥ 3.25:1	2.25%	1.25%	0.300%
< 3.25:1 but ≥ 2.50:1	2.00%	1.00%	0.250%
< 2.50:1.00 but ≥ 2.00:1	1.75%	0.75%	0.200%
< 2.00:1	1.50%	0.50%	0.175%

For the purposes of the Applicable Pricing Grid, changes in the Applicable Margin resulting from changes in the Consolidated Net Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements (and related Compliance Certificate) are delivered to the Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements (and related Compliance Certificate) referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements (and related Compliance Certificate) are delivered, the highest rate set forth in each column of the Applicable Pricing Grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, upon request of the Required Lenders, the highest rate set forth in each column of the Applicable Pricing Grid shall apply. Each determination of the Consolidated Net Leverage Ratio pursuant to the Applicable Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.1.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Asset Sale”: any Disposition of property or series of related Dispositions of property that are either (a) not permitted under this Agreement or (b) made pursuant to Section 7.5(p) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.8(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of an ~~EEA~~Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule~~.~~, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America”: Bank of America, N.A. and its successors.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“BAS”: BofA Securities, Inc., in its capacity as a joint lead arranger and joint bookrunner.

“Benchmark” : initially, LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 2.16(b) then “Benchmark ” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark ” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement”:

(a)     For purposes of Section 2.16(b)(i), the first alternative set forth below that can be determined by the Administrative Agent:

(i)    the sum of: (A) Term SOFR and (B) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, and 0.71513% (71.513 basis points) for an Available Tenor of twelve-months’ duration , or

(ii)    the sum of: (A) Daily Simple SOFR and (B) 0.26161% (26.161 basis points);

provided that, if initially LIBOR is replaced with the rate contained in clause (ii) above (Daily Simple SOFR plus the applicable spread adjustment) and subsequent to such replacement, the Administrative Agent determines that Term SOFR has become available and is administratively feasible for the Administrative Agent in its sole discretion, and the Administrative Agent notifies the Parent and each Lender of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Benchmark Replacement shall be as set forth in clause (a)(i) above; and

(b)    For purposes of Section 2.16(b)(ii), the sum of (i) the alternate benchmark rate and (ii) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Parent as the replacement Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by a Relevant Governmental Body, for Dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than 0%, the Benchmark Replacement will be deemed to be 0% for the purposes of this Agreement and the other Loan Documents.

Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR, ” the definition of “Business Day,” the definition of “Interest Period,” the timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters)

that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event”: with respect to any then-current Benchmark other than LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark or a Governmental Authority with jurisdiction over such administrator announcing or stating that all Available Tenors are or will no longer be representative, or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, provided that, at the time of such statement or publication, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide any representative tenors of such Benchmark after such specific date.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefitted Lender”: as defined in Section 10.7(a).

“BHC Act Affiliate” of a party: an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” and “Borrowers”: as defined in the preamble hereto.

“Borrower Materials”: as defined in Section 6.2.

“Borrowing Date”: any Business Day specified by a Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Funding Office is located and, if such day relates to any Eurodollar Loan or Daily Floating Rate Loan, means any such day that is also a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP, including the final sentence of the definition of GAAP set forth in this Section 1.1.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof (i) having combined capital and surplus of not less than $500,000,000 or (ii) which is a program lender under the Federally Insured Cash Account program managed by StoneCastle Cash Management, LLC (or an affiliate thereof) or any similarly structured program; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Claymont”: The Claymont Investment Company LLC, a Delaware limited liability company.

“Closing Date”: August 5, 2019.

“Change of Control”: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall become the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding common stock of the Parent; (ii) the board of directors of the Parent shall cease to consist of a majority of Continuing Directors; (iii) the occurrence of a Specified Change of Control; or (iv) the Parent shall cease to own, directly or indirectly, 100% of the Capital Stock of each other Borrower; provided, however, that the conversion or exchange of the existing Class B shares of Raven Energy, LLC for or into comparable non-voting Capital Stock of SXCP or any direct or indirect parent entity of SXCP shall not constitute a Change of Control hereunder.

“Code”: the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: as to any Lender, the Revolving Commitment of such Lender.

“Commitment Fee Rate”: 0.25% per annum, provided, that on and after the Adjustment Date occurring with respect to the Fiscal Quarter ending September 30, 2019 and each Fiscal Quarter thereafter, the Commitment Fee Rate will be determined pursuant to the Applicable Pricing Grid.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communication” : as defined in Section 10.20.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit A.

“Consolidated Current Liabilities”: as of any date of determination, the aggregate amount of liabilities of the Parent and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating (a) all intercompany items between the Parent and any Restricted Subsidiary or between Restricted Subsidiaries and (b) all current maturities of long-term Indebtedness.

“Consolidated EBITDA”: for any period, the result obtained by subtracting the amount determined pursuant to clause (B) below for such period from the amount determined pursuant to clause (A) below for such period:

(A)    Consolidated Net Income for such period plus the sum of (a) provision for Taxes, based on income or profits of the Parent and the Restricted Subsidiaries for such period, to the extent that such amounts were deducted in computing Consolidated Net Income, plus (b) Fixed Charges of the Parent and the Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income, plus (c) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges or expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of the Parent and the Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, plus (d) the “run-rate” Consolidated Net Income plus amounts added to Consolidated Net Income in accordance with clauses (a) through (c) of this definition to calculate Consolidated EBITDA (the “Operational EBITDA”) of any asset acquired, constructed, designed, installed or improved that has not been fully constructed, complete and operational in the business of the Parent and its Restricted Subsidiaries for at least four full Fiscal Quarters; provided that (A) the Operational EBITDA of such asset shall be determined based upon the annualized Operational EBITDA of such asset projected in good faith by a responsible financial or accounting officer of the Parent to be realized no later than 12 months after such asset is fully constructed, complete and operational in the business of the Parent and its Restricted Subsidiaries and (B) the aggregate amount by which Consolidated EBITDA is increased pursuant to this clause (d) shall not exceed 10% of Consolidated Net Income for any period of four consecutive Fiscal Quarters, plus (e) any net loss realized by the Parent or any of its Restricted Subsidiaries in connection with any Asset Sale, to the extent such losses were deducted in computing Consolidated Net Income, minus or plus, as the case may be, (f) all extraordinary, unusual or non-recurring items of gain (loss) or expense to the extent added or deducted in computing Consolidated Net Income, minus or plus, as the case may be, (g) non-cash items increasing or decreasing such Consolidated Net Income for such period, other than the accrual of revenue or expense in the ordinary course of business, plus (h) sales discounts provided by the Parent or any Restricted Subsidiary to customers due to sharing of nonconventional fuels tax credits, in each case, on a consolidated basis and determined in accordance with GAAP, minus or plus, as the case may be (i) adjustments to deferred revenue to include in Consolidated EBITDA any billings with respect to shortfalls in contractually committed customer volume owed to Raven Energy, LLC in any given quarter irrespective of when such deferred revenue is required to be recognized as revenue pursuant to GAAP; provided that any subsequent recognition of such revenue shall be disregarded for purposes of calculating Consolidated EBITDA minus

(B)    the pro rata portion of the amount determined pursuant to the foregoing clause (A) that is attributable to minority interests in each Restricted Subsidiary of the Parent that are owned by a Person other than the Parent or a wholly-owned Restricted Subsidiary.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the Fixed Charges of and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary will be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Parent by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter or any agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Interest Coverage Ratio”: for any period of four consecutive Fiscal Quarters, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period calculated on a Pro Forma Basis.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Parent and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Parent and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP) net of cash interest income.

“Consolidated Net Income”: for any period, the aggregate of the net income (loss) of the Parent and the Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (a) the net income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the Parent or a Restricted Subsidiary (subject, in the case of dividends or distributions paid to a Restricted Subsidiary, to the limitations contained in clause (b) hereof); (b) the net income (but not the net loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived;

(c) the net income (loss) of any Person acquired during the specified period for any period prior to the date of the acquisition will be excluded (except to the extent, for any calculation done on a Pro Forma Basis, such net income (loss) is intended to be included by the definition of Pro Forma Basis); (d) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (i) any sale of assets outside the ordinary course of business of the Parent or any Restricted Subsidiary; or (ii) the disposition of any securities by the Parent or any Restricted Subsidiary or the extinguishment of any Indebtedness of the Parent or any Restricted Subsidiary, will be excluded; (e) any extraordinary, non-recurring or unusual gain or loss, together with any related provision for taxes on such extraordinary, non-recurring or unusual gain or loss will be excluded; (f) any unrealized gain or loss included in net income due to marking Hedging Agreements to market shall be excluded; (g) any non-cash compensation expense realized for grants of performance shares, stock options or other rights of officers, directors and employees of the Parent and any Restricted Subsidiary will be excluded; provided that such shares, options or other rights can be redeemed at the option of the holder only for Qualified Capital Stock of the Parent or any Restricted Subsidiary; (h) the cumulative effect of a change in accounting principles will be excluded; (i) to the extent deducted in the calculation of net income, any non-recurring charges associated with any premium or penalty paid, write-offs of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be added back to arrive at Consolidated Net Income; ~~;~~ and (j) notwithstanding clause (a) above (but without duplication), the cash distributions and cash repayments of intercompany loans (including cash interest payments with respect thereto) actually received by the Parent or a Restricted Subsidiary from (i) an Unrestricted Subsidiary that is controlled directly or indirectly by the Parent or (ii) any joint venture in respect of the Parent’s or a Restricted Subsidiary’s Capital Stock ownership in such joint venture will be included.

“Consolidated Net Leverage Ratio”: as at the last day of any period of four consecutive Fiscal Quarters, the ratio of (a) (i) Consolidated Total Debt on such day minus (ii) the aggregate amount of Unrestricted Cash and Cash Equivalents held by the Loan Parties on such date in an aggregate amount not to exceed $75,000,000 to (b) Consolidated EBITDA for such period calculated on a Pro Forma Basis; provided, however, solely for purposes of calculating the Consolidated Net Leverage Ratio, Consolidated Total Debt shall be reduced by the principal amount of any Indebtedness incurred by the Parent or any Restricted Subsidiary in anticipation of (and to finance the consummation of) a Permitted Acquisition or the acquisition of other fixed or capital assets (the “Anticipated Acquisition”) during the period that the proceeds of such Indebtedness are escrowed for the purpose of repaying such Indebtedness in the event the Anticipated Acquisition is not consummated and (x) upon the consummation of such Anticipated Acquisition such proceeds are applied to consummate such Anticipated Acquisition or (y) if such Anticipated Acquisition does not occur, such proceeds are thereafter promptly applied to repay such Indebtedness.

“Consolidated Net Tangible Assets”: as of any date of determination, (a) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Parent and its Restricted Subsidiaries minus (b) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the captions “goodwill” or other intangible categories (or any like caption) (other than mineral rights) on a consolidated balance sheet of the Parent and its Restricted Subsidiaries minus (c) Consolidated Current Liabilities, all determined as of such date and after giving pro forma effect to any transactions occurring on such date.

“Consolidated Senior Secured Debt”: all Consolidated Total Debt secured by a Lien on any assets of the Parent or Restricted Subsidiary.

“Consolidated Senior Secured Debt Ratio”: as of the last day of any period of four consecutive Fiscal Quarters, the ratio of (a) Consolidated Senior Secured Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Funded Debt of the Parent and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Continuing Directors”: the directors of the Parent on the Closing Date and each other director, if, in each case, (a) such other director was nominated, appointed or approved for election by the board of directors of the Parent or (b) such other director was appointed to the board of directors of the Parent by a majority of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“control”, “controlled” and “controlling”: as defined in the definition of Affiliate.

“Covered Entity”: any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party”: as defined in Section 10.22.

“Credit Party”: the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender.

“Daily Floating Rate”: as of any date of determination, the rate per annum equal to ~~the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate)~~LIBOR for Dollars for delivery on the date in question for a one month Interest Period beginning on that date as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the date in question, as adjusted from time to time in the Administrative Agent’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs; provided that if the Daily Floating Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The Daily Floating Rate is a fluctuating rate of interest which can change on each Business Day.

“Daily Floating Rate Loan”: a Loan that bears interest based on the Daily Floating Rate.

“Daily Simple SOFR”: with respect to any applicable determination date, the secured overnight financing rate published on such date by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source).

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Right”: has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default or breach of a representation, if any) has not been satisfied, (b) has notified the Parent or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is prepared to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has (i) become the subject of a Bankruptcy Event, (ii) appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Delaware LLC”: any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware Divided LLC”: any Delaware LLC which has been formed upon consummation of a Delaware LLC Division.

“Delaware LLC Division”: the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Designated Jurisdiction”: any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof and including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock or solely at the direction of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock and cash in lieu of fractional shares), in whole or in part, (c) provides for mandatory scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is ninety-one days after the Revolving Termination Date; provided that if such Capital Stock is issued pursuant to a plan for the benefit of employees of the Parent or any of its Restricted Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Parent or any of its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution”: those Persons that are (a) competitors of the Parent or its Subsidiaries, identified in writing by the Parent to the Administrative Agent and the Lenders from time to time (by posting such notice to the Platform) not less than five (5) Business Days prior to the effective date of such designation (it being understood that, notwithstanding anything herein to the contrary, in no event shall any such designation apply retroactively to disqualify any Person that has previously acquired an assignment or participation interest hereunder that is otherwise a permitted Assignee, but upon the effectiveness of such designation, any such Person may not acquire any additional Commitments, Loans or participations), (b) such other Persons identified in writing by the Parent to the Administrative Agent prior to the Closing Date (by posting such notice to the Platform) and (c) Affiliates of the Persons identified pursuant to clause (a) or (b) that are clearly identifiable solely on the basis of legal name; provided that “Disqualified Institutions” shall exclude any Person that the Parent has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent and the Lenders from time to time.

“DQ List”: as defined in Section 10.6(g)(iv).

~~“Documentation Agent”: BMO Harris Bank N.A.~~

“Dollars” and “$”: dollars in lawful currency of the United States.

“Early Opt-in Effective Date”: with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

“Early Opt-in Election”: the occurrence of:

(a)     a determination by the Administrative Agent, or a notification by the Parent to the Administrative Agent that the Parent has made a determination, that Dollar-denominated syndicated credit facilities currently being executed, or that include language similar to that contained in Section 2.16(b), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, and

(b)    the joint election by the Administrative Agent and the Parent to replace LIBOR with a Benchmark Replacement and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws”: any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rulings and regulations thereunder.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with any Group Member, is treated as a single employer under Section 414 of the Code.

“ERISA Event”: (a) the occurrence of any Reportable Event; (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA, whether or not waived; (c) the failure to make by its due date the minimum required contribution under Section 430 of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) a determination that any Pension Plan is, or is expected to be, in “at risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA; (f) the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (g) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (h) the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to a complete or partial withdrawal from any Plan or Multiemployer Plan; (i) the receipt by any Group Member or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA or terminated within the meaning of Section 4041A of ERISA; (j) an amendment to any Plan which could result in the imposition of a Lien or the posting of a bond or other security; (k) the occurrence of a nonexempt Prohibited Transaction which could reasonably be expected to result in a liability to any Group Member or any ERISA Affiliate; and (l) an increase in the liability of any Group Member or ERISA Affiliate for the provision of post-employment health or life insurance benefits to any Person.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:

(a)    for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars for a period equal in length to such Interest Period) (“LIBOR”) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(b)    for any interest rate calculation with respect to an ABR Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day; and

(c)    if the Eurodollar Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon clause (a) of the definition of “Eurodollar Rate”.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate (determined pursuant to clause (a) of the definition thereof)
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8.1, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Excluded Collateral”: as defined in the Guarantee and Collateral Agreement.

“Excluded Subsidiary”: any Foreign Subsidiary and any Immaterial Subsidiary.

“Excluded Swap Obligation”: with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant under a Loan Document by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 2.07 of the Guarantee and Collateral Agreement and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the guarantee of such Loan Party, or grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap Agreement, such exclusion shall apply to only the portion of such Swap Obligation that is attributable to Swap Agreements for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Credit Party: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a commitment (including a L/C Commitment, Revolving Commitment and Swingline Commitment) pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or commitment (including a L/C Commitment, Revolving Commitment and Swingline Commitment) (other than pursuant to an assignment request by the Parent under Section 2.22) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19(a), amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Credit Party’s failure to comply with Section 2.19(f) and (d) any U.S. withholding Taxes imposed under FATCA.

“Existing Credit Agreement”: as defined in the preamble hereto.

“Existing Parent Credit Agreement”: that certain amended and restated credit agreement dated as of May 24, 2017 among the Parent, as borrower, the lenders from time to time party thereto and the Administrative Agent.

“Existing Letters of Credit”: those letters of credit set forth on Schedule 1.1C.

“Facility”: each of (a) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”) and (b) the Incremental Term Loans (the “Incremental Term Facility”).

“Fair Market Value”: with respect to any property, the price that would be paid by a willing buyer to a willing seller in a transaction where neither the buyer nor the seller is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided, (a) if such property has a Fair Market Value equal to or less than $75,000,000, by any officer of the Parent; or (b) if such property has a Fair Market Value in excess of $75,000,000, by at least a majority of the disinterested members of the board of directors of the Parent.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Effective Rate”: for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent. If the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Fee Letter”: the fee letter dated as of June 26, 2019 among the Parent and BAS.

“Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

~~“FinCo”: SunCoke Energy Partners Finance Corp., a Delaware corporation.~~

“Fiscal Quarter”: a fiscal quarter of the Parent.

“Fiscal Year”: a fiscal year of the Parent.

“Fixed Charges”: for any period, the sum of: (a) Interest Expense less interest income for such period; and (b) cash and non-cash dividends, whether paid or accrued, on any series of Disqualified Capital Stock of the Parent or a Restricted Subsidiary, except for dividends payable solely in the Parent’s Qualified Capital Stock or paid to the Parent or to a Restricted Subsidiary.

“Foreign Benefit Arrangement”: any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by any Group Member or any Affiliate thereof.

“Foreign Plan”: each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is maintained or contributed to by any Group Member for workers located outside of the United States.

“Foreign Plan Event”: with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) a failure to make or, if applicable, accrue in accordance with the applicable jurisdiction’s accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) a failure to register or a loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any provisions of applicable law and regulations or with the terms of such Foreign Benefit Arrangement or Foreign Plan.

“Foreign Subsidiary”: (a) any Subsidiary of the Parent that is not organized under the laws of any jurisdiction within the United States, (b) each Subsidiary of the Parent organized under the laws of any jurisdiction within the United States substantially all of the assets of which consist, directly or indirectly, of Capital Stock of Subsidiaries described in clause (a) (or Indebtedness of such Subsidiaries), (c) any Subsidiary of any Foreign Subsidiary and (d) any Subsidiary of the Parent organized under the laws of any jurisdiction within the United States that is a partnership or disregarded as an entity separate from its owner for U.S. federal tax purposes and has a partner, member or owner that is described in clause (a).

“Funded Debt”: as to the Parent and its Restricted Subsidiaries, without duplication, all consolidated Indebtedness of the type set forth in clauses (a), (b), (c) (but only with respect to reimbursement obligations related thereto), (e) and (f) of the definition of Indebtedness and all Guarantee Obligations in respect thereof; provided that Funded Debt shall exclude any Guarantee Obligations of Indebtedness of Claymont existing on the Closing Date.

“Funding Office”: the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.2 or such other address or account as the Administrative Agent may from time to time notify to the Parent and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Parent and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Parent’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrowers, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC. Notwithstanding the forgoing or any provision herein to the contrary, any lease that is characterized as an operating lease in accordance with GAAP after the Parent’s adoption of ASC 842 (regardless of the date on which such lease has been entered into) shall not be a capital or finance lease, and any such lease shall be, for all purposes of this Agreement, treated as though it were reflected on the Parent’s consolidated financial statements in the same manner as an operating lease would have been reflected prior to the Parent’s adoption of ASC 842.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Parent and its Restricted Subsidiaries.

“Guarantee and Collateral Agreement”: the Second Amended and Restated Guarantee and Collateral Agreement, dated as of the Closing Date, among the Borrowers, each Subsidiary Guarantor and the Administrative Agent.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Parent in good faith.

“guaranteeing person”: as defined in the definition of Guarantee Obligation.

“Guarantors”: the collective reference to the Subsidiary Guarantors.

“Hedging Agreement”: (i) any interest rate swap agreement, interest rate cap agreement, interest rate future agreement, interest rate option agreement, interest rate hedge agreement or other agreement or arrangement designed to protect against or mitigate interest rate risk, (ii) any foreign exchange forward contract, currency swap agreement, currency option agreements or other agreement or arrangement designed to protect against or mitigate foreign exchange risk or (iii) any commodity or raw material futures contract, commodity hedge agreement, any actual or synthetic forward sale contract or other similar device or instrument or any other agreement designed to protect against or mitigate raw material price risk.

“Immaterial Subsidiary”: as of any date determination, any Restricted Subsidiary of the Parent that individually or in the aggregate together with other Restricted Subsidiaries of the Parent does not have (i) assets with a value in excess of 5.0% of the total assets or (ii) revenues (for the most recently completed period of four consecutive Fiscal Quarters) representing in excess of 5.0% of total revenues, of the Parent and its Restricted Subsidiaries on a consolidated basis as of such date.

“Increased Facility Activation Date”: any Business Day on which any Lender shall execute and deliver to the Administrative Agent an Increased Facility Activation Notice pursuant to Section 2.24(a).

“Increased Facility Activation Notice”: a notice substantially in the form of Exhibit F.

“Increased Facility Closing Date”: any Business Day designated as such in an Increased Facility Activation Notice.

“Incremental Amount” means, at any date of determination, an aggregate principal amount equal to (a) an unlimited amount if, after giving Pro Forma Effect to the incurrence of such amount, the application of the proceeds thereof and all pro forma adjustments related thereto, recomputed as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered under Section 6.1(a) or (b) and for the period of four consecutive Fiscal Quarters ending on such date, the Consolidated Net Leverage Ratio is less than or equal to 3.50 to 1.00, plus (b) (i) $250,000,000 ~~if, after giving Pro Forma Effect to the incurrence of such amount, the application of the proceeds thereof and all pro forma adjustments related thereto, recomputed as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered under Section  6.1(a) or (b) and for the period of four consecutive Fiscal Quarters ending on such date, the Borrowers are in compliance with the covenants set forth in Section 7.1,~~ minus (~~B~~ii) the aggregate principal amount of ~~any increase~~all increases of Revolving Commitments ~~or~~and Incremental Term Loans pursuant to Section 2.24 and all

Incremental Equivalent Indebtedness, in each case incurred in reliance on this clause (b); provided that any increase of Revolving Commitments or Incremental Term Loans or incurrence of Incremental Equivalent Indebtedness may be incurred utilizing any of (or any combination of) clause (a) and/or clause (b) in the Parent’s discretion and, in the case of any single transaction that provides for the incurrence and/or increase of loans and/or commitments and/or Incremental Equivalent Indebtedness under clause (a) and/or clause (b), compliance with the foregoing leverage incurrence tests shall be determined for purposes of clause (a) by giving the single transaction Pro Forma Effect but excluding in such determination the aggregate amount of Indebtedness (and deemed Indebtedness) from any such incurrence and/or increase utilizing clause (b); provided further that in all instances in which the Borrowers incur Indebtedness utilizing clause (a) on the same date they incur Indebtedness utilizing clause (b), then, unless the Parent elects otherwise, the Parent shall have been deemed to incur first from clause (a) to the maximum extent permitted.

“Incremental Equivalent Indebtedness” means any Indebtedness incurred by the Parent in the form of one or more series of secured or unsecured term loans, bonds, debentures, notes or similar instruments; provided that: (a) (i) such Indebtedness (if secured) shall be (A) secured by the Collateral on a pari passu basis (but without regard to control of remedies) or a junior basis with the Obligations and shall not be secured by any property or assets of the Parent or any Subsidiary other than the Collateral, (B) if secured, subject to security documentation substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), and (C) if secured, subject to an intercreditor agreement, in form and substance reasonably satisfactory to the Administrative Agent, entered into among the holders of such Indebtedness (or a trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be), the Loan Parties and the Administrative Agent (it being understood and agreed that, in respect of any Indebtedness secured on a pari passu basis with the Obligations, the Intercreditor Agreement is reasonably satisfactory in form and substance) and (ii) such Indebtedness (if subordinated in right of payment to the Loans) shall be subject to a subordination agreement, in form and substance reasonably satisfactory to the Administrative Agent, entered into among the holders of such Indebtedness (or a trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be), the Loan Parties and the Administrative Agent; (b) such Indebtedness shall not mature earlier than the then-latest maturity date in effect for any Loans at the time of incurrence thereof; (c) the weighted average life to maturity of such Indebtedness shall not be less than the then-remaining weighted average life to maturity of any then-existing tranche of Term Loans; (d) such Indebtedness contains covenants, events of default and other terms that are customary for similar Indebtedness in light of then-prevailing market conditions and, when taken as a whole (other than interest rates, rate floors, fees, discounts, premiums and optional prepayment or redemption terms), are: (i) substantially identical to, or are not materially more restrictive to the Parent and its Restricted Subsidiaries than, those set forth in the Loan Documents (other than covenants or other provisions applicable only to periods after the then-latest maturity date in effect for any Loans at the time of incurrence thereof); provided that, the certificate of a Responsible Officer of the Parent delivered to the Administrative Agent pursuant to clause (g) below stating that the Parent has determined in good faith that such terms and conditions comply with this clause (d)(i) shall satisfy the requirements in this clause (d)(i); or (ii) otherwise reasonably acceptable to the Administrative Agent; (e) such Indebtedness does not provide for any mandatory prepayment, redemption, repurchase or sinking fund payments (other than upon a change of control, customary excess cash flow, asset sale or event of loss and customary acceleration rights after an event of default) prior to the then-latest maturity date in effect for any Loans at the time of incurrence thereof, unless the prepayment, redemption, repurchase or sinking fund payment in respect of such Indebtedness is accompanied by the prepayment of a pro rata portion of the outstanding principal amount of the

Loans hereunder; (f) such Indebtedness is not guaranteed by any Person other than the Subsidiary Guarantors; and (g) a Responsible Officer of the Parent shall have delivered a certificate to the Administrative Agent, on or prior to the date of incurrence of such Indebtedness, certifying that the Parent has determined that such Indebtedness complies with the requirements set forth in clauses (a) through (f) above; provided that clauses (b) and (c) above shall not apply to customary bridge financing so long as (i) at the initial maturity of such bridge financing, such bridge financing shall automatically convert to (or would be required to be exchanged for) permanent financing that complies with clauses (b) and (c) above, and (ii) the only prepayments required to be made on such bridge financing shall be such prepayments as are customary for similar bridge financings in light of then-prevailing market conditions (as determined by the Parent in good faith).

“Incremental Term Facility”: as defined in the definition of Facility.

“Incremental Term Lenders”: (a) on any Increased Facility Activation Date relating to Incremental Term Loans, the Lenders signatory to the relevant Increased Facility Activation Notice and (b) thereafter, each Lender that is a holder of an Incremental Term Loan.

“Incremental Term Loans”: as defined in Section 2.24(a).

“Incremental Term Maturity Date”: with respect to the Incremental Term Loans to be made pursuant to any Increased Facility Activation Notice, the maturity date specified in such Increased Facility Activation Notice, which date shall not be earlier than the Revolving Termination Date (or if later, the Incremental Term Loan Maturity Date of any then-outstanding Term Loans).

“Indebtedness”: with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money (it being understood that outstanding letters of credit shall not constitute obligations for borrowed money unless such letters of credit have been drawn on by the beneficiary thereof and the resulting reimbursement obligations have not been paid); (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than any obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds and completion guarantees and similar obligations or with respect to workers’ compensation benefits); (c) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (solely to the extent such letters of credit, bankers’ acceptances or other similar instruments have been drawn); (d) all obligations of such Person to pay the deferred and unpaid purchase price of property or services provided by third-party service providers which are recorded as liabilities under GAAP, excluding (i) trade payables, accrued expenses or royalties, (ii) inter-company payables, (iii) working capital-based and other customary post-closing adjustments in acquisition transactions and (iv) salary and other employee compensation obligations; (e) Capital Lease Obligations; (f) Disqualified Capital Stock issued by the Parent; (g) all Guarantee Obligations with respect to Indebtedness; (h) all Indebtedness of other Persons secured by a Lien on any asset of such Person (other than Liens on Capital Stock of Unrestricted Subsidiaries and Foreign Subsidiaries), whether or not such Indebtedness is assumed by such Person; and (i) all obligations of such Person under Hedging Agreements; provided that in no event shall Indebtedness include (x) obligations (other than obligations with respect to Indebtedness for borrowed money or other Funded Debt) related to surface rights under an agreement for the acquisition of surface rights for the production of coal reserves in the ordinary course of business in a manner consistent with historical practice of the Parent and its Restricted Subsidiaries, (y) obligations under the Tax Sharing Agreement or (z) minimum payment, supply or take-or-pay obligations contained in supply or other arrangements of the Parent and its Restricted Subsidiaries.

The amount of Indebtedness of any Person will be deemed to be: (a) with respect to Indebtedness secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the Fair Market Value of such asset on the date the Lien attached and (y) the amount of such Indebtedness; (b) with respect to any Indebtedness issued with original issue discount, the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness; (c) with respect to any Hedging Agreement, the amount payable (determined after giving effect to all contractually permitted netting) if such Hedging Agreement terminated at that time; and (d) otherwise, the outstanding principal amount thereof.

Notwithstanding the foregoing, in no event shall the term “Indebtedness” include the obligations of the Parent under the Omnibus Agreement.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnified Taxes”: Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document.

“Indemnitee”: as defined in Section 10.5.

“Indiana Harbor Partnership”: Indiana Harbor Coke Company L.P., a Delaware limited partnership.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement”: that certain First Lien Intercreditor Agreement, dated as of the Second Amendment Effective Date, among the Administrative Agent, the 2021 Senior Notes Trustee, the Loan Parties and the other parties thereto from time to time, as the same may be amended, restated, supplemented or otherwise modified in accordance with its terms.

“Interest Expense”: for any period, the consolidated interest expense of the Parent and its Restricted Subsidiaries, plus, to the extent not included in such consolidated interest expense, and to the extent incurred, accrued or payable by the Parent or its Restricted Subsidiaries, without duplication, (i) interest expense attributable to Capital Lease Obligations, (ii) original issue discount, (iii) capitalized interest, (iv) non-cash interest expense (other than non-cash interest expense attributable to movement in mark to market valuation of obligations under Hedging Agreements or other derivatives under GAAP), and (v) net of the effect of all payments made or received pursuant to Swap Agreements but excluding (a) amortization of deferred financing fees, debt issuance costs and commissions, fees and expenses and the expensing of any bridge, commitment or other financing fees, commissions, discounts, yield and other fees and charges (including any interest expense) and (b) non-cash interest expense attributable to post-retirement obligations and movement in mark to market valuation of obligations under Hedging Agreements or other derivatives under GAAP.

“Interest Payment Date”: (a) as to any ABR Loan or any Daily Floating Rate Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Eurodollar Loan, the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”: as to each Eurodollar Loan, the period commencing on the date such Eurodollar Loan is disbursed or converted to or continued as a Eurodollar Loan and ending on the date one, two, three or six months thereafter, as selected by the applicable Borrower in its Loan Notice; provided that:

(i)     any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such next Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)     any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)     no Interest Period shall extend beyond the Revolving Termination Date (or if later the latest Incremental Term Maturity Date).

“Investment”: as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or debt or other securities of another Person (but excluding for purposes of this subclause (a) any purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock of the Parent or any of its Subsidiaries, which shall be treated as a Restricted Payment hereunder), (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (whether in cash or other assets (calculated at the fair market value with respect to any assets)), without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.

“IRS”: the United States Internal Revenue Service.

“Issuing Lender”: (i) with respect to the Existing Letters of Credit, the Lenders referenced in Schedule 1.1C and (ii) with respect to any Letter of Credit issued after the Closing Date, Bank of America and any other Revolving Lender approved by the Administrative Agent and the Parent that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective affiliates, in each case in its capacity as issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“Jewell Additional Property”: means the real property referred to in clause (ii) of the definition of Jewell Coke Facility.

“Jewell Coke Facility”: (i) real property which is owned in fee and/or real property in which the surface rights only are owned in fee (subject to the prior severance of mineral rights) or real property which is leased, which real property consists of the coke ovens and certain related office and warehouse property, in each case located in Buchanan County, VA and (ii) additional real property that is not included in clause (i) which is owned in fee, and/or real property in which the surface rights only are owned in fee (subject to the prior severance of mineral rights).

“Joint Lead Arrangers”: BAS~~, ABN AMRO Securities (USA) LLC~~ and BMO ~~Capital Markets~~Harris Bank N.A.

“L/C Commitment”: with respect to each Issuing Lender, the commitment of such Issuing Lender to issue Letters of Credit pursuant to Section 3.1. The amount of each Issuing Lender’s L/C Commitment as of the Closing Date is set forth on Schedule 3.1. The L/C Commitments are part of, and not in addition to, the Revolving Commitment. On the Closing Date, the aggregate L/C Commitments of all of the Issuing Lenders is $80,000,000.

“L/C Exposure”: at any time, the total L/C Obligations. The L/C Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total L/C Exposure at such time.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.

“LCA Test”: as defined in Section 1.4.

“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: as defined in Section 3.1(a). Notwithstanding anything to the contrary contained herein, a letter of credit issued by an Issuing Lender other than Bank of America after the Closing Date shall not be a “Letter of Credit” for purposes of the Loan Documents until such time as the Administrative Agent has been notified of the issuance thereof by the applicable Issuing Lender and has confirmed availability under the Total Revolving Commitments and the L/C Commitment with the applicable Issuing Lender.

~~“LIBOR Screen Rate”: the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).~~

“LIBOR ~~Successor Rate~~”: as defined in ~~Section  2.16(b)~~the definition of “Eurodollar Base Rate”.

~~“LIBOR Successor Rate Conforming Changes”: with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of ABR, the definition of Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent in consultation with the Parent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).~~

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition”: a Permitted Acquisition that is not conditioned on the availability of, or on obtaining, third party financing.

“Liquidity” means as of any date of determination, the sum of (a) Unrestricted Cash and Cash Equivalents on such date plus (b) the unutilized portion of the Total Revolving Commitments on such date.

“Loan” or “Loans”: any loan made by any Lender pursuant to this Agreement and, as the context requires, any ABR Loan, Eurodollar Loan or Daily Floating Rate Loan comprising any Loan.

“Loan Documents”: this Agreement, the Security Documents, the Notes, the Fee Letter, any joinder or similar agreement entered into pursuant to Section 2.25 and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Notice”: a notice of (a) a borrowing of a Loan (other than a Swingline Loan), (b) a conversion of Loans (other than Swingline Loans) from one Type to the other, or (c) a continuation of Eurodollar Loans, in each case pursuant to Section 2.2 or 2.12, which shall be substantially in the form of Exhibit I or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) appropriately completed and signed by a Responsible Officer of the applicable Borrower.

“Loan Party”: each Group Member that is a party to a Loan Document.

“Majority Facility Lenders”: with respect to any Facility at any time, the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Loans, and in the case of the Revolving Facility, L/C Obligations, then outstanding under such Facility (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans being deemed “held” by such Lender for purposes of this definition) and (ii) the aggregate unused Commitments under such Facility then in effect. The Loans, Commitments and participation interests of any Defaulting Lender shall be disregarded in determining Majority Facility Lenders at any time; provided that the amount of any participation in any Swingline Loan and unreimbursed drawings under Letters of Credit that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swingline Lender or Issuing Issuer, as the case may be, in making such determination.

“Marketable Securities”: any equity securities that are (i) listed on a national securities exchange, (ii) issued by a Person having a total equity market capitalization of not less than $250,000,000, and (iii) in an aggregate amount not greater than 5% of the total equity market capitalization of such Person.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations, or condition (financial or otherwise) of the Parent and its Restricted Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Indebtedness”: means any Indebtedness of the Parent or its Restricted Subsidiaries in an aggregate principal amount in excess of the Threshold Amount.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, or pollutants, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls, urea formaldehyde insulation, coal combustion byproducts or waste, boiler slag, scrubber residue, or flue desulphurization residue.

“Mine”: any excavation or opening into the earth now and hereafter made from which coal is or can be extracted from any real property.

“Mining Laws”: any and all applicable federal, state, local and foreign statutes, laws, regulations, legally-binding guidance, ordinances, rules, judgments, orders, decrees or common law causes of action relating to mining operations and activities under the Mineral Leasing Act of 1920, the Federal Coal Leasing Amendments Act or the Surface Mining Control and Reclamation Act, each as amended or its replacement, and their state and local counterparts or equivalents.

“Mining Lease”: a lease, license or other use agreement which provides the Parent or any Subsidiary the real property and water rights, other interests in land, including coal, mining and surface rights, easements, rights of way and options, and rights to timber and natural gas (including coalbed methane and gob gas) necessary or desirable in order to recover coal from any Mine. Leases which provide the Parent or any other Subsidiary the right to construct and operate a conveyor, crusher plant, silo, load out facility, rail spur, shops, offices and related facilities on the surface of any real property containing such reserves shall also be deemed a Mining Lease.

“Moody’s”: as defined in the definition of Cash Equivalents.

“Mortgaged Properties”: the real properties listed on Schedule 1.1B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages. For the avoidance of doubt it is agreed that (i) real properties owned as of the Closing Date by Ceredo Liquid Terminal, LLC, Kanawha River Terminals LLC, and Suncoke Lake Terminal LLC and (ii) the real properties owned as of the Closing Date in Granite City, IL and Buchanan County, VA shall not be Mortgaged Properties.

“Mortgages”: each mortgage or deed of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders.

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) actually received by the Parent or any of its Restricted Subsidiaries, net of (i) attorneys’ fees, accountants’ fees, insurance adjusters’, environmental consultants’, engineers’, architects’ and other professionals’ and consultants’ fees, environmental impact assessment, environmental inspection and other property-related report, inspection and testing fees and charges, investment banking fees, survey, engineering and inspection costs, title insurance premiums, title opinions and related search and recording charges, zoning report fees and charges, transfer taxes, deed or mortgage recording taxes and brokerage, appraisal, consultant and other customary fees and expenses actually incurred in connection therewith, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) in the case of any Asset Sale or Recovery Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of the Parent or a wholly-owned Restricted Subsidiary as a result thereof (it being understood that such pro rata portion, subject to compliance with Section 7.6, shall be available for distribution to the holder(s) of such minority interest), (iv) taxes paid or reasonably estimated to be payable as a result thereof, (v) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to the Parent or a Restricted Subsidiary, such amounts net of any related expenses shall constitute Net Cash Proceeds) and (vi) without duplication of clause (v) above, the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Parent or any of the Restricted Subsidiaries including, without limitation, pension plan and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Asset Sale or Recovery Event occurring on the date of such reduction); provided, that, if no Event of Default under Section 8.1(a) or (f) exists and the Parent intends in good faith to use any portion of such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair Additional Assets or other assets useful in the business of the Parent or its Restricted Subsidiaries or to make Permitted Acquisitions, in each case within 15 months of such receipt (the “Reinvestment Period”), such portion of such proceeds shall not constitute Net Cash Proceeds except to the extent, within the Reinvestment Period, not so used or made subject to a binding commitment to be so used (it being understood that if any portion of such proceeds are not so used but are so committed to being used during the Reinvestment Period, then upon the termination of such commitment or if such Net Cash Proceeds are not so used within a subsequent 9-month period, such remaining portion shall constitute Net Cash Proceeds as of the date of such termination or expiry without giving effect to this proviso; it being understood that such proceeds shall constitute Net Cash Proceeds if an Event of Default under Section 8.1(a) or (f) has occurred and is continuing at the time of a proposed reinvestment unless such proposed reinvestment is made pursuant to a binding commitment entered into at a time when no Event of Default under Section 8.1(a) or (f) had occurred and was continuing); and (b) in connection with any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions that reduce the amount of taxes and any tax sharing arrangements).

“New Lender”: as defined in Section 2.24(b).

“New Lender Supplement”: as defined in Section 2.24(b).

“New York UCC”: as defined in the Guarantee and Collateral Agreement.

“Non-Consenting Lender”: as defined in Section 2.22.

“Non-Recourse Debt”: Indebtedness as to which (i) neither the Parent nor any Restricted Subsidiary provides any guarantee other than a pledge of Capital Stock of any Person that is a primary obligor in respect of such Indebtedness and is not a Restricted Subsidiary and (ii) no default thereunder would, as such, constitute a default under any Indebtedness of the Parent or any Restricted Subsidiary.

“Notes”: the collective reference to any promissory note evidencing Loans, in each case substantially in the form of Exhibit H.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of any Borrower or any other Loan Party to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, termination payments, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by any Borrower or any other Loan Party pursuant hereto) or otherwise. “Obligations” shall also include (i) all obligations and liabilities of the Loan Parties or any Restricted Subsidiary under any Specified Swap Agreements and Specified Cash Management Agreements; provided, however, that the “Obligations” of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party, and (ii) all obligations and liabilities of the Loan Parties or any Restricted Subsidiary under Specified Bilateral Letters of Credit.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Omnibus Agreement”: Omnibus Agreement dated as of January 24, 2013 among the Parent, SXCP and SXCP’s general partner, as amended by Amendment No. 1, dated as of March 17, 2014 and Amendment No. 2, dated as of January 13, 2015.

“Operational EBITDA”: as defined in the definition of Consolidated EBITDA.

“Other Connection Taxes”: with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Taxes (other than a connection arising from such Credit Party having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document).

“Other Rate Early Opt-in”: the Administrative Agent and the Parent have elected to replace LIBOR with a Benchmark Replacement other than a SOFR-based rate pursuant to (a) an Early Opt-in Election and (b)  Section 2.16(b)(ii) and paragraph (b) of the definition of “Benchmark Replacement”.

“Other Taxes”: any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.22).

“Parent”: SunCoke Energy, Inc., a Delaware corporation.

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c).

“Patriot Act”: as defined in Section 10.17.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to ERISA or any successor entity performing similar functions.

“Pension Plan”: any Plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Permitted Acquisition”: any direct or indirect acquisition by the Parent or a Restricted Subsidiary, in a transaction or series of related transactions permitted by Section 7.8 (including, without limitation, Section 7.8(c)), of (a) more than 50% of any class of Voting Stock of any Person, (b) all or substantially all of the coal or other mineral reserves of any Person or (c) all or substantially all of the property and assets or business of another Person or any assets or business of any other Person constituting a business unit, line of business or division of any Person.

“Permitted Business”: any of the businesses in which the Parent and its Restricted Subsidiaries are engaged on the Closing Date and any other activities that are similar, ancillary or reasonably related to, or a reasonable extension, expansion or development of, such businesses or ancillary thereto.

“Permitted Liens”:

(i)     Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.10;

(ii)     carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue (subject to extension by mutual agreement by the obligee and obligor) by more than 30 days;

(iii)     (A) pledges or deposits (I) in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or similar legislation or (II) to secure liabilities to insurance carriers under insurance arrangements in respect of such obligations, (B) good faith deposits, prepayments or cash payments in connection with bids, tenders, contracts or leases, or to secure public or statutory obligations, surety and appeal bonds, customs duties and the like, or for the payment of rent, in each case incurred in the ordinary course of business or incurred to secure payment of reclamation liabilities, or (C) Liens on the property and assets of the Parent or any Restricted Subsidiary incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, contractual arrangements with suppliers, reclamation bonds, surety and appeal bonds or other obligations of a like nature and incurred in a manner consistent with industry practice, in each case which are not incurred in connection with the borrowing of money or the obtaining of advances or credit;

(iv)     customary Liens in favor of trustees and escrow agents, and netting and setoff rights, banker’s liens and the like in favor of financial institutions and counterparties to financial obligations and instruments, including Hedging Agreements, landlord’s liens, and statutory and governmental liens (including environmental liens);

(v)     Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

(vi)     options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like and Liens on joint venture interests in favor of joint venture partners to secure obligations arising under the applicable joint venture agreements;

(vii)     Liens incurred in the ordinary course of business securing obligations not constituting Indebtedness for borrowed money and not in the aggregate materially detracting from the value of the properties of the Parent and its Restricted Subsidiaries or their use in the operation of the business of the Parent and its Restricted Subsidiaries;

(viii)     existing or future grants of coal bed methane leases or oil and gas or other hydrocarbon leases granted by any Governmental Authority or other third party and associated pipelines, collection facilities, accessways and easements pertaining to the same;

(ix) surface use agreements, mining agreements, easements, covenants, conditions, restrictions, declarations, zoning restrictions, rights of way, minor defects in title, encroachments, pipelines, leases (other than Capital Lease Obligations), licenses, special assessments, railroad trackage, siding and spur rights and agreements, transmission and transportation lines, related to real property, and together with all of the foregoing Liens in this subsection (ix), collectively, “Real Property Liens”, (A) which are in existence on the date hereof or with respect to after-acquired property, which are in existence on the date of such acquisition (as the same may be amended or modified from time to time), or (B) imposed by law or arising in the ordinary course of business, in each case that do not secure any monetary obligation, and in each case do not materially detract from the value of the affected real property for the purpose for which it is being used at the time of evaluation (subject to and taking into account any implied, express or historical consent, permission or other acquiescence by the holder of any Real Property Lien) and do not materially interfere with the ordinary conduct of business of the Parent or any Subsidiary as actually conducted at the time of evaluation;

(x)     pledges, deposits or non-exclusive licenses to use intellectual property rights of the Parent or its Restricted Subsidiaries to secure the performance of bids, tenders, trade contracts, leases, public or statutory obligations, surety and appeal bonds, reclamation bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(xi) judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.1(h);

(xii)     any precautionary uniform commercial code financing statement filing in respect of leases (and not any Indebtedness) entered into the ordinary course of business;

(xiii)     rights of owners of interests in overlying, underlying or intervening strata and/or mineral interests not owned by the Parent or one of its Subsidiaries, with respect to real property where the Parent or applicable Subsidiary’s ownership is only surface or severed mineral or is otherwise subject to mineral severances in favor of one or more third parties;

(xiv)     layback arrangements, joint operation arrangements and similar arrangements with adjoining coal operators;

(xv)     Liens on joint venture interests in favor of joint venture partners to secure obligations arising under the respective joint venture agreements;

(xvi) with respect to water rights, Liens imposed by the doctrine of prior appropriation (including seniority of water rights), the necessity to put the water to a beneficial use, restrictions imposed by the applicable Governmental Authority and the actual availability of water (including restrictions on the use of ground water);

(xvii)     farm, grazing, hunting, recreational and residential leases with respect to which the Parent or any Subsidiary is a lessor encumbering portions of any property to the extent such leases would be granted or permitted by a prudent operator of mining properties similar in use and configuration to real properties;

(xviii)     encumbrances typically found upon real property used for mining purposes in the applicable jurisdiction in which the applicable real property is located to the extent such encumbrances would be permitted or granted by a prudent operator of mining property similar in use and configuration to such real property (e.g., surface rights agreements, wheelage agreements and reconveyance agreements);

(xix)     rights and easements of owners (A) of undivided interests in any of the real property where the Parent or its Subsidiaries own less than 100% of the fee interest, (B) of interests in the surface of any real property where the Parent or its Subsidiaries do not own or lease such surface interest, (C) and lessees, if any, of coal or other minerals (including oil, gas and coalbed methane) where the Parent or its Subsidiaries do not own such coal or other minerals, and (D) and lessees of other coal seams and other minerals (including oil, gas and coalbed methane) not owned or leased by the Parent or its Subsidiaries;

(xx)     with respect to any real property in which the Parent or any Subsidiary holds a leasehold interest, terms, agreements, provisions, conditions, and limitations (other than royalty and other payment obligations which are otherwise permitted hereunder) contained in the leases granting such leasehold interest and the rights of lessors thereunder (and their heirs, executors, administrators, successors, and assigns);

(xxi)     rights of others to subjacent or lateral support and absence of subsidence rights or to the maintenance of barrier pillars or restrictions on mining within certain areas as provided by any Mining Lease, unless in each case waived by such other person;

(xxii)     Liens securing obligations in respect of trade-related letters of credit permitted under Section 7.2(o) covering only the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(xxiii)     Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is tax-exempt under the Code;

(xxiv) Liens on specific items of inventory, equipment or other goods and proceeds of any Person securing such Person’s obligations in respect thereof or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(xxv)     Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Parent or any Restricted Subsidiary on deposit with or in possession of such bank;

(xxvi)     Liens incurred in the ordinary course of business to secure liability to insurance carriers;

(xxvii) non-exclusive licenses of intellectual property in the ordinary course of business;

(xxviii) Liens to secure a defeasance trust;

(xxix) Liens arising under retention of title, hire, purchase or conditional sale arrangements arising under provisions in a supplier’s standard conditions of supply in respect of goods or services supplied to the Parent or any Restricted Subsidiary in the ordinary course of business on arm’s length terms; and

(xxx) with respect to all real property in which the Parent or any Restricted Subsidiary owns less than a fee interest, all Real Property Liens and all other liens, encumbrances, charges, mortgages, security interests and any and all other Liens of whatsoever nature which are suffered or incurred by the fee owner, any superior lessor, sublessor or licensor, or any inferior lessee, sublessee or licensee.

“Permitted Refinancing”: with respect to any Person, any modification, refinancing, refunding, renewal, extension or replacement of any Indebtedness (“Refinancing Indebtedness”) of such Person; provided that:

(a)     the principal amount (or accreted value, if applicable) ~~thereof~~of such Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, extended or replaced (such Indebtedness, “Original Indebtedness”) except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees (including original issue discount) and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, extension or replacement and by an amount equal to any existing commitments unutilized thereunder;

(b)     such ~~modification, refinancing, refunding, renewal, extension or replacement~~Refinancing Indebtedness has a final maturity date equal to or later than the later of (A) the Revolving Termination Date and (B) the final maturity date of Indebtedness being modified, refinanced, refunded, renewed, extended or replaced and having a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Original Indebtedness ~~being modified, refinanced, refunded, renewed, extended or replaced~~ (excluding the effect of any prepayments of scheduled amortization); and

(c)     (i) to the extent such Original Indebtedness ~~being modified, refinanced, refunded, renewed, extended or replaced~~ is subordinated in right of payment to the Obligations, such ~~modification, refinancing, refunding, renewal, extension or replacement~~Refinancing Indebtedness is subordinated in right of payment to the Obligations, (ii) such ~~modification, refinancing, refunding, renewal, extension or replacement~~Refinancing Indebtedness is incurred by the Person who is the obligor of the Original Indebtedness ~~being modified, refinanced, refunded, renewed, extended or replaced~~ or any other Person who would have been permitted to incur such Original Indebtedness hereunder ~~and~~, (iii) if the Original Indebtedness is unsecured, such Refinancing Indebtedness shall be unsecured, (iv) if the Original Indebtedness is secured, (A) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness, (B) to the extent that the Liens securing the Original Indebtedness ~~being refinanced~~ are subordinated to the Liens securing the Obligations, any Lien securing such ~~refinancing~~Refinancing Indebtedness is subordinated to the Liens securing the Obligations on terms at least as favorable on the whole to the Lenders as those contained in the applicable subordination language (if any) for the Original Indebtedness ~~being refinanced.~~and (C) if Original Indebtedness is subject to an intercreditor agreement with the Administrative Agent, a debt representative validly acting on behalf of the holders of such Refinancing Indebtedness shall become a party to an intercreditor agreement that is at least as favorable to the holders of the Obligations as such existing intercreditor agreement.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: (A) any “employee benefit plan,” as defined in Section 3(3) of ERISA (except a Multiemployer Plan) in respect of which any Group Member or (B) with respect to any “employee benefit plan” subject to Title IV of ERISA or Section 412 of the Code any ERISA Affiliate, (i) is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or (ii) has any liability.

“Plan of Reorganization”: as defined in Section 10.6(g)(iii).

“Platform”: as defined in Section 6.2.

“Pledged Stock”: as defined in the Guarantee and Collateral Agreement.

“Preferred Stock”: with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.

“Pro Forma Basis” and “Pro Forma Effect”: for purposes of calculating any financial ratio,

(i)     pro forma effect will be given to any Indebtedness, Disqualified Capital Stock or Preferred Stock (other than ordinary working capital borrowings) incurred during or after the applicable period to the extent the Indebtedness is outstanding or is to be incurred on the date as if the Indebtedness, Disqualified Capital Stock or Preferred Stock had been incurred on the first day of the applicable period;

(ii)     pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the date on which such ratio is calculated (taking into account any Hedging Agreement applicable to the Indebtedness if the Hedging Agreement has a remaining term of at least 12 months) had been the applicable rate for the entire applicable period;

(iii)     Fixed Charges related to any Indebtedness, Disqualified Capital Stock or Preferred Stock (other than ordinary working capital borrowings) no longer outstanding or to be repaid or redeemed on the date on which such ratio is calculated, will be excluded;

(iv)     asset acquisitions and dispositions (including, without limitation, the acquisition or disposition of companies, divisions, lines of business or non-ordinary course assets), mergers, consolidations and discontinued operations (as determined in accordance with GAAP), and any related financing transactions, that the Parent or any of its Restricted Subsidiaries has both determined to make and made after the Closing Date and during the applicable period or subsequent to such applicable period and on or prior to or simultaneously with the date on which such ratio is calculated shall be calculated on a pro forma basis assuming that all such acquisitions and dispositions (including, without limitation, the acquisition or disposition of companies, divisions, lines of business or non-ordinary course assets), mergers, consolidations and discontinued operations (and the change of any associated Fixed Charges, Consolidated Senior Secured Debt or Consolidated Total Debt and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the applicable period, including any pro forma expense and cost reductions and other operating improvements that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of the Parent (regardless of whether these cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act of 1933, as amended, or any other regulation or policy of the SEC related thereto); provided that the benefits resulting therefrom are anticipated by the Parent to be realized in the good faith judgment of the chief financial officer of the Parent within 18 months;

(v)     any Person that is a Restricted Subsidiary on the date on which such ratio is calculated will be deemed to have been a Restricted Subsidiary at all times during such applicable period, and if, since the beginning of the applicable period, any Person that subsequently became a Restricted Subsidiary or was merged with or into the Parent or any of its other Restricted Subsidiaries since the beginning of such period shall have made any acquisition, Investment, disposition, merger, consolidated or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the applicable financial ratio shall be adjusted giving pro forma effect thereto for such period as if such asset acquisition or disposition (including, without limitation, the acquisition or disposition of companies, divisions, lines of business or non-ordinary course assets), merger, consolidation or discontinued operation had occurred at the beginning of the applicable period; and

(vi)     any Person that is not a Restricted Subsidiary on the date on which such ratio is calculated will be deemed not to have been a Restricted Subsidiary at all times during such applicable period.

Whenever Pro Forma Effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Parent.

“Prohibited Transaction”: as defined in Section 406 of ERISA and Section 4975(c) of the Code.

“Projections”: as defined in Section 6.2(c).

“Properties”: as defined in Section 4.17(a).

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender”: as defined in Section 6.2.

“Purchasing Borrower Party”: the Parent or any Restricted Subsidiary of the Parent that becomes an eligible Assignee pursuant to Section 10.6.

“Purchasing Borrower Party Assignment and Assumption”: as defined in Section 10.6(f).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support”: as defined in Section 10.22.

“Qualified Capital Stock”: Capital Stock that is not Disqualified Capital Stock.

“Real Property Liens”: as defined in the definition of Permitted Liens.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Refunded Swingline Loans”: as defined in Section 2.7(b).

“Register”: as defined in Section 10.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrowers to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Period”: as defined in the definition of Net Cash Proceeds.

“Related Indemnitee”: with respect to any Indemnitee, (a) any controlled or controlling Affiliate of such Indemnitee, (b) the respective directors, officers or employees of such Indemnitee or any of its controlled or controlling Affiliates, (c) the respective agents and advisors or other representatives of such Indemnitee or any of its controlled or controlling Affiliates, in the case of this clause (c), acting on behalf of or at the instructions of such Indemnitee or controlled or controlling Affiliate; provided, that each reference to a controlled or controlling Affiliate in this definition pertains to a controlled or controlling Affiliate involved in the negotiation, syndication, administration or enforcement of this Agreement.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body”: the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Replaced Revolving Commitments”: as defined in Section 10.1.

“Replaced Revolving Loans”: as defined in Section 10.1.

“Replaced Term Loans”: as defined in Section 10.1.

“Replacement Revolving Commitments”: as defined in Section 10.1.

“Replacement Revolving Loans”: as defined in Section 10.1.

“Replacement Term Loans” as defined in Section 10.1.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than those events as to which notice is waived pursuant to DOL Reg. Section 4043.

“Required Lenders”: at any time, the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Loans and L/C Obligations then outstanding (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans being deemed “held” by such Lender for purposes of this definition) and (ii) the aggregate unused Commitments then in effect. The Loans, Commitments and participation interests of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that the amount of any participation in any Swingline Loan and unreimbursed drawings under Letters of Credit that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swingline Lender or Issuing Issuer, as the case may be, in making such determination.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Rescindable Amount”: as defined in Section 2.17(f).

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: the chief executive officer, president, chief financial officer, treasurer, chief accounting officer or other authorized officer of the Parent, but in any event, with respect to financial matters, the chief financial officer, the treasurer, any assistant treasurer or any other financial officer of the Parent, and, solely for purposes of the delivery of incumbency certificates, the secretary or any assistant secretary of the Parent and, solely for purposes of notices given pursuant to Section 2 and Section 3, any other officer or employee of the Parent so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Parent designated in or pursuant to an agreement between the Parent and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Parent shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Parent and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Parent. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and appropriate authorization documentation, in form and substance reasonably satisfactory to the Administrative Agent.

“Restricted Payment”: any (i) dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock in the Parent or any of its Restricted Subsidiaries, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock of the Parent or any of its Restricted Subsidiaries held by Persons other than the Parent or any of its Restricted Subsidiaries or (ii) prepayment, purchase, repurchase redemption of, or other principal payment in respect of, Subordinated Debt prior to any scheduled payment or maturity thereof, other than (x) payments of interest when due and principal when due in accordance with the scheduled maturity thereof or the purchase, repurchase or other acquisition of any Subordinated Debt purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition, (y) a payment of intercompany Subordinated Debt or (z) payments in the nature of an earnout representing deferred purchase price in connection with an Investment. For purposes of the foregoing, the term “Restricted Payment” shall not include any dividend or distribution paid in the form of the Parent’s Qualified Capital Stock.

“Restricted Subsidiary”: any Subsidiary of the Parent other than an Unrestricted Subsidiary.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such

Lender’s name on Schedule 1.1A or in the Assignment and Assumption (or other documentation) pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. ~~The amount of the Total Revolving Commitments as of the Closing Date is $400,000,000.~~

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”: as defined in the definition of Facility.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.1(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments; provided that if the commitment of each Revolving Lender to make Revolving Loans and the obligation of the Issuing Lender to issue Letters of Credit have been terminated pursuant to Section 8.2 or if the Total Revolving Commitments have expired, then the Revolving Percentage of each Revolving Lender shall be determined based on the Revolving Percentage of such Revolving Lender most recently in effect, giving effect to any subsequent assignments and to any Revolving Lender’s status as a Defaulting Lender at the time of determination.

“Revolving Termination Date”: ~~August 5~~June 22 , ~~2024~~2026.

“S&P”: as defined in the definition of Cash Equivalents.

“Sale and Leaseback Transaction”: with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.

“Sanction(s)”: any applicable economic, financial or trade sanction administered or enforced by the United States Government, including OFAC, and, if applicable to any Group Member, the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

~~“Scheduled Unavailability Date”: as defined in Section  2.16(b).~~

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Amendment”: that certain Second Amendment to Second Amended and Restated Credit Agreement, dated as of June 22, 2021, among the Parent, the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent.

“Second Amendment Effective Date”: as defined in the Second Amendment.

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Secured Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit C.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“SOFR Early Opt-in”: the Administrative Agent and the Parent have elected to replace LIBOR pursuant to (a) an Early Opt-in Election and (b) Section 2.16(b)(i) and paragraph (a) of the definition of “Benchmark Replacement”.

“Solvent”: when used with respect to any Person or group of Persons, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person or group will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person or group will, as of such date, be greater than the amount that will be required to pay the liability of such Person or group on its debts as such debts become absolute and matured, (c) such Person or group will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person or group will be able to pay its debts as they mature. For the purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Bilateral Letters of Credit”: letters of credit (excluding Letters of Credit issued hereunder) issued by a Lender (or an Affiliate of a Lender) for the account of the Parent or any of its Restricted Subsidiaries subject to the limitations set forth in Section 7.2(m) and for which the Administrative Agent has received a Secured Party Designation Notice with respect thereto prior to the issuance thereof.

“Specified Cash Management Agreement”: any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions or any agreement providing for supply-chain financing between the Parent or any Restricted Subsidiary and any Lender or Affiliate thereof, which, except in the case of any such agreement to which the Administrative Agent or any of its Affiliates is a party, has been designated by such Lender and the Parent, by notice to the Administrative Agent not later than 90 days after the later of (i) the Closing Date and (ii) the execution and delivery by the Parent or such Restricted Subsidiary, as a “Specified Cash Management Agreement.” Any such agreement shall cease to be a Specified Cash Management Agreement on the sixtieth (60th) day after the date that the Lender or Administrative Agent that is a party thereto (or whose Affiliate is a party thereto) ceases to be a Lender or the Administrative Agent under this Agreement.

“Specified Change of Control”: a “Change of Control” (or any other defined term having a similar purpose) as defined in the documentation for any Material Indebtedness.

“Specified Swap Agreement”: any Swap Agreement entered into by the Parent or any Restricted Subsidiary that either (i) is in effect on the Closing Date if such counterparty is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender as of the Closing Date or (ii) is entered into after the Closing Date if such counterparty is the Administrative Agent, a Lender or an affiliate of the Administrative Agent or a Lender at the time such Swap Agreement is entered into.

“Stated Maturity”: (a) with respect to any Indebtedness, the date specified as the fixed date on which the final installment of principal of such Indebtedness is due and payable or (b) with respect to any scheduled installment of principal of or interest on any Indebtedness, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Indebtedness, not including any contingent obligation to repay, redeem or repurchase prior to the regularly scheduled date for payment.

“Subordinated Debt”: any unsecured Indebtedness of the Loan Parties which is subordinated in right of payment to the Obligations, pursuant to a written agreement to that effect, which Indebtedness shall have a Stated Maturity that is at least one year later than the Revolving Termination Date and no amortization payouts or other mandatory prepayments (other than customary change of control and asset sale prepayment provisions) prior to such date.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent.

“Subsidiary Guarantor”: at any time, each Subsidiary that guarantees the Obligations under the Guarantee and Collateral Agreement, provided that no Foreign Subsidiary shall be a Subsidiary Guarantor.

“Supported QFC”: as defined in Section 10.22.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent or any of its Subsidiaries shall be a “Swap Agreement.”

“Swap Obligation”: with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth on Schedule 3.1.    On the Closing Date, the Swingline Commitment is $50,000,000.

“Swingline Exposure”: at any time, the sum of the aggregate undrawn amount of all outstanding Swingline Loans at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total Swingline Exposure at such time.

“Swingline Lender”: Bank of America, in its capacity as the lender of Swingline Loans.

“Swingline Loan Notice”: a notice of a borrowing of a Swingline Loan pursuant to Section 2.7, which shall be substantially in the form of Exhibit J or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) appropriately completed and signed by a Responsible Officer of the applicable Borrower.

“Swingline Loans”: as defined in Section 2.6.

“Swingline Participation Amount”: as defined in Section 2.7(c).

“SXCP”: Suncoke Energy Partners, L.P., a Delaware limited partnership.

“Syndication Agent”: ~~ABN AMRO Capital USA LLC~~BMO Harris Bank N.A.

“Tax Sharing Agreement”: the tax sharing agreement, dated July 18, 2011, by and between Sunoco, Inc. and the Parent.

“Taxes”: any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lenders”: the collective reference to the Incremental Term Lenders.

“Term Loans”: the collective reference to the Incremental Term Loans.

“Term Percentage”: as to any Term Lender with respect to any class of Term Loans at any time, the percentage which the aggregate principal amount of such Lender’s Term Loans of such class then outstanding constitutes of the aggregate principal amount of the Term Loans of such class then outstanding.

“Term SOFR”: for the applicable corresponding tenor (or if any Available Tenor of a Benchmark does not correspond to an Available Tenor for the applicable Benchmark Replacement, the closest corresponding Available Tenor and if such Available Tenor corresponds equally to two Available Tenors of the applicable Benchmark Replacement, the corresponding tenor of the shorter duration shall be applied), the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Test Period”: at any time, the most recently ended four consecutive Fiscal Quarter period for which financial statements have been delivered or are required to have been delivered pursuant to Section 6.1(a) or 6.1(b).

“Threshold Amount”: $35,000,000.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect. The amount of the Total Revolving Commitments as of the ~~Closing~~Second Amendment Effective Date is $~~400,000,000~~350,000,000.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Trade Date”: as defined in Section 10.6(g)(i).

“Transaction Documentation”: collectively~~, the 2017 Senior Note Indenture, the 2017 Senior Notes~~, the Tax Sharing Agreement, this Agreement and the Omnibus Agreement, in each case as in effect on the Closing Date.

“Transaction Liens”: the Liens on Collateral granted by the Loan Parties under the Security Documents.

“Transactions”: collectively, the transactions to occur on or about the Closing Date pursuant to the Transaction Documentation or other agreements existing on or prior to the Closing Date, including without limitation (i) the execution, delivery and performance of this Agreement and the Loan Documents, and (ii) the borrowing of the Loans hereunder and the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan, a Eurodollar Loan or a Daily Floating Rate Loan.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States”: the United States of America.

“Unrestricted Cash and Cash Equivalents” means cash and Cash Equivalents of the Loan Parties on hand on the applicable date of determination, other than cash or Cash Equivalents which are (a) listed or should be listed as “restricted” on the consolidated balance sheet of the Parent as of such date, (b) subject to a Lien in favor of any Person (other than the Administrative Agent for the benefit of the Lenders) or (c) not otherwise generally available for use by the Loan Parties.

“Unrestricted Subsidiary”: (a) Claymont, (b) Indiana Harbor Partnership, (c) Jewell Smokeless Coal Corporation, (d) Oakwood Red Ash Coal Corporation, (e) SXC Holding B.V., (f) SunCoke India Private Limited, (g) India Sub Holding B.V. and (h) any other Subsidiary of the Parent designated by the board of directors of the Parent as an Unrestricted Subsidiary pursuant to Section 6.11 subsequent to the Closing Date.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate”: as defined in Section 2.19(f)(ii)(B)(iii).

“Voting Stock”: with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a)     the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b)     the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent”: the relevant Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule~~.~~, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2    Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar effect) to value any Indebtedness or other liabilities of any Group Member at “fair value”, as defined therein), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations or laws, rules or regulations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations or laws, rules or regulations as amended, supplemented, restated or otherwise modified from time to time.

(c)    The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)    Notwithstanding anything contained herein to the contrary, with respect to determining the permissibility of the incurrence of any Indebtedness, the proceeds thereof shall not be counted as Unrestricted Cash and Cash Equivalents for the purposes of calculating the Consolidated Net Leverage Ratio.

(f)    For all purposes under the Loan Documents, in connection with any division or plan of division under applicable law (or any comparable event): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

1.3    Joint and Several Obligations.

(a)    All obligations of the Borrowers hereunder shall be joint and several. Any notice, request, waiver, consent or other action made, given or taken by any Borrower shall bind all of the Borrowers.

(b)    Each of the Loan Parties hereby authorizes the Parent to act as agent for all of the Loan Parties, and to execute and deliver on behalf of any Loan Party such notices (including Loan Notices and Swingline Loan Notices), requests, waivers, consents, certificates, and other documents, and to take any and all actions, required or permitted to be delivered or taken by the Loan Parties hereunder. Each Loan Party hereby agrees that any such notices, requests, waivers, consents, certificates and other documents executed, delivered or sent by the Parent or any Responsible Officer of the Parent and any such actions taken by the Parent or any Responsible Officer of the Parent shall bind each Loan Party.

1.4    Limited Condition Acquisitions. Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (a) compliance with any basket, financial ratio or test (including any Consolidated Net Leverage Ratio test or any Consolidated Interest Coverage Ratio test), (b) the absence of a Default or an Event of Default, or (c) a determination as to whether the representations and warranties contained in this Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect), in each case in connection with the consummation of a Limited Condition Acquisition, the determination of whether the relevant condition is satisfied may be made, at the election of the Parent, (A) on the date of the execution of the definitive agreement with respect to such Limited Condition Acquisition (such date, the “LCA Test Date”), or (B) on the date on which such Limited Condition Acquisition is consummated, in either case, after giving effect to the relevant Limited Condition Acquisition and any related incurrence of Indebtedness, on a Pro Forma Basis; provided, that, notwithstanding the foregoing, in connection with any Limited Condition Acquisition: (1) any condition to such Limited Condition Acquisition requiring the absence of any Event of Default set forth in Section 7.8 shall be satisfied if (x) no Event of Default shall have occurred and be continuing as of the applicable LCA Test Date, and (y) no Event of Default pursuant to Section 8.1(a) or 8.1(f) shall have occurred and be continuing at the time of consummation of such Limited Condition Acquisition; (2) if the proceeds of an

Incremental Term Loan are being used to finance such Limited Condition Acquisition, then solely with respect to such Incremental Term Loan (x) the conditions set forth in clause (4) of the proviso in Section 2.24(a) and Section 5.2(a) shall be required to be satisfied at the time of closing of the Limited Condition Acquisition and funding of such Incremental Term Loan but, if the lenders providing such Incremental Term Loan so agree, the representations and warranties which must be accurate at the time of closing of the Limited Condition Acquisition and funding of such Incremental Term Loan may be limited to customary “specified representations” and such other representations and warranties as may be required by the lenders providing such Incremental Term Loan, and (y) the conditions set forth in clause (1) of the proviso in Section 2.24(a) and Section 5.2(b) shall, if and to the extent the lenders providing such Incremental Term Facility so agree, be satisfied if (I) no Default or Event of Default shall have occurred and be continuing as of the applicable LCA Test Date, and (II) no Event of Default pursuant to Section 8.1(a) or 8.1(f) shall have occurred and be continuing at the time of the funding of such Incremental Term Facility in connection with the consummation of such Limited Condition Acquisition; and (3) in connection with any calculation of any ratio, test or basket availability with respect to any subsequent transaction following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, for purposes of determining whether such subsequent transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis (i) assuming that such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (ii) assuming that such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated. For the avoidance of doubt, if any of such ratios or amounts for which compliance was determined or tested as of the LCA Test Date are thereafter exceeded or otherwise failed to have been complied with as a result of fluctuations in such ratio or amount (including due to fluctuations in Consolidated EBITDA), at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios or amounts will not be deemed to have been exceeded or failed to be complied with as a result of such fluctuations solely for purposes of determining whether the relevant Limited Condition Acquisition is permitted to be consummated or taken. Except as set forth in clause (2) in the proviso to the first sentence in this Section 1.4 in connection with the use of the proceeds of an Incremental Term Loan to finance a Limited Condition Acquisition (and, in the case of such clause (2), only if and to the extent the lenders providing such Incremental Term Loan so agree as provided in such clause (2)), it is understood and agreed that this Section 1.4 shall not limit the conditions set forth in Section 5.2 with respect to any proposed extension of credit hereunder, in connection with a Limited Condition Acquisition or otherwise.

SECTION 2

AMOUNT AND TERMS OF COMMITMENTS

2.1    Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrowers from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period, the Borrowers may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans, Daily Floating Rate Loans or ABR Loans, as determined by the applicable Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.

(b)    The Borrowers shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.2    Procedure for Revolving Loan Borrowing. The Borrowers may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the applicable Borrower shall give the Administrative Agent irrevocable notice prior to 12:00 P.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans or Daily Floating Rate Loans (provided that (i) such notice may be given by (A) telephone, or (B) a Loan Notice (provided any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice) and (ii) any such notice of a borrowing of ABR Loans or Daily Floating Rate Loans under the Revolving Facility to finance payments required by Section 3.5 may be given not later than 12:00 P.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans or Daily Floating Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of any Borrower, borrowings under the Revolving Commitments that are ABR Loans or Daily Floating Rate Loans in other amounts pursuant to Section 2.7. Upon receipt of any such Loan Notice from a Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the applicable Borrower at the Funding Office prior to 1:00 P.M., New York City time, on the Borrowing Date requested by such Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent crediting the account of the applicable Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.3    [Reserved].

2.4    [Reserved].

2.5    Repayment of Term Loans. The Incremental Term Loans of each Incremental Term Lender shall be repaid in consecutive installments (which shall be no more frequent than quarterly) as specified in the Increased Facility Activation Notice pursuant to which such Incremental Term Loans were made. Furthermore, the Parent shall repay the remaining outstanding principal amount (if any) of each Incremental Term Loan on the Incremental Term Maturity Date for such Incremental Term Loan.

2.6    Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender, in reliance upon the agreements of the other Revolving Lenders set forth herein, agrees to make a portion of the credit otherwise available to the Borrowers under the Revolving Commitments from time to time during the Revolving Commitment Period by making swingline loans (“Swingline Loans”) to the Borrowers; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) no Borrower shall request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrowers may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans or Daily Floating Rate Loans only.

(b)    The Borrowers shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of (i) the Revolving Termination Date and (i) the date occurring ten days after such Swingline Loan is made (which payment may be made if the Borrowers so elect by the borrowing of Revolving Loans and the simultaneous application of all or a portion of the proceeds thereof); provided that on each date that a Revolving Loan is borrowed, the Borrowers shall repay all Swingline Loans then outstanding.

2.7    Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever a Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender and the Administrative Agent irrevocable notice which may be given by (A) telephone or (B) by a Swingline Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a Swingline Loan Notice. Each such Swingline Loan Notice must be received by the Swingline Lender not later than 2:00 P.M., New York City time, on the proposed Borrowing Date, specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $250,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make the proceeds of such Swingline Loan available to the applicable Borrower in immediately available funds.

(b)    The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrowers (which hereby irrevocably direct the Swingline Lender to act on its behalf), on one Business Days’ notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrowers irrevocably authorize the Swingline Lender to charge the Borrowers’ accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c)    If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8.1(f) shall have occurred and be continuing with respect to any Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d)    Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e)    Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or any Borrower may have against the Swingline Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8    Commitment Fees, etc. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(b)    The Parent agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Fee Letter.

2.9    Termination or Reduction of Revolving Commitments. (a) The Parent shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

(b)    [Reserved].

2.10    Optional Prepayments. Any Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice (provided that, if a notice is conditioned upon the effectiveness of other credit facilities or any incurrence or issuance of debt or equity or the occurrence of any other transaction or event, such notice may be revoked by such Borrower (by notice to the Administrative Agent) if such credit facilities do not become effective or such other issuance, transaction or event does not close or materialize, subject to the obligations of the Borrowers under Section 2.20) delivered to the Administrative Agent (which notice shall be in a form reasonably acceptable to the Administrative Agent) no later than 12:00 Noon, New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 12:00 Noon, New York City time, one Business Day prior thereto, in the case of ABR Loans or Daily Floating Rate Loans, which notice shall specify the Facility being prepaid, the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, Daily Floating Rate Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, such Borrower shall also pay any amounts owing pursuant to Section 2.20. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans, Daily Floating Rate Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Term Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof and shall be applied ratably to the remaining principal amortization payments (excluding the final payment due on the maturity date of such Term Loan for purposes of calculating such ratable application). Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

2.11    Mandatory Prepayments. (a) If any Indebtedness shall be issued or incurred by any Group Member after the Closing Date (excluding any Indebtedness incurred in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Loans as set forth in Section 2.11(c).

(b)    If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event occurring after the Closing Date then 100% of such Net Cash Proceeds shall be applied within three Business Days of such date (or, if later, the date otherwise provided for in the definition of Net Cash Proceeds) toward the prepayment of the Loans as set forth in Section 2.11(c).

(c)    The application of any prepayment pursuant to this Section 2.11 shall be made as follows: first, ratably to the outstanding Term Loans (in each case ratably to the remaining principal amortization payments excluding the final payment due on the maturity date of such Term Loan for purposes of calculating such ratable application), second, ratably to outstanding Swingline Loans and drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5, and third, to the outstanding Revolving Loans. Within the foregoing parameters, prepayments shall be applied first, to ABR Loans, second, to Daily Floating Rate Loans and, third, to Eurodollar Loans (in direct order of Interest Period maturities). Each prepayment of the Loans under this Section 2.11 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.12    Conversion and Continuation Options. (a) Any Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans or Daily Floating Rate Loans by giving the Administrative Agent prior irrevocable notice of such election, which may be given by (1) telephone, or (2) a Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice. Each Loan Notice must be received by the Administrative Agent no later than 12:00 P.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. Any Borrower may elect from time to time to convert ABR Loans or Daily Floating Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 P.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan or Daily Floating Rate Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such Loan Notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)    Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the applicable Borrower giving irrevocable notice to the Administrative Agent (which may be given by (1) telephone, or (2) a Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice), in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if any Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Daily Floating Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such Loan Notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13    Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.14    Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)    Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)    Each Daily Floating Rate Loan shall bear interest at a rate per annum equal to the Daily Floating Rate plus the Applicable Margin.

(d)    (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the Stated Maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.14 plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the Stated Maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(e)    Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (d) of this Section 2.14 shall be payable from time to time on demand.

(f)    The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Base Rate” or “Daily Floating Rate” or with respect to any rate that is an alternative or replacement for or successor to any such rate (including, without limitation, any ~~LIBOR Successor Rate~~Benchmark Replacement) or the effect of any of the foregoing, or of any ~~LIBOR Successor Rate~~Benchmark Replacement Conforming Changes.

2.15    Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.

(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Parent, deliver to the Parent a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

(c)    Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

2.16    Inability to Determine Interest Rate.

(a)    If in connection with any request for a Eurodollar Loan or a Daily Floating Rate Loan or a conversion to or continuation thereof:

(i)    the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that (A) by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining (x) the Eurodollar Rate for the applicable Interest Period or (y) the Daily Floating Rate and (B) the circumstances described in Section 2.16(b)(i) do not apply, or

(ii)    the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that (A) the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period or (B) the Daily Floating Rate will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans;

the Administrative Agent shall give notice thereof to the Parent and the relevant Lenders as soon as practicable thereafter. If such notice is given (1) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (2) any Daily Floating Rate Loans under the relevant Facility requested to be made on such date shall be made as ABR Loans, (3) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans, (4) any Loans under the relevant Facility that were to have been converted on such date to Daily Floating Rate Loans shall be continued as ABR Loans, (5) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans and (6) any outstanding Daily Floating Rate Loans under the relevant Facility shall be converted, on such date, to ABR Loans (in each case in clauses (1), (2), (3), (4), (5) and (6), whose rate shall be determined without the utilization of the Eurodollar Base Rate component in determining the ABR ~~Rate~~). Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans or Daily Floating Rate Loans, as applicable, under the relevant Facility shall be made or continued as such, nor shall any Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans or Daily Floating Rate Loans, as applicable.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (i) of this Section 2.16(a) and the Borrowers shall so request, the Administrative Agent, the affected Lenders and the Borrowers shall negotiate in good faith to amend the definition of “Eurodollar Base Rate” and/or “Daily Floating Rate” and other applicable provisions to preserve the original intent thereof in light of such change; provided that, until so amended, such affected Loans will be handled as otherwise provided pursuant to the terms of this Section.

(b)    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents~~, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrowers or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrowers) that the Borrowers or Required Lenders (as applicable) have determined, that:~~:

~~(i) adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or~~

(i)    ~~(ii) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or~~on March 5, 2021 the Financial Conduct Authority (“FCA ”), the regulatory supervisor of LIBOR’s administrator (“IBA ”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month,

6 - month and 12- month Dollar LIBOR tenor settings. On the earliest of (A) the date that all Available Tenors of Dollar LIBOR have permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative, (B) June  30, 2023 and (C) the Early Opt-in Effective Date in respect of a SOFR Early Opt-in, if the then-current Benchmark is LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

~~(iii) syndicated loans currently being executed, or that include language similar to that contained in this Section  2.16, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR,~~

~~then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Parent may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar Dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrowers unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.~~

~~If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended, (to the extent of the affected Eurodollar Loans or Interest Periods), and (y) the Eurodollar Base Rate component shall no longer be utilized in determining the ABR. Upon receipt of such notice, the Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of Eurodollar Loans (to the extent of the affected Eurodollar Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a borrowing of ABR Loans (subject to the foregoing clause (y)) in the amount specified therein.~~

~~Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.~~

(ii)      (x) Upon (A) the occurrence of a Benchmark Transition Event or (B) a determination by the Administrative Agent that neither of the alternatives under clause (a) of the definition of Benchmark Replacement are available, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders (and any such objection shall be conclusive and binding absent manifest error); provided that solely in the event that the then-current Benchmark at the time of such Benchmark Transition Event is not a SOFR-based rate, the Benchmark Replacement therefor shall be determined in accordance with clause (a) of the definition of Benchmark Replacement unless the Administrative Agent determines that neither of such alternative rates is available.

(y) On the Early Opt-in Effective Date in respect of an Other Rate Early Opt-in, the Benchmark Replacement will replace LIBOR for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document.

(iii)     At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrowers may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Parent’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrowers will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During the period referenced in the foregoing sentence, the component of the ABR based upon the Benchmark will not be used in any determination of the ABR.

(iv)     In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(v)     The Administrative Agent will promptly notify the Parent and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 2.16(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section  2.16(b).

(vi)     At any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (B) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

2.17    Pro Rata Treatment and Payments. (a) Each borrowing by a Borrower from the Lenders hereunder, each payment by a Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b)    Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of such Term Loans then held by the relevant Term Lenders. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c)    Each payment (including each prepayment) by a Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d)    All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to 2:00 p.m., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the applicable Borrower.

(f)    Unless the Administrative Agent shall have been notified in writing by the Parent prior to the date of any payment due to be made by a Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrowers within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. With respect to any payment that the Administrative Agent makes for the account of the Lenders or the Issuing Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrowers have not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrowers (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the Issuing Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such Issuing Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.

(g)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.7(b), 2.7(c), 2.17(e), 2.17(f), 3.4(a) or 9.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Lender to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(h)    The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 9.7 are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 9.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 9.7.

2.18    Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate or Daily Floating Rate;

(ii)    subject any Credit Party to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its Loans, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    shall impose on such Lender any other condition (other than Taxes);

and the result of any of the foregoing is to increase the cost to such Lender or such other Credit Party, by an amount that such Lender or other Credit Party deems to be material, of making, converting into, continuing or maintaining Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Lender or such other Credit Party, upon its demand, any additional amounts necessary to compensate such Lender or such other Credit Party for such increased cost or reduced amount receivable. If any Lender or such other Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Parent (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)    If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any holding company controlling such Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such holding company’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s policies with respect to capital adequacy or liquidity requirements) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Parent (with a copy to the Administrative Agent) of a written request therefor, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such holding company for such reduction.

(c)    Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in Requirements of Law, regardless of the date enacted, adopted, issued or implemented.

(d)    A certificate as to any additional amounts payable pursuant to this Section 2.18 submitted by any Lender to the Parent (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 2.18, no Borrower shall be required to compensate a Lender pursuant to this Section 2.18 for any amounts incurred more than nine months prior to the date that such Lender notifies the Parent of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrowers pursuant to this Section 2.18 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19   Taxes.

(a)    (i) Each payment by any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, unless such deduction or withholding is required by any applicable law. If any applicable law, including the Code (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then such Withholding Agent may so deduct or withhold and shall timely pay the full amount of deducted or withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such deduction or withholding (including such deduction or withholding applicable to additional amounts payable under this Section 2.19), the applicable Credit Party receives the amount it would have received had no such deduction or withholding of Indemnified Taxes been made.

(ii)    Subject to Section 2.19(a)(i), if any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the applicable recipient receives an amount equal to the sum it would have received had no such withholding or deduction of Indemnified Taxes been made.

(iii)    If any Loan Party or the Administrative Agent shall be required by any applicable laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such laws, shall withhold or make such deductions as are determined by it to be required, (B) such Loan Party or the Administrative Agent, to the extent required by such laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the applicable recipient receives an amount equal to the sum it would have received had no such withholding or deduction of Indemnified Taxes been made

(b)    The Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)    As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)    The Loan Parties shall jointly and severally indemnify each Credit Party for any Indemnified Taxes that are paid or payable by or required to be withheld or deducted from a payment to such Credit Party in connection with any Loan Document (including Indemnified Taxes paid or payable under this Section 2.19(d)) and any reasonable expenses arising therefrom or with respect thereto; provided, however, that the Loan Parties shall not be required to indemnify any Credit Party for any Indemnified Taxes the demand for which is made to the applicable Loan Party more than nine months after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon such Credit Party for payment of such Indemnified Taxes, and (ii) the date on which such Credit Party has made payment of such Indemnified Taxes (except that if the Indemnified Taxes imposed or asserted giving rise to such claims are retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof). The indemnity under this Section 2.19(d) shall be paid within 10 days after the Credit Party delivers to the Parent a certificate stating the amount of any Indemnified Taxes so paid or payable by such Credit Party and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Credit Party shall deliver a copy of such certificate to the Administrative Agent. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after written demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 2.19(e) below; provided that, such Lender shall indemnify the applicable Loan Party and shall make payment in respect thereof, within 10 days after written demand therefor, to the extent of any payment by such Loan Party to the Administrative Agent pursuant to this sentence with respect to Taxes described in clauses (ii) and (iii) of Section 2.19(e).

(e)    Each Lender shall severally indemnify (i) the Administrative Agent for any Indemnified Taxes (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender, (ii) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register and (iii) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are paid or payable by the Administrative Agent or a Loan Party in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.19(e) shall be paid within 10 days after the Administrative Agent or a Loan Party, as applicable, delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent or such Loan Party. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f)    (i) Any Lender or the Administrative Agent that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Parent and the Administrative Agent, at the time or times reasonably requested by the Parent or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Parent or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Parent or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Parent or the Administrative Agent as will enable the Parent or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.19(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a change in any Requirements of Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Parent or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.19(f). If any form or certification previously delivered pursuant to this Section 2.19(f) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Parent and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii)    Without limiting the generality of the foregoing, if any Borrower is a U.S. Person, any Lender (or, if the Lender is disregarded as an entity separate from its owner for U.S. Tax purposes, its sole owner) with respect to such Borrower shall, if it is legally eligible to do so, deliver to the Parent and the Administrative Agent (in such number of copies reasonably requested by the Parent and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A)    any Lender that is a U.S. Person shall deliver executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;

(B)    any Lender that is not a U.S. Person shall deliver whichever of the following is applicable:

(i)    (1) in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party, with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)    executed copies of IRS Form W-8ECI;

(iii)    in the case of a Lender claiming the portfolio interest exemption under Section 881(c) of the Code, both (1) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, and (2) a certificate substantially in the form of Exhibit E-1 (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code or (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code; or

(iv)    to the extent such Lender is not the beneficial owner, (1) executed copies of IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B)(i), (B)(ii), (B)(iii) and (C) of this Section 2.19(f)(ii) from each beneficial owner; provided, however, that if the Lender is a partnership and one or more of its direct or indirect partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate substantially in the form of Exhibit E-2 on behalf of such direct or indirect partner;

(C)    any Lender that is not a U.S. Person shall deliver executed copies of any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Parent or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Parent and the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent and the Administrative Agent as may be necessary for the Parent and the Administrative Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.19(f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(g)    Unless required by applicable laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any party determines, in its sole discretion exercised in good faith, that it has received a refund or credit of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including additional amounts paid pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. This Section 2.19(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h)    Each party’s obligations under this Section 2.19 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the replacement or resignation of the Administrative Agent and the repayment, satisfaction or discharge of all other obligations under the Loan Documents.

(i)    For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1471-2(b)(2)(i).

(j)    For purposes of Sections 2.19(e) and (f), the term “Lender” includes the Issuing Lender and the Swingline Lender. For purposes of this Section 2.19, the term “applicable law” includes FATCA.

2.20    Indemnity. The Borrowers agree to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by any Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by any Borrower in making any prepayment of or conversion from Eurodollar Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section 2.20 submitted to the Parent by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) or (d) with respect to such Lender, it will, if requested by the Parent, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending offices to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.21 shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 2.18 or 2.19(a) or (d).

2.22    Replacement of Lenders. The Parent shall be permitted to replace any Lender that (a) is entitled to additional amounts pursuant to Section 2.18 or 2.19(a) or (d), (b) becomes a Defaulting Lender, or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders, or the Majority Facility Lenders, as the case may be, has been obtained) (any such Lender, a “Non-Consenting Lender”), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing after giving effect to such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a) or (d), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrowers shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a) or (d), as the case may be, (ix) in the case of any such assignment resulting from a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments thereafter; (x) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and (xi) any such replacement shall not be deemed to be a waiver of any rights that any Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.23    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.8(a);

(b)    such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders” and “Majority Facility Lenders” and Section 10.1;

(c)    any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swingline Lender hereunder; third, to cash collateralize any Issuing Lender’s L/C Exposure with respect to such Defaulting Lender in accordance with Section 2.23(d); fourth, as the Parent may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Parent, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this

Agreement and (y) cash collateralize any Issuing Lender’s L/C Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement in accordance with Section 2.23(d); sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swingline Lenders as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or drafts paid under Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and drafts paid under Letters of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or drafts paid under Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Commitments under the Revolving Facility without giving effect to Section 2.23(d). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.23(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d)    if any Swingline Exposure or L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)    all or any part of the Swingline Exposure and L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s Swingline Exposure and L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Lender only the Borrowers’ obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8 for so long as such L/C Exposure is outstanding;

(iii)    if the Borrowers cash collateralize any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv)    if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.8(a) and Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(v)    if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

(e)    so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.23(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(d)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Swingline Lender or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Parent, the Swingline Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.

2.24    Incremental Facilities.

(a)    The Parent and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall make, obtain or increase the amount of their Term Loans (any such Terms Loans, “Incremental Term Loans”) or Revolving Commitments, as applicable, by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying (i) the amount of such increase and the Facility or Facilities involved, (ii) the applicable Increased Facility Closing Date and (iii) in the case of Incremental Term Loans, (A) the applicable Incremental Term Maturity Date, (B) the amortization schedule for such Incremental Term Loans, and (C) the Applicable Margin for such Incremental Term Loans; provided, that (1) upon the effectiveness of each Incremental Term Loan or increase in Revolving Commitments no Default or Event of Default has occurred and is continuing or shall result therefrom; (2) on a Pro Forma Basis after giving effect to the incurrence of any Incremental Term Loans or increased Revolving Commitments, (assuming in the case of an increase in the Revolving Commitments the full drawing of such increased Revolving Commitments and, without duplication, after giving effect to (x) the borrowing of any Revolving Loans on such day under such increased Revolving Commitments, (y) other permitted pro forma adjustment events and (z) any permanent repayment of Indebtedness after the beginning of the relevant determination period but prior to or simultaneous with borrowing), the Parent is in compliance with the financial covenants in Section 7.1; (3) in the case of an incurrence of an Incremental Term Loan, the Weighted Average Life to Maturity of such Incremental Term Loans shall not be shorter than the Weighted Average Life to Maturity of any then-outstanding Term Loans, (4) upon the effectiveness of each incurrence of any Incremental Term Loans or increase in Revolving Commitments, each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (except to the extent (i) any such representations and warranties relate, by their terms, to a specific date, in which case such representations and warranties shall be true and correct in all material respects on and as of such specific date and (ii) any such representations and warranties are qualified by materiality, in which case such representations and warranties shall be true and correct in all respects) and (5) the Administrative Agent shall have received all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to real property Collateral as required by applicable law and as reasonably required by the Administrative Agent to comply with applicable law or the requirements of its regulators. Notwithstanding the foregoing, (i) the aggregate amount of borrowings of Incremental Term Loans and incremental Revolving Commitments obtained after the Closing Date pursuant to this paragraph (together with the aggregate amount of all Incremental Equivalent Indebtedness incurred after the Closing Date) shall not exceed the Incremental Amount and (ii) without the consent of the Administrative Agent, each increase effected pursuant to this paragraph shall be in a minimum amount of at least $20,000,000 or if less the balance of the remaining aggregate principal amount available. No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.

(b)    Any additional bank, financial institution or other entity which, with the consent (which consent shall not be unreasonably withheld) of the Parent, the Administrative Agent, the Issuing Lenders (in the case of a Revolving Facility only) and the Swingline Lender (in the case of a Revolving Facility only), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.24(a) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit G, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(c)    Unless otherwise agreed by the Administrative Agent, on each Increased Facility Closing Date with respect to the Revolving Facility, the Borrowers shall borrow Revolving Loans under the relevant increased Revolving Commitments from each Lender participating in the relevant increase in an amount determined by reference to the amount of each Type of Loan (and, in the case of Eurodollar Loans, of each Eurodollar Tranche) which would then have been outstanding from such Lender if (i) each such Type or Eurodollar Tranche had been borrowed or effected on such Increased Facility Closing Date and (ii) the aggregate amount of each such Type or Eurodollar Tranche requested to be so borrowed or effected had been proportionately increased. The Eurodollar Base Rate applicable to any Eurodollar Loan borrowed pursuant to the preceding sentence shall equal the Eurodollar Base Rate then applicable to the Eurodollar Loans of the other Lenders in the same Eurodollar Tranche (or, until the expiration of the then-current Interest Period, such other rate as shall be agreed upon between the Parent and the relevant Lender).

(d)    Incremental Term Loans shall: (i) rank pari passu in right of payment priority with the existing Term Loans and the Revolving Facility, (ii) share ratably in rights in the Collateral and the Guarantee and Collateral Agreement and (iii) otherwise be on terms reasonably satisfactory to the Administrative Agent, provided that, such terms and documentation relating to such Incremental Term Loans shall be on terms not materially more onerous, taken as a whole, to the Borrowers than any existing Term Loans (except to the extent permitted above with respect to the maturity date, amortization, interest rate and other than terms which are applicable only after the Revolving Termination Date).

(e)    Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, on each Increased Facility Activation Date, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loans evidenced thereby. Any such amendment may be effected in writing by the Administrative Agent with the Parent’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

2.25    Additional Borrowers.

(a)    The Parent may at any time, upon not less than 15 Business Days’ written notice to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), request the designation of any wholly-owned domestic Restricted Subsidiary as a “Borrower” to receive extensions of credit hereunder. The Administrative Agent shall promptly notify the Lenders. Thereafter, the Administrative Agent shall send a joinder agreement or other similar agreement in form and substance satisfactory to the Administrative Agent specifying the effective date upon which such wholly-owned domestic Restricted Subsidiary shall constitute a Borrower for purposes hereof. Upon the execution of such agreement by the Parent, such Restricted Subsidiary and the Administrative Agent, such Restricted Subsidiary shall be a Borrower and permitted to receive extensions of credit hereunder, on the terms and conditions set forth herein and therein, and such Restricted Subsidiary otherwise shall be a Borrower for all purposes of this Agreement; provided that no Loan Notice or Application may be submitted by or on behalf of such newly-designated Borrower until the date 5 Business Days after such effective date. The parties hereto acknowledge and agree that, prior to any wholly-owned domestic Restricted Subsidiary becoming entitled to utilize the credit facilities provided for in this Agreement, the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel, “know-your-customer” information and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent in its reasonable discretion.

(b)    The Parent may from time to time, upon not less than 10 Business Days’ written notice to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Restricted Subsidiary’s status as a “Borrower”, provided that there are no outstanding credit extensions payable by such Borrower, or other amounts payable by such Borrower on account of any credit extensions made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Borrower’s status.

SECTION 3

LETTERS OF CREDIT

3.1    L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (which may be commercial or standby) providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit (“Letters of Credit”) for the account of the Borrowers or any of their Restricted Subsidiaries on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall not issue any Letter of Credit if, after giving effect to such issuance, (i) the Issuing Lender’s L/C Commitment would exceed such Issuing Lender’s L/C Commitment set forth on Schedule 3.1, (ii) the L/C Obligations would exceed the aggregate L/C Commitments or (iii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (A) be denominated in Dollars and (B) expire no later than the earlier of (1) the first anniversary of its date of issuance and (2) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (2) above).

(b)    The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if: (i) such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law, (ii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally, (iii) Section 2.23(e) applies or (iv) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense (for which the Issuing Lender is not otherwise compensated hereunder) which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it.

3.2    Procedure for Issuance of Letter of Credit. The Borrowers may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender and signed by a Responsible Officer and including agreed-upon draft language for such Letter of Credit reasonably acceptable to the applicable Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the applicable Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the applicable Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof). The Issuing Lender may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

3.3    Fees and Other Charges. (a) The Borrowers will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrowers shall pay to the Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b)    In addition to the foregoing fees, the Borrowers shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4    L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrowers in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount that is not so reimbursed (or is so returned). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)    If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section 3.4 shall be conclusive in the absence of manifest error.

(c)    Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from any Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5    Reimbursement Obligation of the Borrowers. If any draft is paid under any Letter of Credit, the Borrowers shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any Other Taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the Parent receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Parent receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.14(b) and (y) thereafter, Section 2.14(d).

3.6    Obligations Absolute. The Borrowers’ obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that any Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrowers also agree with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrowers’ Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of any Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrowers agree that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrowers and shall not result in any liability of the Issuing Lender to any Borrower.

3.7    Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Parent of the date and amount thereof. The responsibility of the Issuing Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8    Applications. To the extent that any provision of any Application related to any Letter of Credit (i) is inconsistent with the provisions of this Section 3 or (ii) purports to add defaults or events of default or provide for the grant of security not contemplated by this Agreement, the terms of this Agreement shall govern.

3.9    Additional Issuing Lenders; Monthly Reports.

The Parent may appoint other Revolving Lenders as Issuing Lenders; provided, that any such appointment shall be subject to (i) the prior approval of the Administrative Agent, not to be unreasonably withheld and (ii) the acceptance of such appointment by the applicable Revolving Lender. Upon any such appointment, such Person shall become an Issuing Lender, be entitled to all the benefits and subject to the obligations of an Issuing Lender hereunder with respect to Letters of Credit issued by it. The Parent may select which Issuing Lender it requests to issue a Letter of Credit if there are multiple Issuing Lenders. The Administrative Agent, the Parent and any Issuing Lender appointed as such after the Closing Date may amend this Agreement as the Administrative Agent reasonably determines is necessary or appropriate to reflect such appointment. Each Issuing Lender shall provide to the Administrative Agent a list of outstanding Letters of Credit issued by it (together with type and amounts) on a monthly basis.

3.10    Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrowers shall be obligated to reimburse the Issuing Lender hereunder for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ businesses derives substantial benefits from the businesses of such Restricted Subsidiaries.

SECTION 4

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and to issue or participate in the Letters of Credit, except to the extent any such representations and warranties relate, by their terms, to a specific date, as of the date hereof (and as required under Section 5.2) the Borrowers hereby represent and warrant to the Administrative Agent and each Lender that:

4.1    Financial Condition. (a) [reserved].

(b)    The audited consolidated balance sheet of the Parent as of December 31, 2018 and the related consolidated statements of income and of cash flows for the Fiscal Year ended on such date, reported on by and accompanied by an unqualified report from KPMG, present fairly in all material respects the consolidated financial condition of the Parent and its consolidated Subsidiaries as of such date, and the consolidated results of its operations and its consolidated cash flows for the Fiscal Year then ended. The unaudited consolidated balance sheet of the Parent and its Subsidiaries as of June 30, 2019, and the related unaudited consolidated statements of income and cash flows for the six-month period ended on such date, present fairly in all material respects the consolidated financial condition of the Parent and its consolidated Subsidiaries as of such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments and the absence of footnotes). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein).

4.2    No Change. Since December 31, 2018, there has been no development or event that has had or is reasonably expected to have a Material Adverse Effect.

4.3    Existence; Compliance with Law. Each Group Member (a) is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, except to the extent, with respect to a Subsidiary, where any failure to maintain existence or good standing would not have a Material Adverse Effect, (b) has the corporate or other organizational power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the lack of any such power or authority would not reasonably be expected to cause a Material Adverse Effect, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to so qualify would not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all applicable Requirements of Law (excluding Environmental Laws and ERISA, but including the Patriot Act) except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4    Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or organizational power and authority to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary corporate or organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents to which a Loan Party is a party, except (a) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Administrative Agent, (b) the authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (c) those filings and actions agreed by the parties to be taken after the Closing Date pursuant to and in accordance with the terms of the Security Documents and (d) any consent, authorization, filing or notice, where the failure to obtain any such consent or authorization or to make any such filing or give any such notice would not reasonably be expected to have a Material Adverse Effect. This Agreement has been, and each Loan Document will be, duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights or remedies generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents to which a Loan Party is a party, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not (a) violate any Requirement of Law applicable to any Loan Party or any Contractual Obligation of any Group Member, except where any such violation would not reasonably be expected to result in a Material Adverse Effect, or (b) result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents), except where any such creation or imposition of any such Lien would not reasonably be expected to have a Material Adverse Effect.

4.6    Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent, threatened by or against any Group Member or against any of their respective properties or revenues which is reasonably expected to have a Material Adverse Effect.

4.7    No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect which would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8    Ownership of Property. Each Group Member has (i) with respect to its real property that is Mortgaged Property, good record title in fee simple or fee simple with respect to surface rights only or, valid lease-hold interests with respect to property that is leased, (ii) with respect to its other real property, valid lease-hold interests in, easements or other limited property interests in all such, and (iii) with respect to its other property, good title to, or a valid leasehold interest in all such other property except, in each case, (i) where the failure to have such interests does not have a material adverse effect on the current operations of the Business of the owner of such other real property or other property and (ii) for all Liens permitted by Section 7.3.

4.9    Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except for any failures to own or license such Intellectual Property which would not reasonably be expected to have a Material Adverse Effect. No material claim has been asserted against any Group Member and is pending by any Person challenging the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Parent know of any valid basis for any such claim, except, in each case, for claims that would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Parent, the use of Intellectual Property by each Group Member does not infringe on the rights of any Person, except for such infringements that, in the aggregate, are not reasonably expected to have a Material Adverse Effect.

4.10    Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material Tax returns, which, to the knowledge of the Parent, are required to be filed by such Group Member and has paid or made provision for the payment of all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property in respect thereof received by such Group Member, and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than, in each case, (a) any Taxes the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member and (b) other Taxes where any such failure to file or any such failure to pay would not reasonably be expected to have a Material Adverse Effect); no Tax Lien has been filed in respect of any material amount of unpaid Taxes in respect of which, to the knowledge of the Parent, any claim is being asserted, except where such claim is not reasonably expected to result in a Material Adverse Effect with respect to any such Tax.

4.11    Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Parent will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with said Regulation U and any applicable forms required from time to time thereunder. No Loan Party is or will be principally engaged or substantially involved in the business of extending credit for the purpose of “buying” or “carrying” any “margin stock.”

4.12    Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against any Group Member pending or, to the knowledge of the Parent, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member in respect of employee health and welfare insurance have been paid or accrued as a liability on the most recent audited financial statements of the relevant Group Member.

4.13    ERISA. (a) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (i) each Group Member and each ERISA Affiliate are in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans; (ii) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur; (iii) all liabilities required to be accrued by Accounting Standards Codification No. 715: Compensation Retirement Benefits with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Group Member or any ERISA Affiliate or to which any Group Member or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with Accounting Standards Codification No. 715: Compensation Retirement Benefits; and (iv) the present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation Retirement Benefits) did not, as of the date of the most recent audited financial statement reflecting such amounts, exceed the Fair Market Value of the assets of such Pension Plan allocable to such accrued benefits.

(b)    No Borrower is or will be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans to make payments on the Loans, the Letters of Credit or the Commitments.

4.14    Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Federal or state statue or regulation (other than Regulation X of the Board) that limits its ability to incur Indebtedness under the Loan Documents.

4.15    Subsidiaries. Schedule 4.15 lists the correct legal name and jurisdiction of incorporation or formation of all of the Subsidiaries of the Parent as of the Closing Date.

4.16    Use of Proceeds. The proceeds of the Loans shall be used to finance capital expenditures, acquisitions, working capital needs, the making of distributions, payment of dividends, repayment of Indebtedness and for other general corporate purposes of the Parent and its Subsidiaries.

4.17    Environmental Matters. Except to the extent that the following would not reasonably be expected to have a Material Adverse Effect:

(a)    the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and during its period of ownership, lease or operation of the Properties, have not previously contained, any Materials of Environmental Concern in amounts or concentrations that constitute a violation of, or would reasonably be expected to give rise to liability on the part of such Group Member under, any applicable Environmental Law;

(b)    no Group Member has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding any applicable Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does any Responsible Officer of the Parent have knowledge that any such notice has been threatened in writing;

(c)    Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner that would reasonably be expected to give rise to liability on the part of any Group Member under, any applicable Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any Property in violation of, or in a manner that would reasonably be expected to give rise to liability on the part of any Group Member under, any applicable Environmental Law;

(d)    no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Responsible Officer of the Parent, threatened in writing, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)    there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of any applicable Environmental Laws;

(f)    the Properties and all operations at the Properties are in compliance, and have in the five-year period prior to the date on which this representation is made or deemed made on the date of any extension of credit been in compliance, with all applicable Environmental Laws; and

(g)    no Group Member has assumed any liability of any other Person under Environmental Laws.

4.18    Accuracy of Information, etc. No statement or information (other than information of a general economic or industry-specific nature), contained in this Agreement, any other Loan Document or any other document, written certificate or written statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the this Agreement or the other Loan Documents, taken as a whole with all other certificates, documents and written statements furnished prior to or substantially contemporaneously therewith, contained, as of the date such statement, information, written document or written certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact known to the Parent and necessary to make the statements contained herein or therein, in light of the circumstances under which they were or will be made not materially misleading; provided that, with respect to projections and pro forma financial information contained in the materials referenced above the Borrowers represent only that such information was prepared in good faith based upon estimates and assumptions believed by management of the Parent to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the Closing Date, the Borrowers have disclosed to the Lenders all facts known to them that would reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

4.19    Security Documents. (a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will, to the extent required therein, be effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest under the New York UCC in the Collateral described therein. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement constituting certificated securities (as defined in the New York UCC), when such certificated securities are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement executed in blank), the security interest created under the Guarantee and Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Pledged Stock, prior and superior in right to any other Person, to the extent that such security interest can be perfected under the New York UCC. In the case of the other

Collateral described in the Guarantee and Collateral Agreement, when uniform commercial code financing statements in appropriate form are filed in the applicable offices, the security interest created under the Guarantee and Collateral Agreement shall constitute a fully perfected security interest in all right, title and interest of the Loan Parties in such Collateral to the extent perfection can be obtained by filing uniform commercial code financing statements, prior and superior to the rights of any other Person (except for rights secured by Liens permitted by Section 7.3).

(b)    Each of the Mortgages, upon execution and delivery thereof by the parties thereto, will be effective to create or continue, as applicable, in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgages are filed in the jurisdictions specified therein, each such Mortgage shall constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, in each case prior and superior to the rights of any other Person (except for rights secured by Liens permitted by Section 7.3). Schedule 1.1B lists, as of the Closing Date, each parcel of owned real property located in the United States and held by the Parent or any of its Restricted Subsidiaries (other than Excluded Subsidiaries) that has a value, in the reasonable opinion of the Parent, in excess of $10,000,000 (other than (i) real properties owned as of the Closing Date by Ceredo Liquid Terminal, LLC, Kanawha River Terminals LLC, and Suncoke Lake Terminal LLC and (ii) the real properties owned as of the Closing Date in Granite City, IL and Buchanan County, VA which properties are not required to be made subject to a Mortgage).

4.20    Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and as of the date of each other extension of credit hereunder after, in each case, the application of the proceeds of such Loans, and after giving effect to the rights of subrogation and contribution under the Guarantee and Collateral Agreement and otherwise, the Parent and its Restricted Subsidiaries, taken as a whole and on a consolidated basis, will be Solvent.

4.21    OFAC. None of the Parent, nor any of its Subsidiaries, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, or employee thereof, is an individual or entity that is, or is owned or controlled by any individual or entities that are (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, or, to the extent applicable, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

4.22    Anti-Corruption Laws. The Parent and its Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, and, to the extent applicable, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws, to the extent applicable.

4.23    ~~EEA~~Affected Financial Institution. No Loan Party is an ~~EEA~~Affected Financial Institution.

4.24    Flood Insurance. Each Loan Party maintains, if available, flood hazard insurance (for which all premiums then due have been paid) on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent to comply with applicable law or the requirements of its regulators.

SECTION 5

CONDITIONS PRECEDENT

5.1    Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)    Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrowers and each Person listed on Schedule 1.1A, and (ii) the Guarantee and Collateral Agreement, executed and delivered by the Parent and each Restricted Subsidiary that is not an Excluded Subsidiary.

(b)    Approvals. All governmental and third party approvals necessary in connection with the Transactions, the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transactions or the financing contemplated hereby.

(c)    Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), at least two Business Days before the Closing Date.

(d)    Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit B, with appropriate insertions and attachments, including the certificate of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party (to the extent such jurisdiction provides such certifications), and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization (to the extent such jurisdiction issues such certificates).

(e)    Legal Opinions. The Administrative Agent shall have received the following executed legal opinions, in each case in form and substance reasonably satisfactory to the Administrative Agent:

(i)    the legal opinion of Perkins Coie LLP, counsel to the Parent and its Subsidiaries; and

(ii)    the legal opinion of local counsel in Ohio and Louisiana and of such other special and local counsel as may be reasonably requested by the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(f)    Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock (to the extent such shares are certificated) pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(g)    Filings, Registrations and Recordings. Each document required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(h)    Mortgages, etc.

(i)    [reserved].

(ii)    With respect to each Mortgaged Property, the Administrative Agent shall have received a Mortgage applicable to such property, executed and delivered by a duly authorized officer of each party thereto. In any jurisdiction which requires the payment of mortgage recording tax, the maximum amount secured by any Mortgage shall be subject to the reasonable approval of the Administrative Agent, not to exceed the value of the property (together with improvements).

(iii)    With respect to each Mortgaged Property, ALTA mortgagee title insurance policies issued by a title insurance company acceptable to the Administrative Agent with respect to such Mortgaged Property (or such amendments and endorsements to existing title policies with respect to such Mortgaged Property), assuring the Administrative Agent that the Mortgage covering such real property creates a valid and enforceable first priority mortgage lien on such real property, free and clear of all defects and encumbrances except Permitted Liens, which title insurance policies shall otherwise be in form and substance satisfactory to the Administrative Agent and shall include such endorsements as are requested by the Administrative Agent (including ALTA 10.1 (date down), ALTA 11.2 (mortgage modification), ALTA 12 (aggregation/tie-in) and ALTA 14 (future advance) or state law equivalents, together with additional coverage added to the ALTA 11.2 as necessary). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid. Notwithstanding the foregoing, with respect to any endorsements which Administrative Agent may reasonably request and which are charged as a percentage of the base title premium, the Administrative Agent will reasonably consider Borrowers’ reasonable requests for alternative and less expensive forms of assurance or protection or for the elimination of such request entirely.

(iv)    If requested by the Administrative Agent, the Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage (except that flood insurance shall be required only with respect to such portions of such real property which are improved with buildings and improvements of a substantial nature which are material to the conduct of the business presently being conducted thereon, or as to which the Administrative Agent is required by law to require such flood insurance), (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance

Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Parent has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

(i)    Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 4.03(i) of the Guarantee and Collateral Agreement.

(j)    Existing Parent Credit Agreement. The Existing Parent Credit Agreement shall be repaid in full and all commitments thereunder and security interests related thereto shall be terminated.

(k)    Patriot Act. To the extent requested by a Lender at least 5 days prior to the Closing Date, the Loan Parties shall have provided to such Lender all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

(l)    Beneficial Ownership. At least 5 days prior to the Closing Date, if a Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver a Beneficial Ownership Certification in relation to such Loan Party.

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.2    Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)    Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent (i) any such representations and warranties relate, by their terms, to a specific date, in which case such representations and warranties shall be true and correct in all material respects on and as of such specific date and (ii) any such representations and warranties are qualified by materiality, in which case such representations and warranties shall be true and correct in all respects).

(b)    No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)    Notice. In the case of the borrowing of a Loan, the Administrative Agent shall have received a Loan Notice as required by Section 2.2 or, in the case of the issuance of a Letter of Credit, the Issuing Lender shall have received a notice requesting the issuance of such Letter of Credit as required by Section 3.2.

Each borrowing by, and issuance of a Letter of Credit on behalf of, a Borrower hereunder shall constitute a representation and warranty by the Borrowers as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6

AFFIRMATIVE COVENANTS

The Borrowers hereby agree that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrowers shall and shall cause each of their respective Restricted Subsidiaries to:

6.1    Financial Statements. Furnish to the Administrative Agent and each Lender:

(a)    within 90 days after the end of each Fiscal Year, a copy of the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from an upcoming maturity date under this Agreement occurring within one year from the time such opinion is delivered), by KPMG or other independent certified public accountants of nationally recognized standing (it being understood that the report referred to in this sentence is the report with respect to the Parent’s audited financial statements and not any report with respect to the effectiveness of the Parent’s internal controls over financial reporting); and

(b)    not later than 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and of cash flows for such Fiscal Quarter and the portion of the Fiscal Year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding previous Fiscal Quarter and corresponding portion of the Parent’s previous Fiscal Year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

All such financial statements shall be fairly stated in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed therein) consistently throughout the periods reflected therein. Any documents required to be delivered pursuant to subsection (a) or (b) above or Section 6.2(d) or 6.2(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto, on the Parent’s website ~~on the internet at the following website address:~~at www.suncoke.com~~;~~ or (ii) on which such documents are posted on the Parent’s behalf on Syndtrak, IntraLinks/IntraAgency, on www.sec.gov or on another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial~~,~~ or third-party or ~~SEC website or~~ whether sponsored by the Administrative Agent; provided that, in the case of documents that are not available on www.sec.gov, the Parent shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents to the extent any Lender or the Administrative Agent reasonably demonstrates that it cannot access or obtain such documents).

6.2    Certificates; Other Information. Furnish to the Administrative Agent and each Lender:

(a)    to the extent consistent with the internal policies of the independent public accountants reporting on the financial statements referred to in Section 6.1(a), concurrently with the delivery of such financial statements, a certificate of such independent certified public accountants (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretation) stating that in making the examination necessary for such report no knowledge was obtained of any Default or Event of Default pursuant to Section 7.1, except as specified in such certificate;

(b)    concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) in the case of quarterly or annual financial statements, a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the financial covenants contained herein as of the last day of the Fiscal Quarter or Fiscal Year, as the case may be, and (iii) in the case of annual financial statements, to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party and (2) a description of any Person that has become a Group Member, in each case since the date of the most recent report delivered pursuant to this clause (b) (or, in the case of the first such report so delivered, since the Closing Date);

(c)    as soon as available, and in any event no later than 60 days after the end of each Fiscal Year, a detailed consolidated budget for the following Fiscal Year (including a projected consolidated balance sheet of the Parent and its Subsidiaries as of the end of the following Fiscal Year, the related consolidated statements of projected cash flow and projected income and a reasonable description of the underlying assumptions applicable thereto), and, promptly when available, significant revisions, if any, of such budget with respect to such Fiscal Year (collectively, the “Projections”);

(d)    within 45 days after the end of each Fiscal Quarter (or 90 days, in the case of the fourth Fiscal Quarter of each Fiscal Year), a narrative discussion and analysis of the financial condition and results of operations of the Parent and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, together with a summary comparison of the portion of the Projections covering such periods and of the comparable periods of the previous year;

(e)    within 10 Business Days (or such longer period as the Administrative Agent, in its sole discretion, shall agree to) after the same are sent, copies of all financial statements and material reports that the Parent sends to the holders of any class of its debt securities or public equity securities and, within 10 Business Days (or such longer period as the Administrative Agent, in its sole discretion, shall agree to) after the same are filed, copies of all financial statements and reports that the Parent may make to, or file with, the SEC;

(f)    promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Group Member or any ERISA Affiliate requests with respect to any Multiemployer Plan; provided, that if the relevant Group Members or ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plans, then, upon reasonable request of the Administrative Agent, such Group

Member or the ERISA Affiliate shall, to the extent and at the times permitted by Sections 101(k) and 101(l) of ERISA, promptly make a request for such documents or notices from such administrator or sponsor and the Parent shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof;

(g)    promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws; and

(h)    promptly, such additional available information regarding the business or financial condition of the Group Members (not otherwise required to be delivered to the Administrative Agent or any Lender under any Loan Document) as the Administrative Agent, or any Lender acting through the Administrative Agent, may from time to time reasonably request.

Each Borrower hereby acknowledges that (a) the Administrative Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parent or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to any Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute non-public information, they shall be treated as set forth in Section 10.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated as “Public Side Information.” Notwithstanding the foregoing, the Borrowers shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.3    [Reserved].

6.4    Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence in its jurisdiction of organization and (ii) take all reasonable action required to maintain all rights, privileges and franchises required in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and Section 7.5 and except, in the case of clause (ii) above, to the extent that any other failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.5    Maintenance of Property; Insurance. (a) Keep all property in its business in good working order and condition (ordinary wear and tear and planned maintenance shutdowns excepted) except for any failures to maintain such property that would not reasonably be expected to have a Material Adverse Effect, (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business and (c) without limiting the forgoing, (i) maintain, if available, flood hazard insurance (for which all premiums then due have been paid) on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent to comply with applicable law or the requirements of its regulators, (ii) furnish to the Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) upon any Responsible Officer obtaining knowledge thereof, furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

6.6    Inspection of Property; Books and Records. (a) Keep proper books of records and account in which entries which are full, true and correct in all material respects and in conformity with GAAP and all applicable material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, and (b) permit representatives of the Administrative Agent or any Lender to visit and inspect any of its material properties and examine and make abstracts from any of its books and records at any reasonable time, upon reasonable prior written notice delivered to the Parent and as often as may reasonably be desired and to discuss the business, operations, properties and financial condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountant; provided, however, that all such inspections shall be coordinated by the Lenders and the Administrative Agent, and by the Administrative Agent with the Parent in order to minimize disruption of the Group Members’ business, and so long as no Event of Default has occurred and is continuing, such inspections shall be limited to two per Fiscal Year.

6.7    Notices. Promptly give notice to the Administrative Agent (for delivery to each Lender) of the following upon any Responsible Officer obtaining knowledge thereof:

(a)    the occurrence of any Default or Event of Default;

(b)    any (i) default or event of default under any Contractual Obligation of any Group Member which would reasonably be expected to have a Material Adverse Effect, (ii) litigation, investigation or proceeding of or before any arbitrator or Governmental Authority by or against any Group Member in which there is a reasonable expectation of a determination adverse to such Group Member that would reasonably be expected to have a Material Adverse Effect or (iii) any early termination of, or force majeure event under, any coke sales agreements and energy sales agreements with AK Steel, ArcelorMittal or U.S. Steel (solely in the case of any force majeure event, to the extent such force majeure event would reasonably be expected to continue for a period of two weeks or more);

(c)    the occurrence of any ERISA Event or Foreign Plan Event that, alone or together with any other ERISA Events and/or Foreign Plan Events that have occurred, could reasonably be expected to result in liability of any Group Member or any ERISA Affiliate in an aggregate amount exceeding the Threshold Amount, as soon as possible and in any event within 10 days after the Parent knows or has reason to know thereof; and

(d)    any other development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8    Environmental Laws.

(a)    Comply in all material respects with all applicable Environmental Laws, and obtain and comply with, in all material respects and maintain any and all licenses, approvals, notifications, registrations or permits materially required to be obtained and maintained by any Group Member by applicable Environmental Laws.

(b)    Except as otherwise could not reasonably be expected to have a Material Adverse Effect, conduct and complete all investigations and all remedial, removal and other actions in respect of any Materials of Environmental Concern required to be conducted or completed by any Group Member under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities applicable to any Group Member regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings.

6.9    Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by any Loan Party (other than (i) deposit accounts opened with any Lender, (ii) real property, (iii) Excluded Collateral, (iv) any property described in paragraph (b), (c) or (d) below, (v) any property subject to a Lien expressly permitted by Section 7.3(e) and (vi) as otherwise set forth in the Security Documents) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, within thirty (30) days after the acquisition thereof (or such longer period as the Administrative Agent, in its sole discretion, shall agree to) (A) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably requests to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (B) take all actions reasonably requested by the Administrative Agent to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest (to the extent and with the priority required by the Guarantee and Collateral Agreement in such property), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b)    With respect to any fee interest in any real property having a value (together with improvements thereof and any related mineral rights owned by any Loan Party intended to be accessed through such real property) of at least $50,000,000 (as determined at the time of acquisition) that is acquired after the Closing Date by any Loan Party (other than (i) Excluded Collateral, (ii) any such real property subject to a Lien expressly permitted by Section 7.3(e) and (iii) as otherwise set forth in the Security Documents), deliver, or cause to be delivered, within sixty (60) days after the acquisition of such real property (or such longer period as the Administrative Agent, in its sole discretion, shall agree to), to the extent the same would be required under Section 5.1(h) if such real property were owned by a Loan Party on the Closing Date, (A) a fully executed Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property (with a maximum value not to exceed the cost of acquisition (excluding the value of any such mineral rights) in any jurisdiction in which a mortgage recording tax is payable), subject to Liens as permitted pursuant to Section 7.3, (B) provide the Administrative Agent with title and extended coverage insurance covering such real property in an amount not in excess of the existing Revolving Commitments and outstanding Term Loans at the time of acquisition, subject to the same general provisions as contained in Section 5.1(h)(iii), as well as a current survey thereof together with a surveyor’s certificate (if applicable) in form and substance reasonably satisfactory to the Administrative Agent, subject to the same general provisions of Section 5.1(h)(ii); provided, however, that the survey requirements of this Section 6.9(b) may be satisfied by a customary “no change” affidavit with respect to any pre-existing or newly commissioned survey obtained in connection with such acquisition (if acceptable for survey coverage), and (C) if requested by the

Administrative Agent, legal opinions relating only to the validity and enforceability (but not the priority) of the Lien of such Mortgage, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, if the fee interest in such real property shall be acquired without a title policy and/or survey which would otherwise meet the foregoing requirements of this Section 6.9(b), then the title policy and/or survey requirements of this Section 6.9(b) shall be limited to that portion of such fee interest which comprises the most valuable real property as used in or material to the business currently conducted thereon at the time of the delivery in question, as reasonably determined by the Administrative Agent; provided however that with respect to the remainder of the fee interest in such property, the title company shall certify only that the mortgagor is the owner of record based on recorded deeds with respect to such real property, subject to all matters of record, all title defects, and all standard exclusions and exceptions.

(c)    With respect to any new Restricted Subsidiary created or acquired after the Closing Date by any Loan Party (which, for the purposes of this paragraph (c), shall include any existing Restricted Subsidiary that ceases to be an Excluded Subsidiary), within thirty (30) days of such creation or acquisition (or such longer period as the Administrative Agent, in its sole discretion, shall agree to) (i) unless such Restricted Subsidiary is a Foreign Subsidiary, execute and deliver to the Administrative Agent such amendments or supplements to the Guarantee and Collateral Agreement as the Administrative Agent reasonably requests to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest (to the extent and with the priority required by the Guarantee and Collateral Agreement) in the Capital Stock of such new Restricted Subsidiary that is owned by any Loan Party, (ii) unless such Restricted Subsidiary is a Foreign Subsidiary, deliver to the Administrative Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) unless such Restricted Subsidiary is an Excluded Subsidiary, cause such new Restricted Subsidiary (A) to become a party to (1) at the option of the Parent, this Agreement as a “Borrower” and (2) the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected security interest (to the extent and with the priority required by the Guarantee and Collateral Agreement) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Restricted Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Restricted Subsidiary, substantially in the form of Exhibit B, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)    With respect to any new Restricted Subsidiary that is a Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than by any Group Member that is an Excluded Subsidiary), within thirty (30) days of such creation or acquisition (or such longer period as the Administrative Agent, in its sole discretion, shall agree to) (i) execute and deliver to the Administrative Agent such amendments or supplements to the Guarantee and Collateral Agreement as the Administrative Agent reasonably requests to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest (to the extent and with the priority required by the Guarantee and Collateral Agreement) in the Capital Stock of such new Subsidiary that is directly owned by any Loan Party, provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged, (ii) deliver to the Administrative Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e)    Notwithstanding anything contained in any Loan Document to the contrary, (i) no Group Member shall be required to take any action in any jurisdiction to create any security interest in assets located or titled outside of the United States (or any political subdivision thereof) or to perfect any security interests in such assets, (ii) no Group Member shall be required to enter into any security agreement governed by the laws of any jurisdiction other than the United States (or any political subdivision thereof) and (iii) except as provided in Section 6.13, no Group Member shall be required to enter into any account control agreements with respect to deposit or securities accounts or take any other steps to perfect any security interest in such accounts or cash or cash equivalents.

6.10    Payment of Taxes. The Borrowers will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, which, if unpaid, may reasonably be expected to become a lien or charge upon any properties of the Borrowers or any of the Restricted Subsidiaries not otherwise permitted under this Agreement; provided that none of the Borrowers or any of the Restricted Subsidiaries shall be required to pay any such tax, assessment, charge or levy which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or which would not reasonably be expected to constitute a Material Adverse Effect.

6.11    Designation of Subsidiaries.

(a)    Subject to Section 6.11(b) below, the board of directors of the Parent may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent therein at the date of designation in an amount equal to the Fair Market Value of the Parent’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

(b)    The Parent may not (x) designate any Restricted Subsidiary as an Unrestricted Subsidiary, or (y) designate an Unrestricted Subsidiary as a Restricted Subsidiary, in each case unless:

(i)    the Parent shall be in compliance on a Pro Forma Basis with the covenants set forth in Section 7.1, calculated as of the last day of the most recently ended fiscal quarter of the Parent for which financial statements have been delivered pursuant to Section 6.1;

(ii)    no Default or Event of Default exists or would result therefrom; and

(iii)    in the case of clause (x) only, (A) the Subsidiary to be so designated does not (directly, or indirectly through its Subsidiaries) own any Capital Stock or own or hold any Lien on any property of the Parent or any Restricted Subsidiary, and (B) to the extent any Indebtedness of the Subsidiary is not Non-Recourse Debt, any guarantee thereof by the Parent or any Restricted Subsidiary is permitted under Sections 7.2 and 7.8.

(c)    Notwithstanding anything to the contrary contained in this Agreement, ~~(i) none of SXCP or its Restricted Subsidiaries may be designated as an Unrestricted Subsidiary and (ii)~~ for purposes of determining whether the designation of a Restricted Subsidiary as an Unrestricted Subsidiary complies with Section 7.8, such compliance shall be determined without utilization of the investment capacity provided by Section 7.8(u) and Section 7.8(v).

6.12    Anti-Corruption Laws.

Conduct, and cause each of its Subsidiaries to conduct, its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, and if applicable to any Group Member, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

6.13    Deposit Accounts.

Maintain the domestic deposit accounts of the Loan Parties (other than any such domestic deposit accounts constituting Excluded Collateral and any such domestic deposit account having amounts on deposit of less than $250,000) with (a) Lenders or (b) other financial institutions that have entered into an agreement with the Administrative Agent granting control over such deposit account to the Administrative Agent; provided, that, after the ~~Closing Date,~~Second Amendment Effective Date, the Loan Parties shall have ninety (90) days (or such longer period as agreed to by the Administrative Agent in its sole discretion) after the Second Amendment Effective Date (or, in the event that after the Second Amendment Effective Date any Lender with whom any Loan Party maintains any domestic deposit account (other than any such domestic deposit accounts constituting Excluded Collateral and any such domestic deposit account having amounts on deposit of less than $250,000) ceases to be a Lender, ~~the Loan Parties shall have~~ ninety (90) days (or such longer period as agreed to by the Administrative Agent in its sole discretion) from the date on which such former Lender ceases to be a Lender) to comply with the requirements of this Section 6.13 which respect to any such applicable domestic deposit accounts ~~maintained with such former Lender~~.

SECTION 7

NEGATIVE COVENANTS

The Borrowers hereby agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, no Borrower shall, and no Borrower shall permit any of its Restricted Subsidiaries to, directly or indirectly:

7.1    Financial Condition Covenants.

(a)    Consolidated Net Leverage Ratio. Permit the Consolidated Net Leverage Ratio as at the last day of any period of four consecutive Fiscal Quarters to exceed 4.50 to 1.00.

(b)    Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio determined as of the last day of any period of four consecutive Fiscal Quarters to be less than 2.50 to 1.00.

7.2    Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)    Indebtedness of any Loan Party pursuant to any Loan Document;

(b)    Indebtedness of the Parent or any Restricted Subsidiary to the Parent or any Restricted Subsidiary; provided that (i) Indebtedness owed by any Restricted Subsidiary that is not a Loan Party to the Parent, any Borrower or any Guarantor shall be subject to Section 7.8 and (ii) Indebtedness owed by a Loan Party to any Restricted Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Obligations;

(c)    Guarantee Obligations by (i) the Parent or any Restricted Subsidiary of Indebtedness of the Parent or any Restricted Subsidiary; provided that guarantees by the Parent or any Guarantor of Indebtedness of any Restricted Subsidiary that is not a Loan Party shall be subject to Section 7.8; (ii) the Parent or any Restricted Subsidiary of Indebtedness or other obligations of Claymont to Indiana Harbor Partnership, as in effect on the Closing Date; and (iii) the Parent or any Restricted Subsidiary pursuant to the Transaction Documentation;

(d)    Indebtedness outstanding on the ~~date hereof~~Second Amendment Effective Date and listed on Schedule 7.2(d) and any Permitted Refinancing thereof;

(e)    Indebtedness of the Parent or any Restricted Subsidiary incurred in connection with any Sale and Leaseback Transaction; provided that the amount of the Capital Lease Obligations outstanding at any time in connection with such Sale and Leaseback Transactions (other than Sale and Leaseback Transactions listed on Schedule 7.11) shall not exceed the greater of (i) $30,000,000 and (ii) 2.0% of Consolidated Net Tangible Assets (determined at the time of incurrence) and in each case any Permitted Refinancing thereof;

(f)    (i) Indebtedness of ~~SXCP and FinCo~~the Parent in respect of the ~~2017~~2021 Senior Notes ~~outstanding~~incurred on the ~~Closing~~Second Amendment Effective Date in an aggregate amount not to exceed $~~700,000,000 and (ii~~500,000,000, (ii) any Permitted Refinancing in respect of such Indebtedness and (iii) Guarantee Obligations of any other Loan Party in respect of such Indebtedness~~:~~;

(g)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(h)    Indebtedness of the Parent or any Restricted Subsidiary consisting of the financing of insurance premiums;

(i)    Indebtedness arising from agreements of the Parent or any Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or any Subsidiary;

(j)    (i) Indebtedness of any Person in existence on the date such Person becomes a Restricted Subsidiary as a result of an acquisition by the Parent or any Restricted Subsidiary or (ii) Indebtedness of the Parent or any Restricted Subsidiary incurred to finance the acquisition, construction, development, design or improvement of any assets (real or personal), including Capital Lease Obligations, mortgage financings, industrial revenue bonds, purchase money obligations, Disqualified Capital Stock, synthetic lease obligations and any Indebtedness assumed in connection with the acquisition of any such assets (real or personal) or secured by a Lien on any such assets before the acquisition thereof; and any Permitted Refinancing thereof; provided that the aggregate principal amount of Indebtedness outstanding at any time and permitted by this clause (j) shall not exceed the greater of $175,000,000 and 12% of Consolidated Net Tangible Assets (determined at the time of incurrence), and in each case, any Permitted Refinancing thereof;

(k)    (i) Acquired Debt or (ii) Indebtedness incurred to finance an acquisition of Persons that are acquired by the Parent or any of its Restricted Subsidiaries or merged into the Parent or a Restricted Subsidiary in accordance with the terms hereof, provided that, (A) in the case of Indebtedness incurred under clause (i) of this Section 7.2(k), such Indebtedness shall not be secured unless the Consolidated Net Leverage Ratio, calculated on a Pro Forma Basis, would be no greater than 3.50 to 1.00 for the most recently ended Test Period (or, if the Consolidated Net Leverage Ratio, calculated on a Pro Forma Basis, exceeds 3.50 to 1.00 for the most recently ended Test Period, such Indebtedness shall not be secured if the aggregate amount of all such secured Indebtedness outstanding pursuant to this clause (i) would exceed $75,000,000), (B) in the case of Indebtedness incurred under clause (ii) of this Section 7.2(k), after giving effect to such acquisition and the incurrence thereof ~~(1)~~, the Consolidated Net Leverage Ratio, calculated on a Pro Forma Basis, shall be equal to or less than the applicable Consolidated Net Leverage Ratio for the most recently ended Test Period set forth in Section 7.1(a) minus 0.25 (e.g., 4.50 shall be reduced to 4.25), ~~(B) in the case of Indebtedness incurred under clause (i) of this Section 7.2(k), such Indebtedness shall not be secured unless the Consolidated Senior Secured Debt Ratio, calculated on a Pro Forma Basis, would be no greater than 2.00 to 1.00 for the most recently ended Test Period~~ and (C) in the case of Indebtedness incurred under clause (i) or (ii) of this Section 7.2(k), (1) the Parent is in compliance with Section 7.1 on a Pro Forma Basis and (2) no Event of Default shall have occurred and be continuing or would result therefrom, and in each case, any Permitted Refinancing thereof;

(l)    Subordinated Debt in an aggregate principal amount not to exceed at any one time outstanding $30,000,000;

(m)    Specified Bilateral Letters of Credit in an aggregate amount not to exceed $~~20,000,000~~30,000,000 at any one time outstanding;

(n)    Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed the greater of (i) $100,000,000 and (ii) 7.5% of Consolidated Net Tangible Assets (determined at the time of incurrence) at any time outstanding and any Permitted Refinancing thereof;

(o)    Indebtedness of the Parent or any Restricted Subsidiary in connection with one or more standby or trade-related letters of credit, performance bonds, bid bonds, appeal bonds, bankers acceptances, insurance obligations, workers’ compensation claims, health or other types of social security benefits, surety bonds, completion guarantees or other similar bonds and obligations, including self-bonding arrangements, issued by the Parent or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and in each case not in connection with the borrowing of money or the obtaining of advances;

(p)    Hedging Agreements of the Parent or any Restricted Subsidiary not entered into for speculation;

(q)    the incurrence by the Parent or Restricted Subsidiaries of liability in respect of Indebtedness of any Unrestricted Subsidiary of the Parent or any a partnership or joint venture that is not a Restricted Subsidiary, but only to the extent that such liability is the result of the Parent’s or any such Restricted Subsidiary’s being a general partner or member of, or owner of an equity interest in, such Unrestricted Subsidiary or partnership or joint venture and not as guarantor of such Indebtedness, not to exceed at any one time outstanding $10,000,000;

(r)    additional Indebtedness of the Parent or any of its Restricted Subsidiaries in an aggregate principal amount (for the Parent and all Restricted Subsidiaries) not to exceed the greater of (i) $75,000,000 and (ii) 5.0% of Consolidated Net Tangible Assets (determined at the time of incurrence) at any time outstanding and any Permitted Refinancing thereof; ~~and~~

(s)    other Indebtedness of the Parent and its Restricted Subsidiaries so long as: (i) at the time of the incurrence or issuance of such Indebtedness, no Event of Default shall have occurred and be continuing or would result therefrom, (ii) the Parent is in compliance with Section 7.1 on a Pro Forma Basis after giving effect to such incurrence; provided that the Consolidated Net Leverage Ratio, calculated on a Pro Forma Basis, shall be equal to or less than the applicable Consolidated Net Leverage Ratio for the most recently ended Test Period set forth in Section 7.1(a) minus 0.25 (e.g., 4.50 shall be reduced to 4.25), (iii) such Indebtedness shall not mature nor have any scheduled amortization prior to the date that is one year after the Revolving Termination Date and (iv) the terms of the documentation for such Indebtedness do not require the Parent or any of its Restricted Subsidiaries to repurchase, repay or redeem such Indebtedness (or make an offer to do any of the foregoing) upon the happening of any event (other than as a result of an event of default thereunder or pursuant to customary “change of control” provisions or asset sale offers) prior to the Revolving Termination Date or subject to the payment in full of the Obligations~~.~~; and

(t)     Incremental Equivalent Indebtedness and any Guarantee Obligations of any other Loan Party in respect of such Incremental Equivalent Indebtedness; provided that (A) the aggregate principal amount of such Indebtedness outstanding at any time, plus the aggregate principal amount of borrowings of Incremental Term Loans and incremental Revolving Commitment increases pursuant to Section 2.24 shall not exceed, as of any date of determination, the Incremental Amount, (B) no Event of Default shall have occurred and be continuing, or would occur after giving effect to the incurrence of such Indebtedness (or, if such Incremental Equivalent Indebtedness is used to fund a Limited Condition Acquisition, (x) no Event of Default shall have occurred and be continuing as of the date the definitive agreement in respect of such Limited Condition Acquisition is entered into and (y) no Event of Default pursuant to Section 8.1(a) or 8.1(f) shall have occurred and be continuing at the time of the funding of such Incremental Equivalent Indebtedness), and (C) the Parent shall be in compliance, giving Pro Forma Effect to the incurrence of such Indebtedness (and assuming for such purposes that such Indebtedness is fully drawn), with the covenants contained in Section 7.1, in each case recomputed as at the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered under Section 6.1(a) or (b) and for the period of four consecutive Fiscal Quarters ending on such date as if such incurrence had occurred on the first day of each relevant period for testing such compliance (provided that, for the avoidance of doubt, such compliance shall be determined in accordance with Section 1.4 in respect of any Incremental Equivalent Indebtedness used to fund a Limited Condition Acquisition).

7.3    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)    Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Parent or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(b)    Transaction Liens;

(c)    Permitted Liens;

(d)    any Lien on any property of the Parent or any Restricted Subsidiary existing on the ~~date hereof~~Second Amendment Effective Date and listed in Schedule 7.3 and any modifications, replacements, renewals or extensions thereof; provided that the Lien does not (i) extend to any additional property or (ii) secure any additional obligations, in each case, other than the initial property so subject to such Lien and the Indebtedness and other obligations originally so secured, and any modifications, replacements, renewals, extensions or refinancings thereof permitted hereunder;

(e)    Liens on assets acquired, constructed, developed, designed or improved by the Parent or any Restricted Subsidiary; provided that (i) the Indebtedness secured by such Liens is permitted by Section 7.2(j), and (ii) such Liens will only apply to such assets (plus additions, accessions, replacements to or of such assets);

(f)    Liens securing Indebtedness permitted by Section 7.2(e) or (j)(ii); provided that any such Lien is not extended to cover any other property or assets of the Parent or any Restricted Subsidiary (except additions, accessions, replacement and improvements to or of the property or assets subject to such Lien), except to the extent such extended Lien is permitted to be incurred under any other clause of this Section 7.3;

(g)    any Lien granted in favor of the Swingline Lender or any Issuing Lender pursuant to arrangements designed to eliminate such Swingline Lender’s or Issuing Lender’s risk with respect to any Defaulting Lender’s or Defaulting Lenders’ participation in Swingline Loans or Letters of Credit, respectively, as contemplated by Section 2.23;

(h)    Liens securing Indebtedness or other obligations of the Parent or a Restricted Subsidiary to a Loan Party;

(i)    Liens on Capital Stock of any Unrestricted Subsidiary or Foreign Subsidiary;

(j)    Liens on assets of Foreign Subsidiaries securing Indebtedness of any Foreign Subsidiary permitted under Section 7.2;

(k)    Liens securing obligations under Hedging Agreements of the Parent or any Restricted Subsidiary permitted under Section 7.2(p) and deposits and margin payments made in connection therewith, provided that the aggregate amount of such deposits and margin payments at any time shall not exceed $10,000,000;

(l)    Liens incurred in connection with Sale and Leaseback Transactions permitted under Section 7.2(e);

(m)    Liens on property of a Person at the time such Person becomes a Restricted Subsidiary of the Parent, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Parent or any Restricted Subsidiary (except additions, accessions, replacements and improvements to or of the property or assets subject to such Lien), except to the extent such extended Lien is permitted to be incurred under any other clause of this Section 7.3;

(n)    Liens not otherwise permitted by this Section 7.3 so long as the aggregate outstanding principal amount of the obligations secured thereby (for the Parent and all Restricted Subsidiaries) do not exceed the greater of (i) $75,000,000 and (ii) 5.0% of Consolidated Net Tangible Assets at any time outstanding (determined at the time of incurrence), which Liens, if secured by Collateral, may be equal and ratable with or junior to the Transaction Liens; provided that in the event that such Liens are secured by Collateral, such Liens are subject to an intercreditor agreement reasonably satisfactory to the Administrative Agent; ~~and~~

(o)    Liens pursuant to the Transaction Documentation as in effect on the Closing Date, and as amended or modified thereafter on terms that are not materially less favorable to the Parent and its Restricted Subsidiaries, taken as a whole, considered in the aggregate taking into account all such substantially contemporaneous amendments and modifications of the Transaction Documentation~~.~~;

(p)     Liens on the Collateral securing obligations in respect of Indebtedness permitted under Section 7.2(f); provided that such Liens shall be subject to the Intercreditor Agreement at all times; and

(q)     Liens securing Incremental Equivalent Indebtedness.

7.4    Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, or consummate any Delaware LLC Division, except that:

(a)    any Restricted Subsidiary of the Parent may be merged or consolidated with or into the Parent (provided that the Parent shall be the continuing or surviving Person) or with or into any other Restricted Subsidiary (provided that if either Restricted Subsidiary was a (i) Subsidiary Guarantor, the surviving or continuing Person shall be a Guarantor or (ii) Borrower, the surviving or continuing Person shall be a Borrower);

(b)    any Restricted Subsidiary of the Parent may Dispose of any or all of its assets pursuant to a Disposition permitted by Section 7.5;

(c)    any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation; and

(d)    any Subsidiary (except a Borrower or a Guarantor) may liquidate or dissolve if (i) the Parent determines in good faith that such liquidation or dissolution is in the best interests of the Parent and is not materially disadvantageous to the Lenders and (ii) no Default or Event of Default shall then exist.

7.5    Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares or other equity interest of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a)    Dispositions of inventory, used, obsolete or surplus equipment or reserves, Dispositions related to the burn-off of mines, Dispositions of surface rights and termination of Mining Leases after the completion of mining and reclamation and termination or abandonment of water rights no longer needed for mining;

(b)    Dispositions of cash, Cash Equivalents or Marketable Securities in any manner not otherwise prohibited by this Agreement;

(c)    Dispositions to the Parent or a Restricted Subsidiary; provided that any such Dispositions to a Restricted Subsidiary that is not a Loan Party shall comply with Section 7.8;

(d)    licensing and cross-licensing arrangements involving any technology or other intellectual property of the Parent or any Restricted Subsidiary in the ordinary course of business or consistent with past practice; provided, however, that any such license or cross-license of technology or other intellectual property shall be on a non-exclusive basis;

(e)    exchanges of assets of the Parent and its Restricted Subsidiaries (other than cash and Cash Equivalents) for Additional Assets; provided that (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) the aggregate Fair Market Value of assets exchanged (determined at the time of such exchange) does not exceed the greater of $35,000,000 and 2.50% of Consolidated Net Tangible Assets (determined at the time of exchange) over the life of this Agreement and (iii) in the event that in one transaction or series of transactions the Fair Market Value of the assets exceeds $25,000,000, the Parent or the applicable Restricted Subsidiary receives an opinion from a nationally recognized firm demonstrating that the assets so swapped are of reasonably equivalent value;

(f)    the sale of assets by the Parent and its Restricted Subsidiaries consisting of leases and subleases of real property solely to the extent that such real property is not necessary for the normal conduct of operations of the Parent and its Restricted Subsidiaries;

(g)    Dispositions permitted under Section 7.3 Section 7.3 (other than 7.4(b)), Section 7.6, Section 7.8 or Section 7.11;

(h)    the unwinding of any Hedging Agreements;

(i)    the surrender, modification, release or waiver of contract rights (including under leases, subleases and licenses of real property) or the settlement, release, modification, waiver or surrender of contract, tort or other claims of any kind;

(j)    the issuance of Disqualified Capital Stock or preferred stock permitted under Section 7.2;

(k)    the issuance of Capital Stock in any Restricted Subsidiary to the extent consisting of directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Parent or a Restricted Subsidiary;

(l)    the sale or discounting of receivables in the ordinary course of business and not as part of a financing transaction;

(m)    the disposition of any asset in connection with a Sale and Leaseback Transaction permitted under Section 7.2(e);

(n)    the issuance or sale of Capital Stock by a Restricted Subsidiary to the Parent or to another Restricted Subsidiary;

(o)    [reserved];

(p)    Dispositions with an aggregate Fair Market Value not exceeding the greater of $120,000,000 and 8.5% of Consolidated Net Tangible Assets (determined at the time of Disposition) over the life of this Agreement; provided that (i) any Disposition or related series of Dispositions made pursuant to this clause shall be made for Fair Market Value and for consideration comprising at least 75% cash and Cash Equivalents, (ii) no Event of Default has occurred and is continuing at the time of such disposition or would result therefrom, (iii) the Parent is in compliance with Section 7.1 on a Pro Forma Basis after giving effect to such Disposition and (iv) the Net Cash Proceeds thereof are applied as required by Section 2.11(b);

(q)    any Disposition in a transaction or series of related transactions of assets with a Fair Market Value of less than $10,000,000; and

(r)    any Disposition pursuant to or contemplated by the Transaction Documentation as in effect on the Closing Date, and as amended or modified thereafter on terms that are not materially less favorable to the Parent and its Restricted Subsidiaries, taken as a whole, considered in the aggregate taking into account all such substantially contemporaneous amendments and modifications of the Transaction Documentation.

7.6    Restricted Payments. Declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment except:

(a)    the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, thereof if, at the date of declaration or notice, such payment would be permitted under this Section 7.6;

(b)    the defeasance, redemption, repurchase or other acquisition, retirement or repayment of Subordinated Debt with the Net Cash Proceeds from a substantially concurrent (with any offering within 45 days deemed as substantially concurrent) (i) incurrence of Subordinated Debt or (ii) offering of Qualified Capital Stock or contribution of common equity of the Parent or any Restricted Subsidiary;

(c)    the Parent may redeem, repurchase or otherwise acquire or retire its Capital Stock held by current officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates or their immediate family members), of the Parent or any of its Restricted Subsidiaries upon death, disability, retirement, severance or termination of employment or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement under which the Capital Stock were issued; provided that the aggregate cash consideration paid therefor in any calendar year after the Closing Date does not exceed an aggregate amount of $5,000,000 (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years); and provided further that the amount in any calendar year may be increased by an amount not to exceed the sum of (i) cash proceeds received by the Parent or any of its Restricted Subsidiaries from the sale of Qualified Capital Stock of the Parent to officers, directors or employees of the Parent and its Restricted Subsidiaries after the Closing Date and (ii) the cash proceeds of key man life insurance policies received by the Parent and its Restricted Subsidiaries after the Closing Date;

(d)    cash payments in lieu of fractional shares upon exercise of options or warrants or conversion or exchange of convertible or exchangeable securities, repurchases of Capital Stock deemed to occur upon the exercise of options, warrants or convertible securities to the extent such securities represent a portion of the exercise price thereof and repurchases of Capital Stock in connection with the withholding of a portion of the Capital Stock granted or awarded to a director or employee to pay for the taxes payable by such director or employee upon such grant or award;

(e)    the declaration and payment of regularly scheduled or accrued dividends or distributions to the holders of any class or series of Disqualified Capital Stock or preferred stock of the Parent or any Restricted Subsidiary;

(f)    dividends or distributions by a Restricted Subsidiary, on a pro rata basis or on a basis more favorable to the Parent or any other Restricted Subsidiary;

(g)    mandatory redemptions of Disqualified Capital Stock issued as a Restricted Payment permitted under this Section 7.6 or as consideration for an Investment permitted under Section 7.8; and

(h)    other Restricted Payments not otherwise permitted under this Section 7.6 so long as immediately before and after giving Pro Forma Effect to any such Restricted Payment, (i) no Default shall have occurred and be continuing and (ii) the Parent is in compliance with the covenants set forth in Section 7.1 (as evidenced by a certificate from the chief financial officer of the Parent demonstrating such calculation in reasonable detail); provided, however, the aggregate amount of all Restricted Payments made pursuant to this clause (h) during any Fiscal Year or partial Fiscal Year as the Consolidated Net Leverage Ratio as so calculated on a Pro Forma Basis for the most recent four Fiscal Quarters equals or exceeds (A) from the Closing Date through and including December 30, 2020, 3.50 to 1.00 or (B) on and after December 31, 2020, 3.25:1.00, shall not exceed $50,000,000 for such Fiscal Year or partial Fiscal Year until such time as the Consolidated Net Leverage Ratio as so calculated on a Pro Forma Basis no longer equals or exceeds such ratios.

7.7    [Reserved].

7.8    Investments. Make any Investments, except:

(a)    Cash Equivalents and Marketable Securities;

(b)    Investments existing on the ~~date hereof~~Second Amendment Effective and listed on Schedule 7.8;

(c)    Investments in Loan Parties (including any Person that becomes a Loan Party immediately after giving effect to and as a result of such Investment) and Investments by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party;

(d)    Investments received as non-cash consideration in a Disposition made pursuant to and in compliance with Section 7.5;

(e)    any Investment acquired in exchange for Qualified Capital Stock of the Parent;

(f)    (i) receivables owing to the Parent or any Restricted Subsidiary if created or acquired in the ordinary course of business, (ii) endorsements for collection or deposit in the ordinary course of business, (iii) securities, instruments or other obligations received in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or bankruptcy or reorganization of another Person, or in satisfaction claims and judgments and (iv) any Investment as a result of a foreclosure by the Parent or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(g)    Investments made pursuant to surety bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds and similar obligations, in each case, to the extent such surety bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds and similar obligations permitted under this Agreement;

(h)    payroll, travel and other loans or advances to, or Guarantee Obligations issued to support the obligations of, current or former officers, managers, directors, consultants and employees, in each case in the ordinary course of business or consistent with past practice;

(i)    Investments in Permitted Businesses, Unrestricted Subsidiaries and joint ventures in an aggregate outstanding amount, taken together with all other Investments made in reliance on this clause (i), not to exceed the greater of (i) $200,000,000 and (ii) 14.0% of Consolidated Net Tangible Assets (determined at the time of such Investment); provided, however, that if any Investment pursuant to this clause (i) is made in a Person that is not a Loan Party at the date of the making of such Investment and such Person becomes a Loan Party after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (c) above and shall cease to have been made pursuant to this clause (i) for so long as such Person continues to be a Loan Party;

(j)    extensions of credit to customers, suppliers and joint venture partners in the ordinary course of business;

(k)    Investments consisting of purchases and acquisitions, in the ordinary course of business, of inventory, supplies, material or equipment or the licensing or contribution from any other Person of intellectual property;

(l)    [reserved];

(m)    Hedging Agreements of the Parent or any Restricted Subsidiary not entered into for speculation and deposits and margin payments made in connection therewith;

(n)    Investments resulting from pledges and deposits permitted under the definition of “Permitted Liens”;

(o)    Investments consisting of indemnification obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds and completion guarantees and similar obligations under any Mining Law or Environmental Law or with respect to workers’ compensation benefits, in each case entered into in the ordinary course of business, and pledges or deposits made in the ordinary course of business in support of obligations under existing coal sales contracts (and extensions or renewals thereof on similar terms);

(p)    (i) Guarantee Obligations issued in accordance with Section 7.2 and (ii) guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course of business or consistent with past practice;

(q)    Investments in Indiana Harbor Partnership in an aggregate outstanding amount, taken together with all other Investments made in reliance on this clause (q), not to exceed $60,000,000; provided, however, that if Indiana Harbor Partnership becomes a Loan Party after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (c) above and shall cease to have been made pursuant to this clause (q) for so long as Indiana Harbor Partnership continues to be a Loan Party;

(r)    Investments pursuant to or contemplated by any contractual obligations in respect of (i) the Indiana Harbor Partnership as in effect on the Closing Date or (ii) the Transaction Documentation as in effect on the Closing Date;

(s)    Investments in Claymont from time to time in an amount equal to Claymont’s obligations due and payable within 15 days of such Investment in respect of interest on Indebtedness of Claymont existing on the Closing Date and owing to Indiana Harbor Partnership; provided that (i) Claymont uses the funds received under this clause (s) to pay such interest obligations owing to Indiana Harbor Partnership when due and payable and (ii) this subsection (s) is the only subsection of Section 7.8 that may be utilized for the purpose of making, either directly or indirectly, Investments in Claymont on and after the Closing Date;

(t)    any Investment acquired as a capital contribution to the Parent or any Restricted Subsidiary, or made in exchange for, or out of the net cash proceeds of, a substantially concurrent offering (with any offering within 45 days deemed as substantially concurrent) of Qualified Capital Stock of the Parent;

(u)    other Investments in an aggregate outstanding amount not to exceed at the time made the greater of (i) $120,000,000 and (ii) 8.5% of Consolidated Net Tangible Assets determined at such date so long as immediately before and after giving Pro Forma Effect to any such Investment (A) no Event of Default shall have occurred and be continuing and (B) the Loan Parties shall have Liquidity of at least $50,000,000;

(v)    other Investments not otherwise permitted under this Section 7.8 so long as (i) immediately before and after giving Pro Forma Effect to any such Investment, (A) no Event of Default shall have occurred and be continuing and (ii) the Consolidated Net Leverage Ratio shall be less than (A) from the Closing Date through and including December 30, 2020, 3.50 to 1.00 or (B) on and after December 31, 2020, 3.25:1.00 (as evidenced by a certificate from the chief financial officer of the Parent demonstrating such calculation in reasonable detail); and

(w)    any Investments owned by a Person at the time it is acquired by the ~~Borrower~~Parent or a Restricted Subsidiary in a transaction permitted hereunder to the extent not made in contemplation of such acquisition.

7.9    Modifications of Certain Debt Instruments. Amend, modify, waive or otherwise change in any manner materially adverse to the Lenders any of the terms of any Subordinated Debt (other than intercompany indebtedness) or Indebtedness secured by Liens on the Collateral contractually subordinated to the Transaction Liens without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that nothing in this Section 7.9 shall prohibit the Parent and its Restricted Subsidiaries from consummating a Permitted Refinancing.

7.10    Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate involving aggregate consideration in excess of $5,000,000, unless such transaction is (x) otherwise permitted under this Agreement, and (y) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate other than:

(a)    transactions among the Parent and the Restricted Subsidiaries;

(b)    any Restricted Payment permitted by Section 7.6 and any Investment permitted by Section 7.8;

(c)    any issuance of Capital Stock (other than Disqualified Capital Stock) of the Parent;

(d)    payments or transactions arising under or contemplated by any contract, agreement, instrument or arrangement in effect on the Closing Date, including, without limitation, the Transaction Documentation, and as amended or modified thereafter on terms that are not materially less favorable to the Parent and its Restricted Subsidiaries, taken as a whole, considered in the aggregate taking into account all such substantially contemporaneous amendments and modifications of the Transaction Documentation;

(e)    arrangements with respect to the procurement of services of directors, officers, independent contractors, consultants or employees in the ordinary course of business and the payment of customary compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and reasonable reimbursement arrangements in connection therewith;

(f)    loans or advances to officers, directors or employees of the Parent or its Restricted Subsidiaries in the ordinary course of business or consistent with past practice or guarantees in respect thereof or otherwise made on their behalf (including payment on such guarantees);

(g)    the payment of fees, expenses and indemnities to directors, officers, consultants and employees of the Parent and the Restricted Subsidiaries in the ordinary course of business;

(h)    [reserved];

(i)    transactions with any Affiliate in its capacity as a holder of Indebtedness or Capital Stock of the Parent; provided that such Affiliate is treated the same as other such holders;

(j)    transactions for which the Parent or any Restricted Subsidiary, as the case may be, obtains a favorable written opinion from a nationally recognized investment banking firm as to the fairness of the transaction to the Parent and its Restricted Subsidiaries from a financial point of view; and

(k)    transactions with a Person that is an Affiliate of the Parent solely because the Parent owns, directly or through a Restricted Subsidiary, an Investment in, or controls, such Person.

7.11    Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member except for (a) Sale and Leaseback Transactions listed on Schedule 7.11 and any Permitted Refinancing thereof, (b) Sale and Leaseback Transactions permitted by Section 7.2(e) or Section 7.3(l) and (~~b~~c) Sale and Leaseback Transactions between or among Loan Parties or between or among Restricted Subsidiaries that are not Loan Parties.

7.12    Changes in Fiscal Periods. Permit the Fiscal Year to end on a day other than December 31 or change the Parent’s method of determining Fiscal Quarters.

7.13    Restrictive Agreements. Directly or indirectly enter into or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on (x) the ability of any Loan Party to create or permit to exist any Lien on any of its property or (y) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Capital Stock or to make or repay loans or advances to the Parent or any Restricted Subsidiary; provided that:

(a)    the foregoing shall not apply to restrictions and conditions imposed by law, rule, regulation, approval, license, permit, order or by any Loan Document, the Transaction Documentation (as in effect on the Closing Date, and as amended or modified thereafter on terms that are not materially less favorable to the Parent and its Restricted Subsidiaries, taken as a whole, considered in the aggregate taking into account all such substantially contemporaneous amendments and modifications of the Transaction Documentation);

(b)    the foregoing shall not apply to restrictions and conditions contained in the ~~2017~~2021 Senior Note Indenture, the ~~2017~~2021 Senior Notes or any guarantee thereof or any Permitted Refinancing thereof;

(c)    the foregoing shall not apply to restrictions and conditions existing on the date hereof, and any amendments, modifications, restatements, extensions, renewals, replacements or refinancings of any of the foregoing; provided that such restrictions or conditions in the amendment, modification, restatement, extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the Credit Parties than the encumbrances or restrictions being amended, modified, restated, extended, renewed, replaced or refinanced (but shall apply to any amendment or modification expanding the scope of), or any extension or renewal of, any such restriction or condition;

(d)    the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or an asset pending such sale, provided that such restrictions and conditions apply only to the Restricted Subsidiary or such asset that is to be sold and such sale is permitted hereunder;

(e)    clause (x) of this Section 7.13 shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness (including Capital Lease Obligations) permitted by this Agreement on property securing such Indebtedness;

(f)    the foregoing shall not apply to (i) customary provisions in leases or subleases restricting or prohibiting the assignment and subletting thereof or any restrictions imposed pursuant to Mining Leases and (ii) other customary anti-assignment provisions in contracts entered into;

(g)    the foregoing shall not apply to restrictions and conditions existing under any agreements or other instruments of, or with respect to:

(i)    any Person, or the property or assets of any Person, at the time the Person, or property or assets of any Person, is acquired by the Parent or any Restricted Subsidiary; or

(ii)    any Unrestricted Subsidiary at the time it is designated or is deemed to become a Restricted Subsidiary, which encumbrances or restrictions (A) are not applicable to any other Person or the property or assets of any other Person and (B) were not put in place in anticipation of such event and any amendments, modifications, restatements, extensions, renewals replacements or refinancings of any of the foregoing, provided that the encumbrances and restrictions in the amendment, modification, restatement, extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the Credit Parties than the encumbrances or restrictions being amended, modified, restated, extended, renewed, replaced or refinanced;

(h)    the foregoing shall not apply to restrictions on cash or other deposits or net worth imposed by customers, lessors, suppliers or required by insurance surety bonding companies, in each case in the ordinary course of business;

(i)    the foregoing shall not apply to restrictions and conditions existing pursuant to any Indebtedness incurred by, or other agreement of, a Foreign Subsidiary or Restricted Subsidiary which is not a Loan Party, which restrictions are customary for a financing or agreement of such type;

(j)    the foregoing shall not apply to customary provisions in joint venture, operating or similar agreements; and

(k)    the foregoing shall not apply to any restriction or condition existing pursuant to any agreement or instrument related to any Indebtedness permitted to be incurred subsequent to the Closing Date under Section 7.2 if (i) the encumbrance and restrictions contained in any such agreement or instrument are, taken as a whole, no less favorable in any material respect to the Credit Parties than the encumbrances and restrictions contained in this Agreement as in effect as of the Closing Date (as determined in good faith by the Parent) or (ii) such encumbrance or restriction is, taken as a whole, no less favorable in any material respect to the Credit Parties than is customary in comparable financings (as determined in good faith by the Parent) and the Parent determines in good faith that such encumbrance or restriction will not materially affect the Parent’s ability to make principal or interest payments on the notes as and when they become due.

7.14    Lines of Business. Enter into any business, either directly or through any Restricted Subsidiary, except for a Permitted Business.

7.15    Amendments to Transaction Documents. (a) Amend, supplement or otherwise modify the terms and conditions of the Transaction Documentation (other than this Agreement and the Omnibus Agreement) except for ~~(i)~~ any such amendment, supplement or modification that (x) becomes effective after the ~~Closing~~Second Amendment Effective Date and (y) could not reasonably be expected to have a Material Adverse Effect or (~~ii) any supplement to the 2017 Senior Note Indenture providing for the issuance of additional 2017 Senior Notes to the extent the incurrence of such Indebtedness is otherwise permitted under this Agreement or (~~b) amend, supplement or otherwise modify Section 8.6 of the Omnibus Agreement.

7.16    Sanctions.

Directly, or knowingly indirectly, use any Loan or Letter of Credit or the proceeds of any Loan or Letter of Credit, or lend, contribute or otherwise make available such Loan or Letter of Credit or the proceeds of any Loan or Letter of Credit to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Joint Lead Arranger, Administrative Agent or otherwise) of Sanctions.

7.17    Anti-Corruption Laws.

Directly, or knowingly indirectly, use the proceeds of any Loan or Letter of Credit for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, or, if applicable to the Parent or any Subsidiary, the UK Bribery Act 2010 or other similar anti-corruption legislation in effect in other jurisdictions.

SECTION 8

EVENTS OF DEFAULT AND REMEDIES

8.1    Events of Default.

If any of the following events shall occur and be continuing:

(a)    any Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof, or any Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)    any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other written statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)    any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 6.4(a) (with respect to the Borrowers only), Section 6.7(a) or Section 7 of this Agreement; or

(d)    any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in Sections 8.1(a) through 8.1(c)), and such default shall continue unremedied for a period of 30 days after receipt of written notice to the Parent from the Administrative Agent or the Required Lenders thereof; or

(e)    any Group Member shall (i) default in making any payment of any principal, interest or other payment of any Material Indebtedness (excluding the Loans) when and as the same shall become due and payable (giving effect to any period of grace), or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Material Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Material Indebtedness to become due prior to its Stated Maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable without such Material Indebtedness having been discharged, or any such default or other event or condition having been cured promptly; provided, that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness; or

(f)    (i) any Group Member (other than an Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts generally, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or substantially all of its assets; (ii) there shall be commenced against any Group Member (other than an Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; (iii) there shall be commenced against any Group Member (other than an Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; (iv) any Group Member (other than an Immaterial Subsidiary) shall take any written action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; (v) any Group Member shall generally not, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or any Group Member shall make a general assignment for the benefit of its creditors; or

(g)    (i) an ERISA Event and/or a Foreign Plan Event shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan; (iii) the PBGC shall institute proceedings to terminate any Pension Plan; or (iv) any Group Member or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such Group Member or ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions, if any, under this Section 8.1(g), would reasonably be expected to result in liability of any Group Member in an aggregate amount exceeding $50,000,000; or

(h)    one or more final judgments or decrees of a court shall be entered against any Group Member (other than an Immaterial Subsidiary) for the payment of money in an aggregate amount (not paid or adequately covered by insurance as to which the relevant insurance company has acknowledged coverage) of the Threshold Amount or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)    any Lien purported to be created under any of the Security Documents shall cease to be, for any reason, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material Collateral, with the priority required by the applicable Security Document, except (i) as permitted under, or pursuant to the terms of, the Loan Documents or (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificate (or other certificated security referred to in the Guarantee and Collateral Agreement), promissory note or other instrument delivered to it under the Guarantee and Collateral Agreement; or

(j)    the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert, except (i) as permitted under the Loan Documents or (ii) pursuant to the terms of the Loan Documents; or

(k)    a Change of Control shall occur.

8.2    Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, (A) if such event is an Event of Default specified in clause (i) or (ii) of Section 8.1(f) above with respect to any Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (1) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (2) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Except as expressly provided above in this Section 8.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived by each of the Borrowers.

8.3    Application of Funds.

After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be cash collateralized as set forth in Section 8.2), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.23, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Section 2.18 and Section 2.19) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit fees payable pursuant to Section 3.3(a)) payable to the Lenders and the Issuing Lender (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Lender and amounts payable under Section 2.18 and Section 2.19), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees payable pursuant to Section 3.3(a) and interest on the Loans and unreimbursed drawings under Letters of Credit, ratably among the Lenders and the ~~L/C Issuer~~Issuing Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and unreimbursed drawings under Letters of Credit, (b) payment of Obligations then owing under any Specified Swap Agreement, (c) payment of Obligations then owing under any Specified Cash Management Agreements, (d) payment of that portion of the Obligations constituting unreimbursed drawings under Specified Bilateral Letters of Credit, (~~d~~e) cash collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit and (~~e~~f) cash collateralize that portion of Obligations comprised of the aggregate undrawn amount of Specified Bilateral Letters of Credit (not to exceed $~~20,000,000~~30,000,000 in the aggregate), ratably among the Lenders, the ~~L/C Issuer~~Issuing Lenders, the Lenders (or Affiliates) party to Specified Swap Agreements, the Lenders (or Affiliates) party to Specified Cash Management Agreements and the Lenders (or Affiliates) issuing such Specified Bilateral Letters of Credit in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to payment of all remaining Obligations, ratably to the holders thereof; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or such Loan Party’s assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

Notwithstanding the foregoing, Obligations arising under Specified Cash Management Agreements, Specified Swap Agreements, and Specified Bilateral Letters of Credit shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender (or Affiliate), as the case may be (unless such Lender (or Affiliate) is the Administrative Agent or an Affiliate thereof). Each such Affiliate of a Lender that is not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Section 9 for itself and its Affiliates as if a “Lender” party hereto.

SECTION 9

THE AGENTS

9.1    Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents (including the execution of any intercreditor agreements contemplated hereunder) and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.2 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Section 9 and Section 10, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents~~)~~ as if set forth in full herein with respect thereto.

The Lenders and the other Secured Parties hereby irrevocably authorize and instruct the Administrative Agent to, without any further consent of any Lender or any other Secured Party, enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify the Intercreditor Agreement or any other intercreditor agreement with the collateral agent or other representatives of the holders of Indebtedness that is to be secured by a Lien on the Collateral that is not prohibited (including with respect to priority) under this Agreement and to subject the Obligations and the Liens on the Collateral securing the Obligations to the provisions thereof (any of the foregoing, an “Applicable Intercreditor Agreement”). The Lenders and the other Secured Parties irrevocably agree that (x) the Administrative Agent may rely exclusively on a certificate of a Responsible Officer of the Parent as to whether any such other Liens are not prohibited and (y) any Applicable Intercreditor Agreement entered into by the Administrative Agent shall be binding on the Secured Parties, and each Lender and the other Secured Parties hereby agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, any Applicable Intercreditor Agreement. The foregoing provisions are intended as an inducement to any provider of any Indebtedness not prohibited by Section 7.2 hereof to extend credit to the Loan Parties.

9.2    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3    Exculpatory Provisions. Neither any Agent nor any of their respective Related Parties shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder, for the creation, perfection or priority of any Lien purported to be created by the Security Documents or for the value or the sufficiency of any Collateral. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

9.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Parent), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, the Majority Facility Lenders or all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, the Majority Facility Lenders or all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.

9.5    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Parent referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, the Majority Facility Lenders or all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6    Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, partners, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender acknowledges to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

9.7    Indemnification. The Lenders agree to indemnify each Agent and its Related Parties (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing and the reasonable fees and expenses of legal counsel in connection with the claims, actions or proceedings by any Agent Indemnitee against any Loan Party under any Loan Document; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence, willful misconduct or breach in bad faith of such Agent Indemnitee, and provided, further, that the above provisions of this Section 9.7 shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. The agreements in this Section 9.7 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8    Agent in Its Individual Capacity. Each Agent and its affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9    Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Parent. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8.1(a) or Section 8.1(f) with respect to any Borrower shall have occurred and be continuing) be subject to approval by the Parent (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed). In no event shall any successor Administrative Agent be a Defaulting Lender or Disqualified Institution. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Notwithstanding anything to the contrary contained herein, after any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and Section 10.5 shall continue to inure to its (and its Related Parties’) benefit in respect of any actions taken or omitted to be taken (i) while the retiring Administrative Agent was acting as Administrative Agent and (ii) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (A) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (B) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

9.10    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

9.11    Administrative Agent May File Proofs of Claim; Credit Bidding.

In case of the pendency of any proceeding under any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights or remedies generally or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 2.8, 3.3, and 10.5) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.8 and 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Lender in any such proceeding.

The holders of the Obligations hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the holders thereof shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Capital Stock or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles; provided, that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Capital Stock thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (i) through (v) of the first proviso of Section 10.1, and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Capital Stock and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Lender or any acquisition vehicle to take any further action.

9.12    ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that none of the Administrative Agent or any Joint Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

9.13    Specified Swap Agreements, Specified Cash Management Agreements and Specified Bilateral Letters of Credit.

Except as otherwise expressly set forth herein, no Affiliate of any Lender that obtains the benefit of Section 8.3, the Guarantee and Collateral Agreement or any Collateral by virtue of the provisions hereof or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guarantee and Collateral Agreement or any Security Document) other than in its capacity (if any) as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 9.13 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Specified Cash Management Agreements, Specified Swap Agreements and Specified Bilateral Letters of Credit except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender (or Affiliate), as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Specified Cash Management Agreements, Specified Swap Agreements or Specified Bilateral Letters of Credit in the case of the repayment in full of all Obligations arising under the Loan Documents and the termination of all Commitments.

9.14     Recovery of Erroneous Payments.

Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Credit Party, whether or not in respect of an Obligation due and owing by the Borrowers at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.

SECTION 10

MISCELLANEOUS

10.1    Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (A) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (B) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required

Lenders, consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of subsection (a), (b) or (c) of Section 2.17 without the written consent of each Lender directly and adversely affected thereby; (v) reduce the amount of Net Cash Proceeds required to be applied to prepay Loans under this Agreement without the written consent of the Majority Facility Lenders with respect to each Facility adversely affected thereby; (vi) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vii) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (viii) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; (ix) amend, modify or waive any provision of Section 3 or the rights or duties hereunder or under any other Loan Document of the Issuing Lenders without the written consent of the Issuing Lenders; ~~or~~ (x) amend, modify or waive any provision of Section 8.3 without the written consent of each Lender adversely affected thereby or (xi) prior to the termination of the Revolving Commitments, unless also signed by Revolving Lenders (other than Defaulting Lenders) holding at least a majority of the Revolving Facility, amend, change, waive, discharge or terminate Section 5.2 in a manner adverse to the Revolving Lenders. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing:

(i)    this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders;

(ii)     this Agreement may be amended with the written consent of the Administrative Agent, the Borrowers and the Lenders providing the relevant Replacement Term Loans (as defined below) and/or Replacement Revolving Loans and Replacement Revolving Commitments (as defined below) (and without the necessity of obtaining the consent of any other Lender) to permit the refinancing, replacement or modification of (a) all or any portion of the outstanding Term Loans (“Replaced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”) and/or (b) all outstanding Revolving Loans (“Replaced Revolving Loans”) and Revolving Commitments (“Replaced Revolving Commitments”) with replacement revolving loans hereunder (“Replacement Revolving Loans”) and replacement revolving commitments hereunder (“Replacement Revolving Commitments”), provided that (x)(1) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, (2) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Replaced Term Loans and (3) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Replaced Term Loans and (y)(1) the aggregate principal amount of such

Replacement Revolving Loans and Replacement Revolving Commitments shall not exceed the aggregate principal amount of such Replaced Revolving Loans and Replaced Revolving Commitments, (2) the Applicable Margin for such Replacement Revolving Loans shall not be higher than the Applicable Margin for such Replaced Revolving Loans, (3) the Commitment Fee Rate applicable to such Replacement Revolving Commitments shall not be higher than the Commitment Fee Rate for such Replaced Revolving Commitments, (4) the Weighted Average Life to Maturity of such Replacement Revolving Loans shall not be shorter than the Weighted Average Life to Maturity of such Replaced Revolving Loans at the time of such refinancing, (5) the Administrative Agent shall have received all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to real property Collateral as required by applicable law and as reasonably required by the Administrative Agent to comply with applicable law or the requirements of its regulators and (6) the Net Cash Proceeds of such Replacement Term Loans and/or Replacement Revolving Loans shall be applied, substantially concurrently with the incurrence thereof, to prepay the Term Loan and/or Revolving Loans being so refinanced (or such Term Loan and/or Revolving Loans shall be converted or continued on terms satisfactory to the Lenders under such Facility);

(iii)    without the consent of any Agent or Lender or the Issuing Lender, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law;

(iv)    technical and conforming modifications to the Loan Documents may be made with the consent of the Parent and the Administrative Agent to the extent necessary to integrate any Incremental Term Facility or Revolving Commitments obtained or increased pursuant to Section 2.24;

(v)    this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrowers and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement; and

(vi)    the Administrative Agent and the Parent may amend, modify or supplement this Agreement or any other Loan Document to cure or correct administrative errors or omissions, any ambiguity, omission, defect or inconsistency or to effect administrative changes, and such amendment shall become effective without any further consent of any other party to such Loan Document so long as (a) such amendment, modification or supplement does not adversely affect the rights of any Lender or other holder of Obligations in any material respect and (b) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

In addition, notwithstanding the foregoing, the Parent may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of a particular Facility to make one or more amendments or modifications to (A) allow the maturity of the Commitments or Loans of the accepting Lenders in respect of such Facility to be extended, (B) modify the Applicable Margin and/or fees payable with respect to the relevant Loans and Commitments of the accepting Lenders, and (C) make any other amendment to a Loan Document required to give effect to the Permitted Amendments described in clauses (A) and (B) of this paragraph (“Permitted Amendments”, and any amendment to this Agreement to implement Permitted Amendments, a “Loan Modification Agreement”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Parent. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendments and (ii) the date on which such Permitted Amendments are requested to become effective. Permitted Amendments shall become effective only with respect to the Commitments and/or Loans of the Lenders that accept the applicable Loan Modification Offer (and without the necessity of obtaining the consent of any other Lender) (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Commitments and/or Loans as to which such Lender’s acceptance has been made. The Parent, each other Loan Party and each Accepting Lender shall execute and deliver to the Administrative Agent a Loan Modification Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof, and the Loan Parties shall also deliver such resolutions, opinions and other documents as reasonably requested by the Administrative Agent. The Administrative Agent shall promptly notify each affected Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that (1) upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendments evidenced thereby and only with respect to the Commitments and Loans of the Accepting Lenders as to which such Lenders’ acceptance has been made, (2) any applicable Lender who is not an Accepting Lender may be (but shall not required to be) replaced by the Parent in accordance with Section 2.22, and (3) the Administrative Agent and the Parent shall be permitted to make any amendments or modifications to any Loan Documents necessary to allow any borrowings, prepayments, participations in Letters of Credit and Swingline Loans and commitment reductions to be ratable across each class of Commitments the mechanics for which may be implemented through the applicable Loan Modification Agreement and may include technical changes related to the borrowing and repayment procedures of the Lenders; provided that with the consent of the Accepting Lenders such prepayments and commitment reductions and reductions in participations in Letters of Credit and Swingline Loans may be applied on a non-ratable basis to the class of non-Accepting Lenders. The effectiveness of any Loan Modification Agreement shall be subject to the Administrative Agent’s receipt (for delivery to each Accepting Lender) of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to real property Collateral as required by applicable law and as reasonably required by the Administrative Agent to comply with applicable law or the requirements of its regulators in connection with the Permitted Amendments.

No Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects such Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

10.2    Notices.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to any Loan Party, the Administrative Agent, an Issuing Lender or the Swingline Lender to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.2; and

(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)    Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to Section 2 or Section 3 if such Lender or Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent, the Swingline Lender, any Issuing Lender or the Parent may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT INDEMNITEES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE

PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT INDEMNITEE IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall Agent Indemnitee have any liability to the Borrowers, any Lender, any Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d)    Change of Address, Etc. Each of the Borrowers, the Administrative Agent, any Issuing Lender and the Swingline Lender, may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Parent, the Administrative Agent, the Issuing Lenders and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Borrower or its securities for purposes of United States Federal or state securities laws.

(e)    Reliance by Administrative Agent, Issuing Lenders and Lenders. The Administrative Agent, the Issuing Lenders and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices, Applications and Swingline Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, each Issuing Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9 for the benefit of all the Lenders and the Issuing Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Lender or the Swingline Lender from exercising the rights and remedies that insure to its benefit (solely in its capacity as Issuing Lender or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.7, or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any applicable bankruptcy laws or other debtor relief laws; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 10.7, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5    Payment of Expenses and Taxes. The Borrowers agree (a) to pay or reimburse the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented out-of-pocket fees and disbursements of a single counsel to the Administrative Agent and one local counsel to the Administrative Agent in each relevant jurisdiction and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Parent prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall reasonably deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable and documented fees and out-of-pocket disbursements of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities for Other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, each Joint Lead Arranger and each Agent and their respective Related Parties (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the proposed use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of such Indemnitee and regardless of whether such Indemnitee is a party thereto, and whether or not any such claim, litigation, investigation or proceeding is brought by a Borrower, its equity holders, its affiliates, its creditors or any other Person, provided, that no Borrower shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (1) are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (or any of its Related Indemnitees) or a material breach by such Indemnitee of its obligations hereunder or under the other Loan Documents or (2) arise solely from a dispute among the Indemnitees (except when and to the extent that one of the Indemnitees party to such dispute was acting in its capacity or in fulfilling its role as an Agent, Joint Lead Arranger, Issuing Lender, Swingline Lender or any similar role under this Agreement or any other Loan Document, excepting solely such party in such capacity) that does not involve any act or omission of the Borrowers or any of their Affiliates, provided, further, that the above provisions of this clause (d) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim, and provided, further, that pursuant to this clause (d), the Borrowers shall not be required to reimburse such fees, charges and disbursements of more than one counsel to the Administrative Agent, the Issuing Lender and all the Lenders, taken as a whole, and if necessary, one local counsel in any relevant jurisdiction, to the Administrative Agent, the Issuing Lender and the Lenders, taken as a whole, unless the representation of one or more Lenders by such counsel would be inappropriate due to the existence of an actual conflict of interest, in which case, upon prior written notice to the Parent, the Borrowers shall also be required to reimburse the reasonable out of pocket fees, charges and disbursements of one additional counsel to such affected Lenders in each relevant jurisdiction. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrowers agree not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrowers pursuant to this Section 10.5 shall be submitted to Fay West (Telephone No. (630) 824-1954) (Telecopy No. (630) 824-1934), at the address of the Parent set forth in Schedule 10.2, or to such other Person or address as may be hereafter designated by the Parent in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

10.6    Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.

(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”), other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) or, except as provided in paragraph (f) below, to the Parent or any of its Subsidiaries or Affiliates, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)    the Parent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Parent shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and provided, further, that the Parent shall be deemed to have consented to any such assignment unless the Parent shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B)    in the case of any assignment of Revolving Loans and Revolving Commitments, each Issuing Lender and the Swingline Lender (such consents not to be unreasonably withheld or delayed); and

(C)    the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an affiliate of a Lender or an Approved Fund.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of any Incremental Term Facility, $1,000,000) unless each of the Parent and the Administrative Agent otherwise consents, provided that (1) no such consent of the Parent shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)    (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Parent and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (1) a Lender, (2) an affiliate of a Lender or (3) an entity or an affiliate of an entity that administers or manages a Lender.

(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.6.

(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it (or the electronic equivalent thereof) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Parent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.6 and any written consent to such assignment required by paragraph (b) of this Section 10.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    Any Lender may, without the consent of the Parent or the Administrative Agent, sell participations to one or more banks or other entities (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) or the Parent or any of its Subsidiaries or Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (A) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (B) directly affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.19(f) (it being understood that the documentation required under Section 2.19(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6; provided that such Participant (1) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section 10.6 and (2) shall not be entitled to receive any greater payment under Sections 2.18 or 2.19, with respect to any participation, than its participating Lender would have been entitled to receive. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Parent, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)    Notwithstanding the foregoing, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)    The Borrowers, upon receipt of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f)    Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign (or sell a participation in) all or a portion of its Term Loans to any Purchasing Borrower Party in accordance with this Section 10.6; provided that:

(A)    no Default or Event of Default has occurred or is continuing or would result therefrom;

(B)    the assigning Lender and Purchasing Borrower Party purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit K hereto (a “Purchasing Borrower Party Assignment and Assumption”) in lieu of an Assignment and Assumption;

(C)    for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Commitments or Revolving Loans to any Purchasing Borrower Party;

(D)    any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose under any Loan Document;

(E)    (i) no Purchasing Borrower Party may use the proceeds from Revolving Loans or Swingline Loans to purchase any Term Loans and (ii) Term Loans may only be purchased by a Purchasing Borrower Party if, both before and after giving effect to any such purchase, no Revolving Loans or Swingline Loans shall be outstanding;

(F)    any offer by a Purchasing Borrower Party to purchase or take by assignment any Term Loans shall be made to all Lenders pro rata (with buyback mechanics to be agreed between such Purchasing Borrower Party and the Administrative Agent); and

(G)    the Purchasing Borrower Party shall represent at the time of the purchase or assignment that it has no material non-public information that has not been disclosed to the other Lenders generally (other than those that elect not to receive non-public information).

(g)    Disqualified Institutions. (i) No assignment or, to the extent the DQ List has been posted on the Platform for all Lenders, participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Parent has consented to such assignment as otherwise contemplated by this Section 10.6, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender or participant and (y) the execution by the Parent of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.

(ii)    If any assignment is made to any Disqualified Institution without the Parent’s prior consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Parent may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Institution and repay all obligations of the Borrowers owing to such Disqualified Institution in connection with such Revolving Commitment, (B) in the case of outstanding Term Loans held by Disqualified Institutions, prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (C) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 10.6), all of its interest, rights and obligations under this Agreement and related Loan Documents to an eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided that (i) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.6(b), (ii) such assignment does not conflict with applicable laws and (iii) in the case of clause (B), the Borrowers shall not use the proceeds from any Loans to prepay Term Loans held by Disqualified Institutions.

(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any debtor relief laws (“Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other debtor relief laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other debtor relief laws) and (3) not to contest any request by any party for a determination by the United States Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)    The Administrative Agent shall have the right, and the Borrowers hereby expressly authorize the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Parent and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and (B) provide the DQ List to each Lender requesting the same.

10.7    Adjustments; Set-off. (a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, or make such other adjustments as shall be equitable, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)    In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to any Borrower, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any Obligations becoming due and payable by any Borrower (whether at the Stated Maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Parent. Each Lender agrees promptly to notify the Parent and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

10.8    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by fax transmission or e-mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

10.9    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10    Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.12    Submission To Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction (or, in the case of matters relating to the Security Documents, non-exclusive jurisdiction) of the courts of the State of New York sitting in New York County, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Parent, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)    agrees that nothing herein shall affect the right of the Administrative Agent or the Lenders to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages.

10.13    Acknowledgements. Each Borrower hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)    neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

10.14    Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Parent having the effect of releasing any Collateral or Guarantee Obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1, (ii) under the circumstances described in paragraph (b) below or (iii) as contemplated by Section 7.15 of the Guarantee and Collateral Agreement.

(b)    At such time as the Loans, the Reimbursement Obligations and the other Obligations under the Loan Documents (other than Obligations under or in respect of Specified Swap Agreements, Specified Cash Management Agreements or unasserted indemnification, tax gross-up, expense reimbursements or yield protection obligations, in each case for which no claim has been made) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding (other than any outstanding Letters of Credit that have been cash collateralized or back-stopped by a letter of credit or otherwise in a manner reasonably satisfactory to the applicable Issuing Lender), the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those contingent obligations expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(c)    Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee and Collateral Agreement, pursuant to this Section 10.14.

10.15    Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with provisions at least as restrictive as those of this Section 10.15, to any actual or prospective Transferee (it being understood that the DQ List may be disclosed to any Transferee, or prospective Transferee) or any direct or indirect counterparty to any Swap Agreement or other transaction under which payments are to be made by reference to the Borrowers, the Borrowers’ Obligations under this Agreement or payments made or required to be made under this Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, officers, agents, attorneys, accountants, representatives and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, (j) on a confidential basis to (i) any rating agency in connection with rating any Loan Party or its Subsidiaries or the credit facilities provided hereunder, (ii) the provider of any platform or other electronic delivery service used by the Administrative Agent, any Issuing Lender and/or the Swingline Lender to deliver Borrower Materials or notices to the Lenders or (iii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (k) if agreed by the Parent in its sole discretion, to any other Person and (l) to the extent that such information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective affiliates on a nonconfidential basis from a source other than the Parent or any of its Affiliates. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Parent and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Parent or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan

Documents will be syndicate-level information, which may contain material non-public information about the Parent and its Affiliates and their related parties or their respective securities. Accordingly, each Lender acknowledges to the Parent and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.16    WAIVERS OF JURY TRIAL. THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17    USA Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Patriot Act. The Loan Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

10.18    Joint and Several Liability of the Borrowers.

(a)    Each of the Borrowers is accepting joint and several liability hereunder in consideration of the Loans and Letters of Credit to be provided by the Lenders and the Administrative Agent under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them with respect to the Obligations.

(b)    Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment of all of the Obligations arising under this Agreement, it being the intention of the parties hereto that all the Obligations shall be the joint and several payment obligations of all the Borrowers without preferences or distinction among them.

(c)    If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations hereunder as and when due, then in each such event the other Borrowers will make such payment with respect to such Obligation.

(d)    The obligations of each Borrower under the provisions of this Section 10.18 constitute full recourse obligations of such Borrower enforceable against it to the full extent of its properties and assets, and, to the extent permitted by applicable Requirements of Law, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstance whatsoever.

(e)    The provisions of this Section 10.18 are made for the benefit of the Lenders and the Administrative Agent and their successors and permitted assigns, and may be enforced by them in accordance with the terms of this Agreement from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Lenders or the Administrative Agent first to marshall any of their claims or to exercise any of their rights against any other Borrower or to exhaust any remedies available to them against any other Borrower or to resort to any other source or means of obtaining payment of any of the obligations hereunder or to elect any other remedy. The provisions of this Section 10.18 shall remain in effect until all the obligations hereunder shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the obligations, is rescinded or must otherwise be restored or returned by the Lenders or the Administrative Agent upon the insolvency, bankruptcy or reorganization of the Borrowers, or otherwise, the provisions of this Section 10.18 will forthwith be reinstated in effect, as though such payment had not been made.

10.19    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Parent and its Subsidiaries and any Joint Lead Arranger, any Agent, any Issuing Lender, the Swingline Lender or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Joint Lead Arranger, any Agent, any Issuing Lender, the Swingline Lender or any Lender has advised or is advising the Parent or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Joint Lead Arrangers, the Agents, the Issuing Lenders, the Swingline Lender and the Lenders are arm’s-length commercial transactions between the Parent and its Affiliates, on the one hand, and the Joint Lead Arrangers, the Agents, the Issuing Lenders, the Swingline Lender and the Lenders, on the other hand, (iii) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent that they have deemed appropriate and (iv) the Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Joint Lead Arrangers, the Agents, the Issuing Lenders, the Swingline Lender and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Parent or any of its Affiliates, or any other Person; (ii) none of the Joint Lead Arrangers, the Agents, the Issuing Lenders, the Swingline Lender and the Lenders has any obligation to the Parent or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Joint Lead Arrangers, the Agents, the Issuing Lenders, the Swingline Lender and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Parent and its Affiliates, and none of the Joint Lead Arrangers, the Agents, the Issuing Lenders, the Swingline Lender and the Lenders has any obligation to disclose any of such interests to the Parent or its Affiliates. To the fullest extent permitted by law, each of the Borrowers hereby waives and releases any claims that it may have against the Joint Lead Arrangers, the Agents, the Issuing Lenders, the Swingline Lender and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.20    Electronic Execution ~~of Assignments and Certain Other Documents~~; Electronic Records.

(a)     The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in ~~or related to any document to be signed in connection with this Agreement,~~any Loan Document or any other document executed in connection herewith ~~and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, Swingline Loan Notices, waivers and consents)~~ shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, upon the request of the Administrative Agent or any ~~party~~Lender, any electronic signature shall be promptly followed by such manually executed counterpart. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and each of the Lenders of a manually signed paper document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”) which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention.

(b)     Each Borrower hereby acknowledges the receipt of a copy of this Agreement and all other Loan Documents. The Administrative Agent and each Lender may, on behalf of the Borrowers, create a microfilm or optical disk or other electronic image of this Agreement and any or all of the other Loan Documents. The Administrative Agent and each Lender may store the electronic image of this Agreement and the other Loan Documents in its electronic form and then destroy the paper original as part of the Administrative Agent’s and each Lender’s normal business practices, with the electronic image deemed to be an original and of the same legal effect, validity and enforceability as the paper originals.

10.21    Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions.

~~Notwithstanding~~Solely to the extent any Lender or Issuing Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any ~~EEA~~Lender or Issuing Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the ~~write-down and conversion powers of an EEA~~Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any ~~party hereto~~Lender or Issuing Lender that is an ~~EEA~~Affected Financial Institution; and

(b)    the effects of any ~~Bail-in~~Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent ~~entity~~undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the ~~write-down and conversion powers of any EEA~~Write-Down and Conversion Powers of the applicable Resolution Authority.

10.22    Acknowledgement Regarding any Supported QFCs

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedging Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States) that in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

10.23    Amendment and Restatement

The parties hereto agree that, on the Closing Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto: (a) the Existing Credit Agreement shall be deemed to be amended and restated in its entirety pursuant to this Agreement; (b) all obligations under the Existing Credit Agreement outstanding on the Closing Date shall in all respects be continuing and shall be deemed to Obligations outstanding hereunder; (c) the guarantees made to the Lenders, each Affiliate of a Lender that entered into a Specified Swap Agreement or a Specified Cash Management Agreement and the Administrative Agent pursuant to the Existing Credit Agreement, shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed; (d) the Security Documents and the Liens created thereunder shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed; and (e) all references in the other Loan Documents to the Existing Credit Agreement shall be deemed to refer, without further amendment, to this Agreement. On the Closing Date, the revolving credit extensions and Revolving Commitments made by the Lenders under the Existing Credit Agreement shall be re-allocated and restated among the Lenders so that, and revolving credit extensions and Revolving Commitments shall be made by the Lenders so that, as of the Closing Date, the respective Revolving Commitments of the Lenders shall be as set forth on Schedule 1.1A as in effect on the Closing Date. The parties hereto further acknowledge and agree that this Agreement constitutes an amendment to the Existing Credit Agreement made under and in accordance with the terms of Section 10.1 of the Existing Credit Agreement.

10.24    Exiting Lenders

Each entity executing this Agreement under the heading “Exiting Lender” on the signature pages hereto, in its capacity as a lender under the Existing Credit Agreement (each an “Exiting Lender”), is signing this Agreement for the sole purposes of amending and restating the Existing Credit Agreement and assigning its Revolving Commitments and outstanding Revolving Loans (each as defined under the Existing Credit Agreement) to the Lenders under this Agreement as described in the following sentence. Upon giving effect to this Agreement, (A) the outstanding Revolving Loans of each Exiting Lender under the Existing Credit Agreement shall be fully assigned at par to Lenders under this Agreement and the outstanding Revolving Commitments of each Exiting Lender under the Existing Credit Agreement shall be fully-assigned to Lenders under this Agreement so that, after giving effect to such assignments, the Lenders shall hold each class of the Revolving Loans and Revolving Commitments, in each case as set forth on Schedule 1.1A ~~hereto~~as in effect on the Closing Date, and (B) such Exiting Lender shall no longer be a party this Agreement. For the avoidance of doubt, after giving effect to this Agreement and all transactions contemplated hereunder, no Exiting Lender shall be a Lender under this Agreement or have any Commitment hereunder.

10.25    New Lenders

Each entity executing this Agreement under the heading “New Lender” on the signature pages hereto (each a “New Lender”) hereby agrees to provide a Revolving Commitment in the amount set forth beside its name on Schedule 1.1A ~~hereto~~as in effect on the Closing Date. Each New Lender (i) represents and warrants that (A) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Lender hereunder, (B) it has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 of the Existing Credit Agreement and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Agreement and to become a party hereto, and (C) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to become a party hereto; and (ii) agrees that (A) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (B) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender. The Borrowers agree that, as of the Closing Date, each New Lender shall (i) be a party to this Agreement, (ii) be a “Lender” with respect to its Loans and Commitments for all purposes of this Agreement and the other Loan Documents, and (iii) have the rights and obligations of such a Lender hereunder and the other Loan Documents.

10.26    Assignments; Prepayments; Reallocations; Reconciliation

The parties hereto agree that the Borrowers, the Lenders and the Administrative Agent shall effect such assignments, prepayments, borrowings and reallocations as are necessary to effectuate the modifications to the Revolving Commitments and Revolving Loans on the Closing Date such that, after giving effect thereto, the Lenders shall hold each class of the Revolving Commitments and Revolving Loans as set forth on Schedule 1.1A. Each party hereto waives any “breakage” costs that it would otherwise be entitled to pursuant to Section 2.20 solely as a result of the foregoing.

Concurrently with the closing and effectiveness of this Agreement: (a) the Borrowers shall pay to the Administrative Agent, for the account of the Lenders (other than the New Lenders) and the Exiting Lenders (in each case, including in the capacity of Issuing Lender, if applicable), (i) all interest that has accrued on the outstanding Revolving Loans to but excluding the Closing Date and (ii) all commitment fees under Section 2.5 of the Existing Credit Agreement and all Letter of Credit fees under Section 3.3 of the Existing Credit Agreement that have accrued to but excluding the Closing Date with respect to the Revolving Commitments of the Lenders (other than the New Lenders) and Exiting Lenders as in effect immediately prior to giving effect to this Agreement, and (b) the Administrative Agent shall distribute such interest and fees to the Lenders (other than the New Lenders) and Exiting Lenders in accordance with their applicable pro rata shares as in effect immediately prior to giving effect to this Agreement.

10.27    No Novation

The execution, delivery and effectiveness of this Agreement shall not extinguish the obligations outstanding under the Existing Credit Agreement, the Security Documents or the other Loan Documents or discharge or release the lien or priority of the Security Documents. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Existing Credit Agreement, the Security Documents or the other Loan Documents, which shall remain in full force and effect, except to any extent modified hereby or by instruments executed concurrently herewith.

[signature page follows]

Schedule 1.1A

Commitments

Lender	Revolving Commitment	Revolving Percentage
Bank of America, N.A.	$145,000,000.00	41.428571429%
BMO Harris Bank N.A.	$60,000,000.00	17.142857143%
Goldman Sachs Bank USA	$45,000,000.00	12.857142857%
Citibank, N.A.	$40,000,000.00	11.428571429%
Credit Suisse AG, Cayman Islands Branch	$30,000,000.00	8.571428571%
Morgan Stanley Bank, N.A.	$30,000,000.00	8.571428571%

Total	$350,000,000.00	100.000000000%

Schedule 7.2(d)

Existing Indebtedness

1.    $26,123,857 lease obligations pursuant to the Master Lease Agreement, dated as of July 22, 2016, and extended as of December 1, 2020, between Pacific Western Bank, its successors and assigns, as lessor, and Haverhill Coke Company LLC, Middletown Coke Company, LLC, SunCoke Lake Terminal LLC, Kanawha River Terminals LLC, Jewell Coke Company, L.P. and Gateway Energy and Coke Company, LLC, their successors and permitted assigns, jointly and severally as the lessee, together with all riders, schedules, guarantees and other documents related thereto (collectively, the “Pacific Western Lease Documents”).

2.    Loans made pursuant to a Revolving Credit Agreement effective as of January 1, 2019 between Indiana Harbor Coke Company, L.P., as borrower and Indiana Harbor Coke Company, as lender, up to a maximum principal amount of $150,000,000.

3.    Equipment rentals totaling $602,235 pursuant to the Master Lease Agreement, dated as of January 28, 2019, between Wintrust Capital, a division of Schaumburg Bank & Trust Company, N.A. and SunCoke Energy, Inc. and other documents related thereto (collectively, the “Wintrust Lease Documents”).

Schedule 7.3

Existing Liens

(See attached.)

Schedule 7.3

Existing Liens

Debtor	Secured Party	Collateral		Jurisdiction	Original File Date and Number	Related Filings
GATEWAY ENERGY & COKE COMPANY, LLC	Wells Fargo Bank, N.A.	Equipment	DE	Department of State: Division Of Corporations	1/20/2012 #20120248148	Continuation; 12/6/2016

GATEWAY ENERGY & COKE COMPANY LLC; AND SUNCOKE ENERGY PARTNERS LP	Applied Industrial Technologies Inc	Tools and equipment relating to Consignment Agreement	DE	Department of State: Division Of Corporations	8/8/2017 #20175241655

HAVERHILL COKE COMPANY LLC; MIDDLETOW N COKE COMPANY LLC; SUNCOKE LAKE TERMINAL LLC; KANAWHA RIVER TERMINALS, LLC, JEWELL COKE COMPANY, L.P. AND GATEWAY ENERGY AND COKE COMPANY, LLC	Pacific Western Bank	Equipment Lease	DE	Department of State: Division Of Corporations	7/22/2016 #20164443188	Collateral Delete; 3/11/2019 Collateral Add; 3/11/2019 Collateral Deleted; 1/3/2020 Debtor Change; 12/18/2020 Continuation; 4/24/2021

HAVERHILL COKE COMPANY LLC	Caterpillar Financial Services Corporation	Equipment Lien	DE	Department of State: Division Of Corporations	2/12/2016 #20160872422

HAVERHILL COKE COMPANY LLC	Caterpillar Financial Services Corporation	Equipment Lien	DE	Department of State: Division Of Corporations	2/12/2016 #20160872471
HAVERHILL COKE COMPANY LLC	Caterpillar Financial Services Corporation	Equipment Lien	DE	Department of State: Division Of Corporations	2/12/2016 #20160872521
HAVERHILL COKE COMPANY LLC	Caterpillar Financial Services Corporation	Equipment Lien	DE	Department of State: Division Of Corporations	2/12/2016 #20160872539
HAVERHILL COKE COMPANY LLC	Caterpillar Financial Services Corporation	Equipment Lien	DE	Department of State: Division Of Corporations	2/12/2016 #20160872661

HAVERHILL COKE COMPANY LLC; MIDDLETOWN COKE CO LLC	Applied Industrial Technologies Inc	Equipment relating to Consignment Agreement	DE	Department of State: Division Of Corporations	12/16/2016 #20167814021

HAVERHILL COKE COMPANY LLC, MIDDLETOWN COKE COMPANY, LLC, SUNCOKE LAKE TERMINAL LLC, KANAWHA RIVER TERMINALS, LLC, JEWELL COKE COMPANY, L.P. AND GATEWAY ENERGY & COKE COMPANY, LLC, HAVERHILL	Pacific Western Bank	Equipment Lease	DE	Department of State: Division Of Corporations	12/18/2020 #20208960595

SUNCOKE ENERGY, INC.	Schaumburg Bank & Trust Company, N.A.	Equipment Lease	DE	Department of State: Division Of Corporations	12/30/2013 #20135160768	Continuation; 7/11/2018

SUNCOKE ENERGY, INC.; JEWELL COAL AND COKE COMPANY	Applied Industrial Technologies Inc	Equipment relating to Consignment Agreement	DE	Department of State: Division Of Corporations	4/28/2016 #20162527628

SUNCOKE ENERGY, INC.	Applied Industrial Technologies Inc	Equipment relating to Consignment Agreement	DE	Department of State: Division Of Corporations	8/11/2017 #20175331282

Schedule 7.8

Existing Investments

Entity Owner	Record Owner	Percentage Owned
DISMAL RIVER TERMINAL, LLC	Jewell Resources Corporation	100%
ELK RIVER MINERALS CORPORATION	Sun Coal & Coke LLC	100%
INDIANA HARBOR COKE COMPANY	Sun Coal & Coke LLC	100%
Indiana Harbor Coke Company L.P.	INDIANA HARBOR COKE COMPANY	1% Common (General Partner Units)
	Indiana Harbor Coke Corporation	84.2% Common (Class A & Class C Units)
	Outside Investor (DTE)	14.8% Common (Class B Units)
Indiana Harbor Coke Corporation	Sun Coal & Coke LLC	100%
Jewell Coal and Coke Company, Inc.	Jewell Resources Corporation	100%
Jewell Coke Acquisition Company	Sun Coal & Coke LLC	100%
Jewell Coke Company, L.P.	Jewell Resources Corporation	98% LP
	Jewell Coke Acquisition Company	2% GP
Jewell Resources Corporation	SunCoke Energy, Inc.	100% Class A (90% Voting Control)
	Sun Coal & Coke LLC	100% Class B (10% Voting Control)

Schedule 7.8

Existing Investments

Jewell Smokeless Coal Corporation	Jewell Resources Corporation	100%
Oakwood Red Ash Coal Corporation	Jewell Resources Corporation	100%
Sun Coal & Coke LLC	SunCoke Energy, Inc.	100%
Sun Coke International, Inc.	SunCoke Energy, Inc.	100%
SunCoke Energy South Shore LLC	Sun Coal & Coke LLC	100%
SunCoke Technology and Development LLC	SunCoke Energy, Inc.	100%
The Claymont Investment Company LLC	SunCoke Energy, Inc.	100%
Sun Coke East Servicos de Coqueificacão Ltda.	SunCoke Technology and Development LLC	1%
	Sun Coke International, Inc.	99%
SXC Holding B.V.	Sun Coke International, Inc.	100%
India Sub Holding B.V.	Sun Coke International, Inc.	100%
SunCoke India Private Limited	India Sub Holding B.V.	1%
	SXC Holding B.V.	99%

Schedule 7.8

Existing Investments

Entity Owned	Record Owner	Percentage Owned
Ceredo Liquid Terminal, LLC	Kanawha River Terminals, LLC	100%
FF Farm Holdings LLC	Haverhill Coke Company LLC	100%
Gateway Energy & Coke Company, LLC	SunCoke Energy Partners Finance Corp.	100%
Haverhill Coke Company LLC	SunCoke Energy Partners Finance Corp.	100%
CMT LIQUIDS TERMINAL, LLC	Raven Energy LLC	100%
Kanawha River Terminals, LLC	SunCoke Logistics LLC	100%
Marigold Dock, Inc.	Kanawha River Terminals, LLC	100%
Middletown Coke Company, LLC	SunCoke Energy Partners Finance Corp.	100%
Raven Energy LLC	SunCoke Logistics LLC	100%
SunCoke Energy Partners Finance Corp.	Sun Coal & Coke LLC	100%
SunCoke Lake Terminal LLC	SunCoke Logistics LLC	100%
SunCoke Logistics LLC	SunCoke Energy Partners Finance Corp.	100%

Schedule 7.8

Existing Investments

LOANS

1.

Up to $150,000,000 loans made to Indiana Harbor Coke Company, L.P. by Indiana Harbor Coke Company pursuant to a revolving credit agreement effective as of January 1, 2019 in replacement of that certain Revolving Credit Agreement effective as of May 1, 2014.

ACCOUNTS RECEIVABLE

1.	An account receivable in the amount of $200,000,000 as of June 15, 2021 payable by Indiana Harbor Coke Company L.P. to SunCoke Technology and Development LLC.

Schedule 7.11

Existing Sale and Leasebacks

Sale-leaseback arrangements related to certain coke and logistics equipment pursuant to the Pacific Western Lease Documents described in Schedule 7.2(d).